Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

CONCORDE CAREER COLLEGES, INC.,

THE SELLERS NAMED HEREIN,

THE SELLERS’ REPRESENTATIVE

AND

UNIVERSAL TECHNICAL INSTITUTE, INC.

May 3, 2022

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EXHIBITS

Exhibit A Disclosure Memorandum

Exhibit B Escrow Agreement

Exhibit C R&W Insurance Policy Binder

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 3rd day of May, 2022 by and among Universal Technical Institute, Inc., a Delaware corporation (the “Purchaser”); Concorde Career Colleges, Inc., a Delaware corporation (the “Company”); Liberty Partners Holdings 28, L.L.C., a Delaware limited liability company, and Liberty Investment IIC, LLC, a Delaware limited liability company (each a “Seller,” and collectively, the “Sellers”); and Liberty Partners L.P., a Delaware limited partnership, in its capacity as a representative of the Sellers (the “Sellers’ Representative”).

BACKGROUND

A. The Sellers collectively own all of the issued and outstanding shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and Class B Common Stock, $0.01 par value per share (the “Class B Common Stock” and collectively with the Class A Common Stock, the “Shares”), of the Company, and the Company owns and operates the School.

B. The Sellers desire to sell all of the Shares to the Purchaser and the Purchaser desires to acquire all of the Shares from the Sellers on the terms and subject to the conditions set forth herein.

TERMS

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements herein contained, and intending to be legally bound hereby, the Sellers, the Company, and the Purchaser agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. As used herein, the capitalized terms set forth below shall have the following respective meanings. Any such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“280G Approval” has the meaning set forth in Section 8.11.

“401(k) Plan” has the meaning set forth in Section 8.12.

“Accounts” has the meaning set forth in Section 6.15(g).

“Accrediting Body” means the Accrediting Commission of Career Schools and Colleges (“ACCSC”), the Council on Occupational Education (“COE”), the Accreditation Commission for Education in Nursing (“ACEN”), the Accreditation Council for Occupational Therapy Education (“ACOTE”), the Accreditation Review Council on Education in Surgical Technology and Surgical Assisting (“ARC-STSA”), the American Society of Health System Pharmacists (“ASHP”), the Commission on Accreditation in Physical Therapy Education (“CAPTE”), the Committee on Accreditation for Education in Neurodiagnostic Technology (“CoA-NDT”), the Committee on Accreditation for Polysomnographic Technologist Education (“CoA-PSG”), the Commission on Accreditation for Respiratory Care (“CoARC”), the Commission on Dental Accreditation (“CODA”), or the Joint Review Committee on Education in Radiologic Technology (“JRCERT”), the Medical Assisting Education Review Board (“MAERB”), or the National Accrediting Agency for Clinical Laboratory Science (“NAACLS”).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the introduction to this document.

“Alternative Transaction” has the meaning set forth in Section 8.8.

“ARPA” means the American Rescue Plan Act of 2021 (Pub. L. 117-2).

“Assets” means all of the Company’s and its Subsidiaries’ rights, assets, and properties of every kind and nature that are used in the operation of the Business by the Company and its Subsidiaries, including all property, tangible and intangible, real, personal or mixed, inventory, Intellectual Property, accounts receivable, prepayments, Contracts, Claims, Curricula, Permits, and Records of the Company.

“Balance Sheet Date” means December 31, 2021.

“Base Purchase Price” means an amount equal to $50,000,000.

“Benefit Plan” has the meaning set forth in Section 6.16(a).

“Business” means owning and operating the School.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by law to be closed in Phoenix, Arizona.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116–136).

“Cash and Cash Equivalents” means those items that are required by GAAP to be included as “cash” or “cash equivalents” on the financial statements of the Company and its Subsidiaries as of the close of business on the date immediately prior to the Closing Date. For avoidance of doubt, Cash and Cash Equivalents shall (a) include restricted cash, (b) be calculated net of issued but uncleared checks, wires and drafts, (c) include checks, wires and drafts deposited for the account of the Company and its Subsidiaries but not yet reflected as available proceeds in the Company’s and its Subsidiaries’ accounts, and (d) exclude the cash securing the Company’s and its Subsidiaries’ cash collateralized letters of credit, except for (i) cash securing those letters of credit set forth on Section 1.1A of the Disclosure Memorandum, and (ii) cash in an amount of up to $2,000,000 securing any letters of credit posted to the DOE, which amount of cash, for the avoidance of doubt, in each case, will be included in the calculation of Cash and Cash Equivalents.

“Claim” means any written demand, claim, or complaint by any Person alleging actual or potential liability, obligation, or responsibility.

“Claim Notice” has the meaning set forth in Section 12.4(a).

“Closing” means the act of consummating the transactions contemplated to occur hereunder on the Closing Date pursuant to Article V.

“Closing Adjustment” has the meaning set forth in Section 4.1(a).

“Closing Adjustment Escrow Account” means the account to hold the Closing Adjustment Escrow Amount established by the Escrow Agent pursuant to the Escrow Agreement.

“Closing Adjustment Escrow Amount” means $1,000,000 to be held by the Escrow Agent in the Closing Adjustment Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

“Closing Date” means, unless the parties hereto otherwise agree, (a) the second Business Day following the date on which all conditions set forth in Article X (other than those conditions that may only be satisfied by the delivery of documents, the payment of money, or the taking of other actions at the Closing itself) have been satisfied or waived by the party or parties hereto entitled to the benefit thereof; provided, that if the Closing would occur after the tenth (10th) day of the month in which the conditions to Closing set forth in Article X are so satisfied or waived, then, upon the written direction of the Purchaser, the Closing shall occur on the first (1st) Business Day of the immediately following month, or (b) on such other date or at such other place or time as may be mutually agreed to by the parties hereto. Notwithstanding the foregoing, the parties hereto agree that the Closing Date shall not be a date prior to October 1, 2022.

“Closing Indebtedness” means the amount of all Indebtedness of the Company and its Subsidiaries as of the Determination Time.

“Closing Purchase Price” has the meaning set forth in Section 3.1.

“Closing Working Capital” means the Working Capital of the Company and its Subsidiaries as of the Determination Time. A sample calculation of the Closing Working Capital of the Company and its Subsidiaries as of the Balance Sheet Date is set forth on Section 3.1 of the Disclosure Memorandum.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the in the introduction to this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 6.15(a).

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change or effect that, when taken individually or together with all other adverse changes or effects (whether or not constituting a breach of a representation, warranty, or covenant set forth in this Agreement), is or would reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), or operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) any event, change, effect, or occurrence generally affecting the economy or generally affecting the industry of the Company and its Subsidiaries, including, without limitation, any change in Educational Laws or other Orders issued by any Governmental Entity or Educational Agency; (b) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment of personnel or the United States; (c) any change, effect, event or occurrence in the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in GAAP or other applicable accounting standards; (e) changes in Legal Requirements; (f) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby; (g) the public announcement or pendency or consummation of the Transaction, including any related losses or threatened losses of employees, contractors, customers, suppliers, distributors, referral sources or other having relationship with the Company and its Subsidiaries; (h) any “act of God” including earthquake, flood, fire, explosion, hurricane, tornado, volcanic eruption, snow storm, ice storm, or other similar act, disaster, event, circumstance or development, whether or not occurring or commenced before or after the date of this Agreement; or (i) any public health crises or pandemics, whether or not occurring or commenced before or after the date of this Agreement, including the COVID-19 pandemic, unless, in the cases of the preceding clauses (a), (b), (c), (d), (e), (h) or (i) such effect, event, change, occurrence or circumstance has or would reasonably be expected to have a disproportionate impact on the operations, assets properties or financial condition of Company and its Subsidiaries, taken as a whole, relative to other affected participants in the industries in which the Company and its Subsidiaries conduct business.

“Company Options” means outstanding options to purchase shares of Class B Common Stock.

“Company Owned Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Company or its Subsidiaries.

“Company Released Claims” has the meaning set forth in Section 9.7(a).

“Company Releasing Parties” has the meaning set forth in Section 9.7(a).

“Company Stock Plan” means the Company’s Amended & Restated 2007 Stock Option Plan, as amended.

“Company’s Knowledge”, “Knowledge of the Company” or “Knowledge”, or words of similar import, means, as to a particular matter, the knowledge of each of Jami Frazier, Juli Fisher, and John Carreon, after due inquiry.

“Compliance Date” means January 1, 2019.

“Confidential Information” means, with respect to a particular Person and its Affiliates, all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, or research and development of such Person or its Affiliates, including the following: (a) internal business and financial information; (b) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, or customers; (c) trade secrets, know-how, analyses, techniques, systems, formulae, research and development information, Records, reports, manuals, drawings, specifications, designs, plans, proposals, technical data, documentation, models, data and databases relating thereto, manufacturing processes and techniques, financial and marketing plans, and customer and supplier lists and information; and (d) inventions, innovations, improvements, developments, and methods (whether or not patentable). Notwithstanding the foregoing, “Confidential Information” shall not include information, data, knowledge, or know-how that (i) enters the public domain through no violation of this Agreement by the party (or its Affiliates), or any of their respective representatives or agents; (ii) is received from a third party not under obligation of confidentiality to the party (or its Affiliates), or any of their respective representatives or agents, which has the obligation of confidentiality; or (iii) is independently developed without reliance on any Confidential Information.

“Confidentiality Agreement” means the confidentiality agreement dated February 12, 2021, by and between the Company and the Purchaser.

“Consents” means all consents, permits, or approvals of, or filings or notices to, Governmental Entities and other third parties necessary to permit the transfer of the Shares to the Purchaser or otherwise to consummate the transactions contemplated by this Agreement and the Transaction Documents, but excluding Educational Consents.

“Continuing Employees” means employees of the Company or its Subsidiaries who continue employment with the Purchaser or an Affiliate of the Purchaser (including the Company or its Subsidiaries) following the Closing Date.

“Contract” means, with respect to a particular Person, any written or oral contract, agreement, note, bond, pledge, lease, mortgage, guaranty, indenture, option, instrument, obligation, or other commitment that is legally binding on such Person or its property.

“Control” means, with respect to a particular Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Controlling Party” has the meaning set forth in Section 12.5(e).

“COVID-19 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127), the CARES Act, the Consolidated Appropriations Act, 2021 (H.R. 133), any U.S. executive order (including the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020), and any applicable U.S. Treasury Regulations or any other applicable Legal Requirement or other official guidance (including IRS Notice 2020-65 and Notice 2021-11) intended to address the consequences of COVID-19.

“CRRSAA” means the Coronavirus Response and Relief Supplemental Appropriations Act, 2021 (Pub. L. 116-260).

“Current Assets” means the current assets of the Company and its Subsidiaries, including Cash and Cash Equivalents, accounts receivable (net of reserves for bad debt), deposits, prepaid expenses, inventory, and other current assets, but excluding all current and deferred Tax assets, all as calculated in accordance with GAAP.

“Current Liabilities” means the current liabilities of the Company and its Subsidiaries as to which the Company and its Subsidiaries will remain obligated after the Closing, including accounts payable, accrued expenses, deferred revenue, accrued but unpaid bonuses or other amounts due or otherwise payable to any employee (including the employer portion of any Taxes thereon) or any Seller, and other current liabilities, but excluding (a) all current and deferred Tax liabilities, (b) Transaction Fees, and (c) any Closing Indebtedness.

“Curricula” shall mean the curricula used in the educational programs of the School in the form of computer programs, applications and files, slide shows, texts, films, videos or any other form or media, including the following items: (a) course objectives; (b) lesson plans; (c) exams and other assessments; (d) class and lab materials (including interactive or computer-aided materials); (e) faculty notes; (f) course handouts; (g) diagrams; (h) syllabi; (i) sample externship and placement materials; (j) course and faculty evaluation materials; (k) policy and procedure manuals; and (l) other related materials and information.

The Curricula shall also include all Intellectual Property relating to the above-listed items and all periodic updates or revisions to the Curricula as developed or used by the Company or any Subsidiary during its period of operation of the School.

“D&O Policy” has the meaning set forth in Section 5.2(a)(xi).

“Debt Payoff Recipient” has the meaning set forth in Section 3.3(a).

“Deductible Amount” has the meaning set forth in Section 12.3(a).

“Determination Date” means the date on which the Closing Working Capital, the Closing Indebtedness, and the Transaction Fees, as applicable, and the resulting revised Purchase Price and Closing Adjustment become final, binding, and conclusive in accordance with Section 4.1(b).

“Determination Time” means as of 11:59 p.m. on the day prior to the Closing; provided, that, notwithstanding the foregoing, all effects arising from the consummation of the transactions contemplated hereby will be disregarded for the purposes of making any determination as of the Determination Time.

“Disclosure Memorandum” means the disclosure schedules delivered by the Company to the Purchaser in connection with the execution and delivery of this Agreement, a copy of which is attached hereto as Exhibit A.

“Dispute Notice” has the meaning set forth in Section 12.4(b).

“Disputed Line Items” has the meaning set forth in Section 4.1(b).

“DOE” means the United States Department of Education and any successor agency administering student financial assistance under Title IV.

“DOE Pre-Acquisition Review Notice” means written correspondence from the DOE following its abbreviated form of pre-acquisition review of applications filed by the Schools with respect to the Company’s prospective change in ownership as contemplated by the Transaction.

“Educational Agency” means (a) the DOE, (b) any Accrediting Body, (c) any State Educational Agency, and (d) any agency that administers Student Financial Assistance Programs.

“Educational Agency Action” has the meaning set forth in Section 6.23(f).

“Educational Approval” means, with respect to any School, any license, permit, authorization, certification, accreditation, or similar approval issued or required to be issued by an Educational Agency to the School, or with respect to its locations, courses or programs, including any such approval for the School to participate in any Student Financial Assistance Program offered by an Educational Agency pursuant to which student financial assistance, grants, or loans are provided to or on behalf of such Person’s students by such Educational Agency.

“Educational Consent” means any filing, notice, report, consent, registration, approval, permit, or authorization required to be made with or obtained from any Educational Agency in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, whether before or after the Closing, in order to maintain, continue, or reinstate any Educational Approval presently held by any School.

“Educational Law” means any applicable federal, state, municipal, foreign, or other law, regulation, order, Accrediting Body standard, or other written requirement applicable thereto, including the provisions of Title IV and FERPA, and any regulations or written guidance implementing or relating thereto, issued or administered by, or related to, any Educational Agency.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, or other similar Legal Requirements relating to or affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

“Environment” means any environmental medium, including ambient air, indoor air, surface water, groundwater, drinking water, sediment, and surface and subsurface strata.

“Environmental Claim” means any Claim, Proceeding, Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Loss of whatever kind or nature (including Loss or responsibility for the costs of enforcement proceedings, investigations, clean-up, governmental response, removal or remediation, monitoring, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Legal Requirement, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the clean-up thereof) or the protection of natural resources, endangered or threatened species, human health, or the Environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, labelling, disposal, or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any and all material Permits required to be issued to the Company or any Subsidiary thereof in connection with the operation of the Business in accordance with applicable Environmental Laws.

“Equity Interests” means, with respect to any Person, any shares of capital stock, limited liability company membership interests, or other ownership or profit interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

“ERISA Affiliate” means (a) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which the Company or any of its Subsidiaries is a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company or any of its Subsidiaries, (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company or any of its Subsidiaries is a member, or (d) an entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

“Escrow Agent” means Western Alliance Bank, in its capacity as escrow agent under the Escrow Agreement, or such other Person acting in such capacity that is agreed to in writing by both the Purchaser and the Sellers’ Representative.

“Escrow Agreement” means the Escrow Agreement by and among the Purchaser, the Sellers’ Representative, and the Escrow Agent, in substantially the form of Exhibit B.

“Estimated Closing Indebtedness” has the meaning set forth in Section 3.1.

“Estimated Closing Statement” has the meaning set forth in Section 3.1.

“Estimated Closing Working Capital” has the meaning set forth in Section 3.1.

“Excess Amount” has the meaning set forth in Section 4.2(a).

“FERPA” means the Family Educational Rights and Privacy Act, as amended.

“FLSA” has the meaning set forth in Section 6.17(a).

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Fraud” means actual common law fraud as defined under Delaware law committed by a Person in connection with the representations and warranties set forth in this Agreement or any certificate or instrument delivered pursuant to this Agreement; provided, however, that no claims for “Fraud” may be brought against the Sellers or the Sellers’ Representative (and no such actions shall constitute “Fraud” for purposes of this Agreement) unless (i) such Fraud was committed directly by a Seller, or (ii) a member of the Liberty Management Team had actual knowledge of a third Person committing such Fraud on behalf of the Company.

“Fundamental Representations” has the meaning set forth in Section 12.2(a).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods involved.

“GAAS” means auditing standards generally accepted in the United States.

“GAGAS” means generally accepted government auditing standards issued by the Comptroller General of the United States.

“Governmental Entity” means any government or political subdivisions thereof, court, arbitral tribunal, administrative agency, or commission or any other governmental or regulatory body, instrumentality, or authority, whether domestic (federal, state, or local) or foreign, except that it does not mean an Educational Agency.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, carcinogenic, mutagenic, toxic (including detrimental to fertility or causing reproductive harm), or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per and poly-fluoroalkyl substances, and polychlorinated biphenyls.

“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto.

“HEERF Programs” means the Higher Education Emergency Relief Fund programs authorized by Section 18004(a)(1) of the CARES Act, section 314(a)(4) of the CRRSAA and Section 2003 of the ARPA.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” means, without duplication, all obligations or liabilities, including all obligations for principal, interest, premiums, penalties, fees and breakage costs, of the Company and its Subsidiaries (a) in respect of money borrowed (whether current, short-term or long-term, secured or unsecured); (b) evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (c) issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (d) in respect of conditional sales or under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (e) under leases required to be capitalized in accordance with generally accepted United States accounting principles; (f) for long-term tenant reimbursements; (g) secured by a Lien against any of its or any of its Subsidiaries’ properties or assets (other than with respect to operating leases); (h) under any currency or interest rate swap, hedge or similar protection device; (i) under any letters of credit, performance bonds or surety obligations; (j) in respect of the unfunded portion of any pension plans; and (k) in respect of any deferred payment of the employer or employee portion of any Tax pursuant to Section 2302 of the CARES Act or any other provision of the COVID-19 Tax Acts. For the avoidance of doubt, Indebtedness shall not include any Current Liabilities included in the determination of Working Capital or any Transaction Fees.

“Indemnification Escrow Account” means the account to hold the Indemnification Escrow Amount established by the Escrow Agent pursuant to the Escrow Agreement.

“Indemnification Escrow Amount” means $225,000 to be held by the Escrow Agent in the Indemnification Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

“Indemnification Escrow Termination Date” has the meaning set forth in Section 12.7(b).

“Indemnified Party” has the meaning set forth in Section 12.4(a).

“Indemnifying Party” means the party obligated to provide indemnification under Article XII.

“Indemnity Cap” means an amount equal to the Purchase Price.

“Initial Calculation” has the meaning set forth in Section 4.1(a).

“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (a) patents and patent applications, and other governmental grants for the protection of inventions, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; (b) trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable works; (d) Software; (e) mask works and registrations and applications for registration thereof; (f) Internet domain names and social media accounts; (g) trade secret rights associated with confidential and proprietary information, including recipes, trade secrets, processes, methods, formulae, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, know how, methods, layouts, designs, and Technology; (h) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations, and extensions (as applicable); (i) analogous rights to those set forth above; and (j) rights to sue for past, present, and future infringement of the rights set forth above.

“Intellectual Property Licenses” has the meaning set forth in Section 6.15(a).

“Interim Period” means the period beginning on the date hereof and ending on the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 13.1.

“Internal Revenue Service” means the Internal Revenue Service of the U.S. federal government.

“IT Systems” has the meaning set forth in Section 6.15(e).

“JN Escrow Account” means the account to hold the JN Escrow Amount established by the Escrow Agent pursuant to the Escrow Agreement.

“JN Escrow Amount” means $5,000,000.

“JN Escrow Termination Date” has the meaning set forth in Section 12.8(b).

“Key Employee” means each of Jami Frazier, Juli Fisher, Mike Wimer and Kevin Phehn.

“Leased Improvements” has the meaning set forth in Section 6.21(a).

“Leased Real Property” has the meaning set forth in Section 6.21(a).

“Legal Requirement” means any statute, law (including common law), ordinance, constitution, treaty, rule, code, code of conduct, self-regulatory guidelines, guidance, regulation, or other requirement or rule of law, enacted or promulgated by any Governmental Entity, but excluding Educational Laws.

“Liberty Management Team” means the Persons set forth on Section 1.1B of the Disclosure Memorandum.

“Liens” means liens, pledges, charges, security interests, mortgages, easements, servitudes, options, deeds of trust, preemptive rights, voting trust or agreement, restriction on use or transfer, or other encumbrances (other than those under applicable federal, state, and foreign securities laws).

“Loss” or “Losses” means assessments, deficiencies, judgments, fines, penalties, losses, damages, liabilities, costs, obligations, and out-of-pocket expenses (including interest, penalties, reasonable fees, and expenses of counsel, consultants, and experts as necessary with respect thereto, and all amounts paid to third parties in investigation, defense, or settlement of any of the foregoing), provided that Losses shall not include punitive or exemplary damages, except to the extent awarded to a third-party.

“Loss Payment” has the meaning set forth in Section 12.10.

“Made Available” means included in the electronic data room entitled Project Cornerstone hosted by Cherry Tree & Associates, LLC at Digify (digify.com) at least three (3) Business Days prior to the date of this Agreement.

“Material Contracts” has the meaning set forth in Section 6.14(b).

“Material Program Event” means the suspension, revocation, termination, or cancellation of an Educational Approval between the date of this Agreement and the Closing, if (a) the Educational Approval is specific to an individual educational program, and (b) the loss of such Educational Approval at a program level, taking into account the loss of any other such Educational Approvals at a program level between the date of this Agreement and the Closing, and further taking into account the Company’s reasonable operational plan to offset the loss of such Educational Approval, would reasonably be expected to result in a net decrease of $1,000,000 to the Company’s subsequent twelve month EBITDA based on that program’s trailing twelve month contribution to EBITDA.

“Non-Controlling Party” has the meaning set forth in Section 12.5(e).

“Notice of Disagreement” has the meaning set forth in Section 4.1(b).

“Order” means any award, decision, judgment, order, ruling, writ, pronouncement, decree, determination, or verdict entered, issued, made, or rendered by any Governmental Entity.

“Ordinary Course” means, when used with reference to the Company and its Subsidiaries or the Purchaser, the ordinary course of their respective businesses, consistent with past practices.

“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, and the limited liability company agreement or operating agreement or bylaws (or similar charter, formation, or other governing documents of such Person).

“Outside Date” has the meaning set forth in Section 13.1(b).

“PCI-DSS” means the Payment Card Industry Data Security Standard developed and maintained by the Payment Card Industry Security Standards Council.

“Permits” means, with respect to a particular Person, all licenses, permits, franchises, approvals, authorizations, consents, or Orders of, or filings with, any Governmental Entity required to be used in the conduct of such Person’s business or the consummation by such Person of the transactions contemplated hereby, but excluding Educational Approvals or Educational Consents.

“Permitted Liens” means: (a) Liens for Taxes, assessments, charges, levies, or other Claims not yet due and payable or being contested in good faith for which adequate reserves have been established in accordance with GAAP; (b) materialmen’s, mechanics’, landlords’, carriers’, workmen’s, and repairmen’s Liens arising in the Ordinary Course or for sums not yet due and payable or that are being contested in good faith for which adequate reserves have been established in accordance with GAAP; (c) with respect to the Leased Real Property, (i) statutory, common law, and contractual landlord’s Liens under any Real Property Lease, (ii) such imperfections or irregularities of title, declarations, covenants, easements, rights-of-way, building or use restrictions, prescriptive rights, protrusions, rights and party walls, conditions, ordinances, charges, or encumbrances or similar restrictions existing of record, relating to the Leased Real Property that do not adversely interfere with the present use by the Company and its Subsidiaries of the Leased Real Property, (iii) zoning, building, entitlement, and other land use or Environmental Laws or regulations pertaining to the Leased Real Property that do not adversely interfere with the present use by the Company and its Subsidiaries of the Leased Real Property, and (iv) any and all Liens encumbering the underlying fee interest of the Leased Real Property; (d) restrictions on transfer arising under applicable state and federal securities laws; (e) Liens arising from actions or omissions by the Purchaser or any of its Affiliates, and (f) Liens set forth on Section 1.1C of the Disclosure Memorandum.

“Person” means any natural person, a sole proprietorship, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, or any other entity or organization, including a Governmental Entity or Educational Agency.

“Personal Information” means “personal information,” “sensitive information,” “protected health information,” “personal data” or other similar term as defined under applicable Privacy Laws and Requirements.

“Post-Closing Educational Consent” means any of those Educational Consents that must be effectuated or obtained following the Closing, as set forth on Section 6.23(n)(ii) of the Disclosure Memorandum.

“PPA” means a Program Participation Agreement issued to a School by the DOE, and countersigned by or on behalf of the Secretary of the DOE, evidencing the DOE’s certification of the School to participate in the Title IV Programs, including on a provisional basis, or any month-to-month continuation of a Program Participation Agreement beyond its initial expiration date following a School’s timely application for recertification.

“PPPA” means a Provisional Program Participation Agreement issued to a School post-Closing and countersigned by or on behalf of the Secretary of the DOE, evidencing the DOE’s certification of the School to continue its Title IV Program participation following consummation of the Transaction.

“Pre-Closing Date Returns” means Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period which are due (after taking into account any permissible extensions) after the Closing Date.

“Pre-Closing Educational Consent” means any of those Educational Consents that must be effectuated or obtained prior to the Closing, as set forth on Section 6.23(n)(i) of the Disclosure Memorandum.

“Pre-Closing Taxes” means (a) all Taxes imposed on the Company and its Subsidiaries with respect to any Pre-Closing Tax Period, provided that amounts in this clause (a): (i) shall include any Taxes arising under Section 965 of the Code, whether or not payable prior to the Closing, (ii) shall include, with respect to any Straddle Period, all Taxes imposed on the Company and its Subsidiaries that are allocable, pursuant to Section 11.2 of this Agreement, to the portion of such Straddle Period ending on the Closing Date, (iii) shall include in the Pre-Closing Tax Period any Taxes attributable to any amount required to be included in the income of the Company or any of its Subsidiaries under Section 951 or 951A of the Code to the extent such amount would be allocable to a Pre-Closing Tax Period if the taxable year of the relevant entity ended on the Closing Date, (iv) shall include in the Pre-Closing Tax Period any deductions, expenses, losses or similar items resulting from any transactions contemplated in this Agreement, including Transaction Fees and any similar payments paid or accrued on or prior to the Closing Date, in each case to the extent that Purchaser and the Sellers’ Representative agree it is more likely than not that such amount is deductible for applicable tax purposes by the Company in the Pre-Closing Tax Period under applicable Legal Requirements, and (v) shall include any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the COVID-19 Tax Acts; (b) Taxes imposed on the Company or any of its Subsidiaries as a result of being or having been a member of any group filing any Tax Return on an affiliated, consolidated, combined, unitary or other group basis for any Pre-Closing Tax Period, including pursuant to Section 1.1502-6 of the U.S. Treasury Regulations or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements; and (c) Taxes of any other Person for which the Company or any of its Subsidiaries is liable as a transferee or successor, by operation of Legal Requirements, as a result of a transaction or event occurring prior to the Closing, or pursuant to any Contract entered into prior to the Closing.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Prime Rate” means the rate of interest published as the “Prime Rate” in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.

“Privacy Laws and Requirements” means, as applicable to the Company and its Subsidiaries, all (a) Legal Requirements, (b) self-regulatory frameworks applicable to the Company and its Subsidiaries, (c) the Company’s and its Subsidiaries’ internal and written privacy policies, (d) third party privacy policies to which the Company or its Subsidiaries (or their agents, to the extent they are working on their behalf) have been contractually obligated to comply with, and (e) provisions of contracts, in each case as (a), (b), (c), (d) and (e) are related to privacy, security, and data protection or the transmission, interception, recording, or monitoring of communications, marketing and advertising, consumer preference, biometric, genetic, health and insurance laws, and PCI-DSS regulatory standards, including the collection, processing, storage, protection, use, and disclosure of Personal Information, as well as applicable privacy, data protection, security breach, and identity theft notification laws of any applicable jurisdiction. Privacy Laws and Requirements shall also include as applicable to the Company and its Subsidiaries: the California Consumer Privacy Act of 2018, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, and all other similar laws.

“Proceeding” means any pending action, cause of action, demand, litigation, notice of violation, citation, summons, subpoena, or right in action, claim, change, lawsuit, arbitration, mediation, or other similar proceeding pending before any Governmental Entity or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchaser” has the meaning set forth in the introduction to this Agreement.

“Purchaser Indemnified Parties” means the Purchaser, the Company, the Company Subsidiaries and any of their respective stockholders, officers, directors, employees, and Subsidiaries and any of the respective successors, assigns, and estates of any of the foregoing.

“Purchaser Material Adverse Effect” means any change, development, impact or event that has a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement and the other Transaction Documents to which Purchaser is a party.

“Purchaser Representatives” has the meaning set forth in Section 8.3.

“Qualified Benefit Plan” has the meaning set forth in Section 6.16(b).

“Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 6.21(a).

“Records” means all records, documents, and lists pertaining to the Assets, the Business, the School, or liabilities of the Company and its Subsidiaries, including lists of customers, suppliers, or personnel, all product, business, and marketing plans and all books, ledgers, files, and business records, but excluding all documents that are subject to attorney-client, work product, or similar privileges.

“Registered Intellectual Property” has the meaning set forth in Section 6.15(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the Environment, but excluding the normal application of household chemicals such as paint, cleaning fluids, pesticides, herbicides, and fertilizers.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, advisor, or representative of such Person.

“Required Consent” has the meaning set forth in Section 5.2(a)(iii).

“Restricted Parties” has the meaning set forth in Section 9.4(a).

“R&W Insurance Policy” means that certain Purchaser-Side Representations and Warranties Insurance Policy with policy number US00116746BL22A (as it may be amended, modified, or otherwise supplemented from time to time), with a policy limit equal to $5,000,000 and a deductible (or “retention”) amount equal to $450,000, bound and effective as of the date hereof.

“R&W Insurance Policy Binder” means that certain conditional binder for the R&W Insurance Policy, including the substantially complete form of R&W Insurance Policy, attached hereto as Exhibit C.

“School” means a proprietary institution of higher education, including the main campus and any other campus, additional location, branch, satellite location, or other facility, in each case operated by or under the control of the Company or a Subsidiary and at which the Company or a Subsidiary offers any portion of an educational program. For the avoidance of doubt, School shall not include any location at which the only offered portion of an educational program is an externship or clinical component.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 6.20(l).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning set forth in Section 6.15(e).

“Seller Indemnified Parties” means the Sellers and their Affiliates (other than the Company and its Subsidiaries) and any of their respective partners, members, stockholders, managers, officers, directors, employees, and any of the respective successors, assigns, and estates of any of the foregoing.

“Seller Released Party” has the meaning set forth in Section 9.7(a).

“Seller Releasing Parties” has the meaning set forth in Section 9.6(a).

“Sellers” has the meaning set forth in the introduction to this Agreement.

“Sellers’ Representative” has the meaning set forth in the introduction to this Agreement.

“Settlement Accountant” has the meaning set forth in Section 4.1(b).

“Shares” has the meaning set forth in the Background of this Agreement.

“Shortfall Amount” has the meaning set forth in Section 4.2(b).

“Shrink-Wrap Technology” means any generally commercially available Software, in object code form, that is available for a cost of not more than One Hundred Thousand Dollars ($100,000) for a perpetual license (or Twenty-Five Thousand Dollars ($25,000) in the aggregate for any fiscal year).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) all documentation, user manuals, and training materials, relating to any of the foregoing.

“Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured; (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Special Indemnity Cap” means $1,500,000.

“State Educational Agency” means (a) the following institutional authorizing agencies: the California Bureau of Private and Postsecondary Education, the Colorado Division of Private Occupational Schools, the Florida Commission for Independent Education, the Kansas Board of Regents, the Mississippi Commission on Proprietary School and College Registration, the Missouri Department of Higher Education, the Oregon Higher Education Coordinating Commission, Office of Degree Authorization, the Tennessee Higher Education Commission, the Texas Higher Education Coordinating Board, the Texas Workforce Commission, and the Washington State Workforce Training and Education Coordinating Board; and (b) the following programmatic authorizing agencies: the Dental Board of California, the Dental Hygiene Board of California, the California Board of Vocational Nursing and Psychiatric Technicians, the Colorado State Board of Nursing, the Florida State Board of Dentistry, the Florida Board of Nursing, the Mississippi State Board of Massage Therapy, the Missouri Board of Nursing, the Oregon State Board of Nursing, the Tennessee Dental Board, the Tennessee Massage Therapy Board, the Tennessee Board of Nursing, or the Texas Board of Nursing.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Student Financial Assistance Program” means, with respect to any School, as applicable: the Title IV Programs, the HEERF Programs, the VA Programs, the WIOA Programs, the Colorado Student Grant programs administered by the Colorado Department of Higher Education, and the Cal Grant programs administered by the California Student Aid Commission.

“Subsidiary” means a corporation or other entity of which at least fifty-one percent (51%) of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by the Company.

“Substantial Control” means the ability or power to direct or cause the direction of the management or policies of an institution of higher education, by contract, ownership interest or otherwise, or has the meaning ascribed to it in 34 C.F.R. § 668.174(c)(3).

“Survival Period” has the meaning set forth in Section 12.2(a).

“Target Working Capital” means $6,900,000.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax imposed by any Governmental Entity or Tax Authority, including, without limitation, taxes or other charges on or with respect to income, gross receipts, profits, sales, use, capital stock, value added, employment, franchise, property, escheat, unclaimed property, withholding, payroll, social security, workers’ compensation, unemployment, FICA, FUTA, and taxes in the nature of excise, occupation, stamp, transfer, gains, and other similar taxes, together with any interest and penalties, additions to tax, or additional amounts with respect thereto.

“Tax Audit” means any audit, assessment, claim, examination, or other inquiry relating to Taxes by any Tax Authority or Governmental Entity or any judicial or administrative proceeding relating to Taxes.

“Tax Authority” means a Governmental Entity responsible for the administration, determination, assessment, or collection of Taxes or the administration of any Legal Requirement relating to Taxes.

“Tax Returns” means any returns, declarations, reports, elections, claims for refund, information returns or other statements, or with respect to Taxes filed or required to be filed with any Tax Authority, including any schedule or attachment thereto and any amendment thereof.

“Technology” means, collectively: algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, formulae, know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, proprietary information, protocols, schematics, specifications, Software (in any form including source code and executable or object code), subroutines, user interfaces, techniques, domain names, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Third Party Claim” has the meaning set forth in Section 12.5.

“Third Party Claim Notice” has the meaning set forth in Section 12.5(a).

“Title IV” means Title IV of the HEA, and any amendments or successor statutes thereto.

“Title IV Program” means any program of student financial assistance administered pursuant to Title IV.

“TPPPA” means a Temporary Provisional Program Participation Agreement issued to the School post-Closing and countersigned by or on behalf of the Secretary of the DOE continuing the School’s certification to participate in the Title IV Programs on an interim basis following consummation of the Transaction.

“Transaction” has the meaning set forth in Section 2.1(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, and the Confidentiality Agreement.

“Transaction Fees” means any and all (whether or not disclosed) (a) unpaid costs, fees, and expenses of outside professionals incurred by the Company and its Subsidiaries (or if incurred through the Company, Sellers) in connection with the negotiation, execution, and consummation of the transactions contemplated hereby, including all legal fees, accounting, management, or other similar fees and investment banking fees and expenses, (b) unpaid payment obligations of the Company and its Subsidiaries that become due solely as a result of the consummation of the transactions contemplated by this Agreement under any change in control, transaction bonus, deferred compensation or similar plan, agreement or arrangement with, as well as any obligations with respect to synthetic equity liabilities payable to, any employee, consultant, independent contractor, or director of the Company and/or its Subsidiaries existing at or prior to the Closing Date and the employer portion of any employment Taxes payable with respect thereto, which includes the employer portion of employment Taxes payable with respect to any cash out of vested Company equity or synthetic equity obligations, if any, (c) severance payments or similar payment obligations made or provided, or required to be made or provided, by the Company and its Subsidiaries (including the employer portion of any employment Taxes payable with respect thereto) to any Person as a result of or in connection with the transactions contemplated by this Agreement, (d) the costs and premiums associated with the D&O Policy, and (e) fifty percent (50%) of the costs, fees, underwriting expenses, broker commissions, surplus lines taxes, premiums, and other costs required by law associated with the origination of the R&W Insurance Policy (to the extent not already paid as required under Section 14.1). For the avoidance of doubt, Transaction Fees shall not include any Current Liabilities included in the determination of Working Capital or any Closing Indebtedness.

“Transfer Taxes” has the meaning set forth in Section 11.4.

“United States” means the United States of America.

“VA Programs” means the veterans education assistance programs administered by the U.S. Department of Veterans Affairs through designated state governmental agencies.

“Waived 280G Benefits” has the meaning set forth in Section 8.11.

“WARN Act” means The Worker Adjustment and Retraining Notification Act of 1988, 29 USC §2101 et seq.

“WIOA Programs” means the programs of employment, education, training, and support services authorized by the Workforce Innovation and Opportunity Act (Pub. L. 113-128), as administered by the U.S. Department of Labor through designated state and local governmental agencies, workforce development boards and non-governmental organizations.

“Working Capital” means, as of any given date, Current Assets minus Current Liabilities, in each case, as of such date.

“Year-End Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, December 31, 2020 and December 31, 2021, and the related statements of operations and cash flows for the fiscal years ended on such dates.

Section 1.2 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”

(e) the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections, or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) references to dollar amount thresholds in this Agreement shall not be deemed to be evidence of a Company Material Adverse Effect, nor shall it create a measure for, or further define the meaning of, any standard of materiality or its correlative terms; and

(i) references to “dollars” shall be to U.S. Dollars, and all payments to be made pursuant to this Agreement shall be made in U.S. Dollars.

Article II

SALE AND PURCHASE OF SHARES

Section 2.1 Sale and Purchase of Shares.

(a) On the basis of the representations, warranties, covenants and agreements contained in, and subject to the terms and conditions of, this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all right, title, and interest in and to the Shares, free and clear of any and all Liens (together with the other transactions contemplated hereby, the “Transaction”).

(b) In full consideration of the sale and transfer of the Shares, the Purchaser shall pay and deliver, or cause to be paid and delivered on Purchaser’s behalf, to the Sellers an aggregate amount for the Shares equal to (i) the Base Purchase Price, plus (ii) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, or minus the amount, if any, by which the Closing Working Capital is less than the Target Working Capital. The Base Purchase Price, as adjusted pursuant to the foregoing sentence, is referred to herein as the “Purchase Price.” Notwithstanding the foregoing, if the Company is in compliance with Section 8.1(a)(ii) hereof, any reduction to the Base Purchase Price pursuant to the preceding clause (ii) shall not result in a Purchase Price less than $44,000,000.00. The Purchaser shall pay the Purchase Price as directed in Article III.

Article III

PRE-CLOSING DELIVERIES; PAYMENTS AT CLOSING

Section 3.1 Pre-Closing Deliveries. Not less than ten (10) days prior to the Closing Date, the Sellers’ Representative and the Company shall cause to be prepared and delivered to the Purchaser a certificate signed by a duly authorized officer of the Company attaching a statement (such statement, the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Purchase Price calculated in accordance with Section 2.1(b) above (the “Closing Purchase Price”), including good faith estimates of (i) the Closing Working Capital (including each component item thereof calculated in accordance with GAAP and the manner of calculation reflected in Section 3.1 of the Disclosure Memorandum) (the “Estimated Closing Working Capital”) and the amount by which the Estimated Closing Working Capital is greater than or less than the Target Working Capital, together with such schedules and data with respect to the determination of the Estimated Closing Working Capital as may be appropriate to support such calculation of Estimated Closing Working Capital, (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the Transaction Fees and the amounts owed to each recipient thereof as derived from invoices provided by the Persons entitled to payment on account thereof, together with wire instructions for each such Person, and (iv) the Closing Cash Payment (as defined in Section 3.3(f) below).

Section 3.2 Review by Purchaser. In connection with Purchaser’s review of the Estimated Closing Statement, the Sellers and the Company shall work in good faith with Purchaser in order for Purchaser to understand the Sellers’ Representative’s computations to confirm the accuracy of the Estimated Closing Statement and the amounts set forth therein. In connection with such review, the Purchaser may propose adjustments (including pro-rations of expenses) that it deems appropriate. The Sellers’ Representative and the Company shall consider in good faith any such adjustments to the Estimated Closing Statement proposed by the Purchaser and shall revise the Estimated Closing Statement to reflect any agreed upon adjustments, and such updated statement shall constitute the Estimated Closing Statement for purposes of this Agreement; provided, however, that to the extent the Purchaser and the Sellers’ Representative cannot resolve any differences related to such calculations prior to the Closing, the parties hereto will proceed based upon the Estimated Closing Statement as prepared by the Sellers’ Representative (inclusive of any agreed adjustments) and, in no event, will such discussions delay the Closing. The Purchaser shall pay the Closing Purchase Price set forth on the Estimated Closing Statement (inclusive of agreed adjustments) as provided in Section 3.3 below. The parties agree that the Closing Purchase Price shall be further adjusted after the Closing in accordance with the procedures set forth in Section 4.1 and Section 4.2.

Section 3.3 Payments at Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall pay the Closing Purchase Price as follows, with each payment listed below to be made by wire transfer of immediately available funds to accounts designated in writing by the Sellers’ Representative, the Purchaser shall pay:

(a) on behalf of the Company, to the accounts of each Person to whom Closing Indebtedness is owed (each, a “Debt Payoff Recipient”), an amount in cash equal to the Closing Indebtedness owing to such Debt Payoff Recipient as specified in payoff letters in form and substance reasonably satisfactory to the Purchaser;

(b) on behalf of the Company, to the accounts of each Person to whom Transaction Fees are owed, an amount in cash equal to the Transaction Fees owed to each such Person;

(c) to the Escrow Agent, an amount in cash equal to the Indemnification Escrow Amount for deposit in the Indemnification Escrow Account;

(d) to the Escrow Agent, an amount in cash equal to the Closing Adjustment Escrow Amount for deposit in the Closing Adjustment Escrow Account;

(e) to the Escrow Agent, an amount in cash equal to the JN Escrow Amount for deposit in the JN Escrow Account; and

(f) to the Sellers, an aggregate amount in cash equal to the Closing Purchase Price, minus the amounts referred to in clauses (a)–(e) above, as set forth on the Estimated Closing Statement (the “Closing Cash Payment”).

Section 3.4 Withholding. The Purchaser, the Company, and their agents, including the Escrow Agent, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of applicable Legal Requirements. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV

POST-CLOSING ADJUSTMENTS

Section 4.1 Post-Closing Purchase Price Deliveries and Adjustments.

(a) Initial Calculation. As soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) calendar days thereafter, the Purchaser shall cause to be prepared and delivered to the Sellers’ Representative a certificate signed by an executive officer of the Purchaser setting forth the Purchaser’s good faith calculation (the “Initial Calculation”) of the Purchase Price, including the Purchaser’s calculations of (i) the Closing Working Capital (including each component item thereof calculated in accordance with GAAP and the manner of calculation reflected in Section 3.1 of the Disclosure Memorandum) and the amount by which such Closing Working Capital is greater than or less than the Estimated Closing Working Capital set forth on the Estimated Closing Statement, together with such schedules and data with respect to the determination of the Closing Working Capital as may be appropriate to support such calculation of Closing Working Capital, (ii) the Closing Indebtedness and the amount by which such Closing Indebtedness is greater than or less than the Estimated Closing Indebtedness set forth on the Estimated Closing Statement, together with such schedules and data with respect to the determination of the Closing Indebtedness as may be appropriate to support such calculation of the Closing Indebtedness, (iii) the Transaction Fees and any differences between this amount and the amount of Transaction Fees included on the Estimated Closing Statement and paid at the Closing, and (iv) any adjustment required to be made to the Closing Purchase Price, if any, resulting from the foregoing calculations (the adjustment determined in accordance with this Section 4.1(a), the “Closing Adjustment”). The Initial Calculation shall be determined in accordance with GAAP and the manner of calculation reflected in Section 3.1 of the Disclosure Memorandum and shall not include any changes in assets or liabilities of the Company as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby. The Purchaser agrees that, following the Closing and through the Determination Date, (A) Purchaser shall not, and shall cause the Company not to, take any actions with respect to any accounting books, Records, policies or procedures on which the Closing Adjustment is to be based or derived that would impede, delay, or change the determination of the Closing Adjustment in the manner and utilizing the methods required by this Agreement; and (B) the Purchaser shall provide the Sellers’ Representative with reasonable access (including electronically) during normal business hours upon reasonable advance notice to the Company’s books, Records, and employees as reasonably required by the Sellers’ Representative in order to determine the accuracy of the Initial Calculation and any proposed Closing Adjustment (or any portion thereof) and shall use commercially reasonable efforts to respond promptly, in good faith, and as fully and accurately as possible to reasonable inquiries from the Sellers’ Representative relating to its review of the Closing Adjustment.

(b) Review and Dispute Procedures. If the Sellers’ Representative disagrees in whole or in part with the Initial Calculation, then within forty-five (45) calendar days after its receipt of the Initial Calculation, the Sellers’ Representative shall notify the Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement. Any such Notice of Disagreement shall include a copy of the Initial Calculation, marked to indicate those specific line items that are in dispute (the “Disputed Line Items”), and shall be accompanied by the Sellers’ Representative’s calculation of the Disputed Line Items and the Sellers’ Representative’s revised calculation of the Base Purchase Price, the Closing Working Capital, the Closing Indebtedness, and/or the Transaction Fees, as applicable, and the resulting revised Closing Adjustment, it being understood that all items that are not Disputed Line Items shall be final, binding, and conclusive for all purposes hereunder. In the event that the Sellers’ Representative does not provide a Notice of Disagreement within such thirty (30) calendar day period, the Sellers shall be deemed to have accepted in full the Initial Calculation as prepared by the Purchaser, which shall be final, binding, and conclusive on Purchaser and the Sellers for all purposes hereunder. In the event that the Sellers’ Representative does provide a Notice of Disagreement within such thirty (30) calendar day period, all Disputed Line Items shall be resolved as provided below. The Purchaser and the Sellers’ Representative shall use all reasonable efforts for a period of thirty (30) calendar days following the delivery of the Notice of Disagreement (or such longer period as they may mutually agree in writing) to resolve any Disputed Line Items. If, at the end of such thirty (30) calendar day period (or such longer period as mutually agreed to, if applicable), the Purchaser and the Sellers’ Representative are unable to resolve such Disputed Line Items, then Grant Thornton LLP or, failing Grant Thornton LLP’s willingness to so serve, such other independent certified public accounting firm of recognized national standing as may be mutually agreed upon in writing by the Purchaser and the Sellers’ Representative (the “Settlement Accountant”), shall resolve any remaining Disputed Line Items in the manner provided below. The Purchaser and the Sellers’ Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant under this Section 4.1(b) and shall submit the Initial Calculation and the Notice of Disagreement to the Settlement Accountant. The Settlement Accountant shall (i) limit its review to the materials submitted; and (ii) issue a written report as to the resolution of each Disputed Line Item, which report shall be accompanied by a certification by the Settlement Accountant to the effect that the Settlement Accountant’s determination was reached in accordance with the definitions as provided in this Agreement. The Settlement Accountant’s determination shall be based solely on the written submissions by the Purchaser and the Sellers’ Representative and not by independent review, and neither the Purchaser nor the Sellers’ Representative shall have any ex parte conversations or meetings with the Settlement Accountant without the prior written consent of the Sellers’ Representative (in the case of the Purchaser) and the Purchaser (in the case of the Sellers’ Representative). The Purchaser and the Sellers’ Representative shall each furnish to the Settlement Accountant such work papers and other documents and information relating to their respective calculations of the Base Purchase Price, the Closing Working Capital, the Closing Indebtedness, and/or the Transaction Fees, and the resulting revised Closing Adjustment, as set forth in the Initial Calculation or in the Notice of Disagreement, respectively, and shall answer questions, as the Settlement Accountant may reasonably request. The determination of the Settlement Accountant shall be final, binding, and conclusive on the parties hereto (absent manifest arithmetical error) and any party may seek to enforce such determinations in a court of competent jurisdiction. The Purchase Price set forth in the Initial Calculation, as adjusted following the resolution of any Disputed Line Items set forth in the Notice of Disagreement in accordance with this Section 4.1(b), shall be referred to herein as the final Purchase Price. The procedures set forth in this Section 4.1(b) for resolving disputes regarding matters covered by this Section 4.1 shall be the sole and exclusive method for resolving any such disputes.

(c) Payment of Settlement Accountant Fees and Expenses. The fees and expenses of the Settlement Accountant shall be paid by the Purchaser, on the one hand, and the Sellers, on the other hand, based on the inverse of the percentage that the amounts that the Settlement Accountant determines in such party’s favor bears to the aggregate amount of the total Disputed Line Items (for example, should the aggregate amounts in dispute with respect to each Disputed Line Item total $1,000 and the Settlement Accountant awards $600 in favor of the Sellers’ position, sixty percent (60%) of the fees and expenses of the Settlement Accountant’s review would be paid by the Purchaser and forty percent (40%) of the Settlement Accountant’s fees and expenses would be paid by the Sellers). Each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall be responsible for their own respective costs and expenses incurred in connection with this Section 4.1 (including any amount such party is required to pay the Settlement Accountant in accordance with this Section 4.1(c)). Each of Purchaser, on the one hand, and the Sellers, on the other hand, agrees not to, and shall cause none of their Affiliates to, engage the Settlement Accountant or any of its Affiliates to perform any new services other than as Settlement Accountant pursuant hereto until the calculation of the Purchase Price has been finally determined pursuant hereto.

Section 4.2 Payment of Post-Closing Adjustment.

(a) If the Purchase Price, as finally determined pursuant to Section 4.1, exceeds the Closing Purchase Price (such excess, the “Excess Amount”), then, within five (5) Business Days following the Determination Date, (i) the Purchaser shall pay to the Sellers the Excess Amount, together with interest thereon at the Prime Rate accruing from the Closing Date to the date of payment, and (ii) the Sellers’ Representative and the Purchaser shall provide a joint written instruction to the Escrow Agent to deliver from the Closing Adjustment Escrow Account to the Sellers, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative, the full Closing Adjustment Escrow Amount.

(b) If the Purchase Price, as finally determined pursuant to Section 4.1, is less than the Closing Purchase Price (such shortfall, the “Shortfall Amount”), then, within five (5) Business Days following the Determination Date, the Sellers’ Representative and the Purchaser shall provide a joint written instruction to the Escrow Agent to (i) deliver from the Closing Adjustment Escrow Account to the Purchaser, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, up to an amount equal to the Shortfall Amount (to the extent such amount is then remaining in the Closing Adjustment Escrow Account), together with interest thereon at the Prime Rate from the Closing Date to the date of payment, and (ii) deliver any funds remaining in the Closing Adjustment Escrow Account following payment of such Shortfall Amount to the Sellers, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative. If the Shortfall Amount exceeds the Closing Adjustment Escrow Amount, then, in addition to the foregoing, within five (5) Business Days following the Determination Date, the Sellers shall pay to the Purchaser, by wire transfer of immediately available funds to the account designated in writing by the Purchaser, the amount by which the Shortfall Amount is in excess of the Closing Adjustment Escrow Amount, together with interest thereon at the Prime Rate accruing from the Closing Date to the date of payment.

(c) For purposes of this Section 4.2, all computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. The amount of any Excess Amount or Shortfall Amount, as applicable, paid pursuant to this Section 4.2 shall be deemed an adjustment to the Closing Purchase Price to the extent such adjustment affects any amounts that are due to or from the Sellers.

Article V

CLOSING

Section 5.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on the Closing Date either (a) in person, in which case, the Closing shall take place at the offices of DLA Piper LLP (US), 2525 East Camelback Road, Suite 1000, Phoenix, Arizona 85016, (b) remotely by electronic transmissions, or (c) at such other time or such other place as the parties hereto may mutually agree. The Closing shall be effective as of the Determination Time.

Section 5.2 Deliveries.

(a) The Company and the Sellers. At or prior to the Closing, the Company and the Sellers will deliver to the Purchaser:

(i) certificates evidencing the Shares, properly endorsed by the Sellers to the Purchaser, accompanied by such documents as may be necessary to transfer ownership of the Shares into the name of the Purchaser on the books of the Company, free and clear of all Liens other than Permitted Liens;

(ii) the Escrow Agreement duly executed by the Sellers’ Representative;

(iii) the Consents of third parties set forth on Section 5.2(a)(iii) and Section 6.23(n)(i) of the Disclosure Memorandum (the “Required Consents”);

(iv) evidence in form and substance reasonably satisfactory to the Purchaser of the release of, or the agreement of the agent or other financial institutions, as applicable, to release, Liens on the Assets (except for Permitted Liens) and Liens on the Shares with respect to all Closing Indebtedness to be repaid at Closing and to release the Company and any Subsidiary party thereto from the obligations under such Closing Indebtedness;

(v) an IRS Form W-9 issued by each Seller;

(vi) duly executed resignations (in form and substance reasonably satisfactory to the Purchaser), effective immediately upon the Closing, of the directors and officers of the Company and each Subsidiary;

(vii) a certificate dated as of the Closing Date, duly executed by the Secretary (or equivalent officer) of the Company, certifying (i) true and correct copies of resolutions duly adopted by the board of directors of the Company authorizing and approving the Company’s execution and delivery of this Agreement and consummation of the transactions under this Agreement and stating that the same have not been amended, modified, revoked, or rescinded, and (ii) as to the incumbency and genuineness of the signatures of the officers of the Company authorized to sign any of the documents to be delivered in connection with this Agreement;

(viii) a certificate in form and substance reasonably acceptable to the Purchaser to the effect that the conditions specified in Section 10.2(b) have been satisfied;

(ix) copies of the certificate or articles of formation or incorporation of the Sellers, the Company, and the Company’s Subsidiaries from their respective jurisdictions of formation or incorporation, each certified as of a recent date;

(x) certificates of existence or good standing of the Sellers, the Company, and the Company’s Subsidiaries from their respective jurisdictions of formation or incorporation, each as of a recent date; and

(xi) evidence that the Company has purchased and bound a non-cancellable prepaid insurance policy (the “D&O Policy”) on mutually agreeable terms that provides directors’ and officers’ and fiduciary liability insurance coverage for each of the individuals who were officers, directors, or similar functionaries of the Company and its Subsidiaries at or prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events, or omissions that occurred at or prior to the Closing;

(xii) a release and waiver in form and substance reasonable acceptable to Purchaser from each of the employees of the Company set forth on Section 5.2(a)(xii) of the Disclosure Memorandum who receives a bonus under the Stay Bonus Agreements (as defined on Section 6.4(b) of the Disclosure Memorandum); and

(xiii) such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

(b) Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered:

(i) all the cash payments required by Section 3.3 in accordance with Section 3.3;

(ii) to the Sellers’ Representative the Escrow Agreement duly executed by each of the Purchaser and the Escrow Agent;

(iii) to the Sellers’ Representative a certificate in form and substance reasonably acceptable to the Sellers’ Representative to the effect that the conditions specified in Section 10.3(b) have been satisfied;

(iv) to the Sellers’ Representative, a binding commitment regarding the issuance of the R&W Insurance Policy executed and effective as of the date of this Agreement and brought down as of the Closing;

(v) to the Sellers’ Representative, a certificate, dated not more than ten (10) Business Days prior to the Closing, as to the good standing of Purchaser from the Secretary of State of the State of Delaware; and

(vi) to the Sellers’ Representative such other documents or instruments as the Sellers’ Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY AND ITS SUBSIDIARIES

Subject to the exceptions set forth in the Disclosure Memorandum, the Company hereby represents and warrants to the Purchaser, and each Seller hereby represents and warrants to the Purchaser as set forth in Section 6.1(a), Section 6.2(a), Section 6.3(a), and Section 6.4(a) (but only as to such Seller), in each case as of the date hereof and as of the Closing Date as follows:

Section 6.1 Due Organization, Good Standing, and Corporate Power.

(a) Each Seller is duly organized, validly existing, and in good standing under the Legal Requirements of its state of organization with full limited liability company power and authority to enter into this Agreement and the Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite trust or other action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Purchaser) this Agreement constitutes a legal, valid, and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except to the extent that such enforcement may be limited by the Enforceability Exceptions. When each other Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution, and delivery by each other party thereto), such document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by the Enforceability Exceptions.

(b) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct the Business and the School as it is currently being conducted and to own, lease, or license, as applicable, its Assets. Section 6.1(b) of the Disclosure Memorandum sets forth each jurisdiction in which the Company and its Subsidiaries are licensed or qualified to do business, including foreign qualifications, and the Company and its Subsidiaries are duly licensed and are in good standing in each jurisdiction in which the Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. True, correct, and complete copies of the Company’s and Subsidiaries’ Organizational Documents, minute books (containing all records with respect to any actions taken by the board of directors of the Company, any committees thereof, and the Company’s stockholders), and stock transfer books and similar Records have been Made Available to the Purchaser. The Company’s and its Subsidiaries’ Organizational Documents are in full force and effect, and none of the Company or the Company’s Subsidiaries is in violation of any of the provisions of its Organizational Documents. Other than the Subsidiaries set forth on Section 6.1(b) of the Disclosure Memorandum, the Company does not, directly or indirectly, own any interest in any other corporation, partnership, limited liability company, limited partnership, joint venture, or other business association or entity.

Section 6.2 Title to Shares; Capitalization.

(a) Each Seller is the lawful record and beneficial owners of the Shares set forth opposite such Seller’s name on Section 6.2(a) of the Disclosure Memorandum and has good, valid, and marketable title to such Shares free and clear of any Liens (other than restrictions that may be imposed by applicable securities Legal Requirements). There are no Contracts that could require any Seller to sell, transfer, or otherwise dispose of any of the Shares held by such Seller. Each Seller has the exclusive right, power, and authority to sell the Shares held by such Seller, and each Seller is not a party to nor bound by, and such Seller’s Shares are not subject to, any Contract affecting or relating to such Shares. Upon delivery to the Purchaser at the Closing of certificates representing the Shares held by each Seller, duly endorsed by such Seller for transfer, and upon each Seller’s receipt of its respective portion of the Closing Purchase Price, good and valid title to the Shares will pass to the Purchaser, and the Purchaser will be the direct and sole owner, beneficially and of record of one hundred percent (100%) of the Shares, free and clear of any Liens (other than restrictions that may be imposed by applicable securities Legal Requirements).

(b) The Company has 200,000 shares of Class A Common Stock, $0.01 par value per share, authorized, 100,000 of which are issued and outstanding and held by the Sellers in the amounts set forth on Section 6.2(a) of the Disclosure Memorandum, and 1,800,000 shares of Class B Common Stock, $0.01 par value per share, authorized, 900,000 of which are issued and outstanding and held by the Sellers in the amounts set forth on Section 6.2(a) of the Disclosure Memorandum. The Shares have been duly authorized and validly issued, and are fully paid and non-assessable, have been issued in compliance with all Legal Requirements and the Organizational Documents of the Company and none of such Shares have been issued in violation of any preemptive rights. No bonds, debentures, notes, or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s holders of Shares may vote are issued or outstanding. There are no preemptive or similar rights to purchase or otherwise acquire any Equity Interests in the Company from the Company and, other than as contemplated hereby, the Company is not a party to any Contract with respect to the sale or voting of any of its Equity Interests (whether outstanding or issuable upon conversion or exercise of outstanding securities).

(c) The Company Stock Plan is the only equity-based plan or program providing for equity compensation of any Person in respect of the Equity Interests of the Company, and except for the Company Stock Plan, the Company does not maintain any stock option plan or other plan, agreement or arrangement providing for equity compensation of any Person. The Company has reserved an aggregate of 175,000 shares of Class B Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options). A total of 22,500 shares of Class B Common Stock are subject to outstanding Company Options, of which zero (0) are In-the-money Company Options, and of which 22,500 are not In-the-money Company Options (all of which are vested and exercisable). All Company Options shall terminate upon the Closing for no consideration, and neither the Company nor Purchaser nor any of their respective Affiliates shall have any liability or obligation relating to such Company Options on and after the Closing Date. The Company has not issued any awards under the Company Stock Plan other than Company Options. Section 6.2(c) of the Disclosure Memorandum sets forth for each Company Option: (i) the name of the holder thereof, (ii) the exercise price per share, (iii) the number of shares of Company Common Stock subject to such Company Option, (iv) the date of grant and vesting schedule (if applicable), (v) the extent such Company Option is vested, (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, and (vii) whether the vesting of such Company Option is to be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any (assuming for these purposes that the holder thereof does not waive any rights to acceleration). Complete and correct copies of the Company Stock Plan, the standard agreements under the Company Stock Plan and each agreement for currently outstanding awards under the Company Stock Plan that does not conform to the standard agreements under the Company Stock Plan have been made available to the Purchaser, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Stock Plan or any such agreements. Except as set forth on Section 6.2(c) of the Disclosure Memorandum, no Company Options are subject to any right of rescission, right of first refusal or preemptive right and all Company Options have been issued under the Company Stock Plan in compliance in all material respects with Law and the requirements set forth in applicable Contracts. All Company Options and shares of Class

B Common Stock issued upon exercise thereof have been granted and issued, and all exercises of Company Options have been made, in accordance with the terms of the Company Stock Plan and in compliance in all material respects with applicable Law and the applicable Contracts. No Company Option has been granted with an exercise price less than the fair market value of a share of Company Common Stock on the date on which the grant of such Company Option was by its terms to be effective.

Section 6.3 Authority and Enforceability.

(a) Each Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required action on the part of such Seller and no other proceedings on the part of each Seller is required to authorize this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which it is a party have been (or will be when executed and delivered on the Closing Date) duly executed and delivered by each Seller and constitutes (or will constitute) a valid and legally binding obligation of such Seller, enforceable against it in accordance with the terms hereof, except to the extent that such enforcement may be limited by the Enforceability Exceptions.

(b) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereunder and thereunder, have been duly and validly authorized by all required corporate action by the Company and no other corporate proceedings on the part of the Company are required to authorize this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which the Company is a party have been (or will be when executed and delivered on the Closing Date) duly executed and delivered by the Company and constitute (or will constitute) a valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except as enforcement may be limited by the Enforceability Exceptions.

Section 6.4 No Defaults or Conflicts.

(a) Except as set forth on Section 6.4(a) of the Disclosure Memorandum, the execution, delivery, and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not (i) result in or constitute a breach or an event that, with or without the giving of notice, the lapse of time or both, would constitute a default, breach or other violation of the Organizational Documents of each Seller; (ii) violate (with or without the giving of notice or the lapse of time or both) or require any Consent applicable to such Seller; or (iii) with or without the giving of notice, the lapse of time or both, violate or conflict with, or result in the breach of, or constitute a default under, or result in the termination or other modification or cancellation or acceleration of the performance of the obligations of each Seller under any Contract to which such Seller is a party or by which such Seller or any of its properties or assets are bound or result in the creation of any Lien on any of the properties or assets of each Seller.

(b) Except as set forth on Section 6.4(b) of the Disclosure Memorandum, the execution, delivery, and performance by the Company of this Agreement and any other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not (i) result in or constitute a breach or an event that, with or without the giving of notice, the lapse of time or both, would constitute a default, breach or other violation of the Organizational Documents of the Company or any of its Subsidiaries; (ii) violate (with or without the giving of notice or the lapse of time or both) or require any Consent applicable to the Company or any of its Subsidiaries; or (iii) with or without the giving of notice, the lapse of time or both, violate or conflict with, or result in the breach of, or constitute a default under, or result in the termination or other modification or cancellation or acceleration of the performance of the obligations of the Company or any of its Subsidiaries under any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of the Assets are bound or result in the creation of any Lien on any of the Assets.

Section 6.5 Consents. Except as otherwise set forth on Section 6.5 and Section 6.23 of the Disclosure Memorandum, no Consent or Educational Consent will be required to be obtained or made by the Sellers, the Company, or any of its Subsidiaries in connection with the due execution, delivery, and performance by the Sellers or the Company of this Agreement or the Transaction Documents and the consummation by the Sellers, the Company, or its Subsidiaries of the transactions contemplated by this Agreement or the Transaction Documents.

Section 6.6 Financial Statements; Internal Controls.

(a) Section 6.6(a) of the Disclosure Memorandum sets forth true, correct, and complete copies of the Year-End Financial Statements. The Year-End Financial Statements (A) have been prepared from, and are consistent with, the books and Records of the Company and its Subsidiaries; (B) have been prepared in accordance with GAAP, and have been audited in accordance with GAAS and standards applicable to financial audits contained in GAGAS, in each case consistently applied throughout the periods; and (C) present fairly, in all material respects, the financial condition, results of operations, cash flow, and, solely with respect to the Year-End Financial Statements, changes in stockholders’ equity of the Company and the consolidated Subsidiaries for the periods covered and as of the respective dates thereof.

(b) The Company has devised and maintains a system of internal accounting controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company and its Subsidiaries maintain accurate books and Records reflecting the Assets and their liabilities and maintains proper and adequate internal accounting and record-keeping controls that provide reasonable assurance that: (i) the Company and its Subsidiaries maintain no off-the-book accounts and the Assets are used only in accordance with management’s directives; (ii) transactions are executed in accordance with management’s authorizations; (iii) transactions are recorded as necessary to permit preparation of financial statements consistent with past practice and to maintain asset accountability; (iv) access to the Assets is permitted only in accordance with management’s authorization; (v) procedures are completed periodically to validate the existence of material assets recorded on the Company’s balance sheet; (vi) accounts, notes and other receivables and inventory are recorded accurately consistent with past practice and do not include any amounts for which there is no written contractual commitment to pay, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis; and (vii) the Company and its Subsidiaries maintain records in accordance with statutory records retention requirement.

(c) The accounts receivable reflected on the Year-End Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the rendering of services in the Ordinary Course; (ii) constitute only valid, undisputed claims of the Company and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course; and (iii) subject to a reserve for bad debts shown on the Year-End Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date in the Ordinary Course, on the accounting records of the Company and its Subsidiaries, to the Company’s Knowledge, are collectible. The reserve for bad debts shown on the Year-End Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date in the Ordinary Course, on the accounting records of the Company and its Subsidiaries, has been determined in accordance with GAAP, consistently applied.

Section 6.7 Company Indebtedness. The Indebtedness of the Company and its Subsidiaries as of the date of this Agreement is set forth on Section 6.7 of the Disclosure Memorandum. Except as set forth on Section 6.7 of the Disclosure Memorandum, neither the Company nor any of its Subsidiaries has any obligations in respect of any Indebtedness as of the date hereof.

Section 6.8 Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, or contingent and whether due or to become due), except (a) as and to the extent disclosed or reserved against in the Year-End Financial Statements; (b) for liabilities incurred since the date of the Year-End Financial Statements in the Ordinary Course, none of which are material, individually, or in the aggregate, to the Company or its Subsidiaries; (c) as disclosed in the notes to the Year-End Financial Statements; (d) for liabilities described on Section 6.8 of the Disclosure Memorandum; or (e) for liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement.

Section 6.9 Absence of Certain Changes or Events. Except as set forth on Section 6.9 of the Disclosure Memorandum or as otherwise contemplated by this Agreement, since the Balance Sheet Date to the date of this Agreement, a Company Material Adverse Effect has not occurred and the Company and its Subsidiaries have conducted their businesses in the Ordinary Course, and have not engaged in any of the following activities:

(a) issued any shares of capital stock, warrants, options or other equity securities, or redeemed, purchased, or otherwise acquired any outstanding shares of the capital stock or other equity securities issued by it;

(b) split, combined, subdivided, or reclassified any of its shares of capital stock or other equity securities or declared, set aside, or paid any dividend or made any other distribution (other than dividends paid in cash consistent with the Company’s and each of its Subsidiary’s historical dividend practices) with respect to any of its shares of capital stock or other equity securities;

(c) adopted any amendment to the Organizational Documents of the Company or any of its Subsidiaries;

(d) (i) entered into any transaction with, or increased or accelerated in any manner the rate or terms of compensation or benefits of any of its directors, officers, employees, or consultants except as may be required under an applicable Legal Requirement or any Benefit Plan or such increases as are granted in the Ordinary Course; (ii) paid or agreed to pay any pension, retirement allowance, or other employee benefit not contemplated by any Benefit Plan to any director, officer, consultant, or employee, whether past or present, other than in the Ordinary Course or as required by a Legal Requirement; (iii) entered into or adopted any employment, bonus, severance, retirement contract, or employee benefit plan, or amended any existing Benefit Plan, in each case other than as required by Legal Requirement or an existing Benefit Plan; or (iv) terminated any management-level employees;

(e) incurred any Indebtedness outside the Ordinary Course;

(f) mortgaged, pledged, or subjected any material Assets to any Lien or created, imposed, or otherwise incurred any Lien upon any material Assets (other than Permitted Liens);

(g) except in the Ordinary Course, sold, leased, transferred, or otherwise disposed of, any of its material Assets or properties;

(h) made (or forgave) any loans, advances, or capital contributions, except advances for travel and other normal business expenses to officers and employees in the Ordinary Course;

(i) incurred any capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(j) materially amended, entered into, or terminated any Material Contract or any Real Property Lease;

(k) cancelled, waived, compromised, or released of any claims or rights under any Material Contract or Real Property Lease or any other material claims or rights pertaining to its Assets or operations;

(l) settled or compromised or offered to settle or compromise (or amended a settlement or compromise of) any Proceeding;

(m) acquired any operating business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(n) entered into any new line of business or services;

(o) written down or written up (or failed to write-down or write-up) in accordance with GAAP consistent with past practice the value of any accounts receivable or revalued any other assets other than in the Ordinary Course;

(p) changed, in any material respect, its cash management practices and policies, practices, and procedures with respect to the collection of accounts receivable, establishment of reserves for uncollectible receivables, prepayment of expenses, accrual of expenses, or deferral of revenue;

(q) made any change in any method of accounting or auditing practice other than those required by GAAP or GAGAS;

(r) entered into any Contract or transaction with any Seller or any Affiliate of a Seller;

(s) except as required by applicable Legal Requirements, made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax Claim relating to the Company or any Subsidiary, surrendered any right to a claim for refund of Taxes, submitted any claim for a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax Claim relating to the Company or any Subsidiary;

(t) experienced any damage, destruction, or loss in an amount in excess of One Hundred Thousand Dollars ($100,000) (whether or not covered by the insurance policies set forth on Section 6.22 of the Disclosure Memorandum) to any of the Assets;

(u) canceled, reduced, or not renewed any insurance policy set forth on Section 6.22 of the Disclosure Memorandum;

(v) paid, or made any accrual or arrangement for the payment of, any increase in compensation, bonuses, or special compensation of any kind to any employee of the Company or any of its Subsidiaries other than in the Ordinary Course;

(w) entered into or amended any new employment, severance, bonus, consulting, retention, retirement, equity, or other compensation agreement, except for Contracts with newly hired employees or contractors of the Company or any of its Subsidiaries in the Ordinary Course with an annual base salary or consulting fees and incentive compensation opportunity that do not exceed One-Hundred Thousand Dollars ($100,000);

(x) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Legal Requirement or consent to the filing of any bankruptcy petition against it under any similar Legal Requirement;

(y) other than in the Ordinary Course or due to applicable Legal Requirements, amended or adopted any Benefit Plan or labor agreement affecting any employee or consultant of the Company or any of its Subsidiaries; or

(z) agreed in writing to take any of the foregoing actions.

Section 6.10 Litigation; Orders.

(a) There is not, and since the January 1, 2020, there has not been, any Claim, Order or Proceeding involving an amount in controversy in excess of One Hundred Thousand Dollars ($100,000) pending or, to the Company’s Knowledge, threatened against the School, the Company, its Subsidiaries, their respective Assets, or any of their respective officers, directors, managers, or employees (in each case, in their capacity as such). Except as set forth in Section 6.10(a) of the Disclosure Memorandum, there are no audits or investigations by or claims or lawsuits with a Governmental Entity pending or, to the Company’s Knowledge, threatened against the School, the Company, or any of its Subsidiaries. There is no settlement or similar agreement that imposes any ongoing obligations or restrictions on the Company or any of its Subsidiaries. There is no Claim or Proceeding commenced by the Company or any of its Subsidiaries currently pending.

(b) Except as set forth on Section 6.10(b) of the Disclosure Memorandum, there are no outstanding Orders against or affecting the Company, its Subsidiaries, or any of their respective Assets. Since the Compliance Date, the Company is, and has at all times been, in material compliance with the terms of each Order to which it or its Assets are bound or subject. Since the Compliance Date, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in with or without notice or lapse of time or both a violation in any material respect of, or failure to comply in any material respect with, any Order to which the Company, or any Subsidiary, or any of their respective Assets are subject. Since the Compliance Date, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which the Company, any Subsidiary, or any of their respective Assets are subject.

Section 6.11 Compliance with Legal Requirements. Except as set forth on Section 6.11 of the Disclosure Memorandum, each of the Company and each of its Subsidiaries is and has been since the Compliance Date, in compliance, in all material respects, with all Legal Requirements applicable to the Company or such Subsidiary, as applicable, and their respective Assets and businesses. Since the Compliance Date, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other Person asserting any past or present failure by the Company or such Subsidiary to comply with any applicable Legal Requirement in any material respect.

Section 6.12 Permits. Section 6.12 of the Disclosure Memorandum contains a complete listing of all material Permits held by the Company and each of its Subsidiaries (other than Educational Approvals and Environmental Permits). All such Permits are in full force and effect. Except as set forth on Section 6.12 of the Disclosure Memorandum, the Company and its Subsidiaries own or possess all material Permits that are required under applicable Legal Requirements to conduct their respective businesses, including the Business, as presently conducted. Since the Compliance Date, no written notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any applicable Permit.

Section 6.13 Title to Assets. Each of the Company and its Subsidiaries, as applicable, (a) has good and marketable title to, or (b) has valid leasehold interests in or has valid contractual rights to use, in each case free and clear of all Liens (other than Permitted Liens), all of the Assets owned by the Company or any Subsidiary. The Assets currently owned by the Company or any of its Subsidiaries are in good, working order (reasonable wear and tear and scheduled maintenance excepted) and are adequate and sufficient to permit the Purchaser to operate the Business from and after the Closing Date in the same manner as the Business is being conducted by the Company and its Subsidiaries as of the date hereof and as of immediately prior to the Closing. Other than as set forth on Section 6.13 of the Disclosure Memorandum, none of the Assets of the Company or its Subsidiaries or the Business is used in, and there are no shared services between or among the Business and, any other business of the Sellers, their Affiliates, or any other Person.

Section 6.14 Material Contracts.

(a) Section 6.14(a) of the Disclosure Memorandum discloses each currently effective Contract to which the Company or any of its Subsidiaries is a party or by which it or its Assets is bound which constitutes:

(i) an employment agreement (excluding offer letters for at-will employment), change of control agreement, or separate bonus or severance agreement (exclusive of generally applicable bonus plans or severance policies contained in any employment handbooks of the Company or any of its Subsidiaries) with any current or former employee of the Company or any of its Subsidiaries which will remain in effect following the Closing Date and that has a future liability in excess of One Hundred Thousand Dollars ($100,000) per annum;

(ii) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities, or (D) relating to the future disposition or acquisition of material Assets or properties by the Company or any of its Subsidiaries outside the Ordinary Course, or any merger or business combination with respect to the Company or any of its Subsidiaries;

(iii) a Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person, except for advances of business expenses of up to Ten Thousand Dollars ($10,000) in the Ordinary Course;

(iv) a Contract for the future purchase of materials or supplies having a remaining obligation as of the date of this Agreement in excess of One Hundred Thousand Dollars ($100,000);

(v) a Contract giving rise to Indebtedness;

(vi) a Contract with any Affiliate of the Company or any of its Subsidiaries, with the Seller or any Affiliate of the Seller;

(vii) a Contract for the making of capital expenditures under which the Company or any of its Subsidiaries, as of the date of this Agreement, has remaining obligations in excess of One Hundred Thousand Dollars ($100,000);

(viii) a Contract involving the lease of equipment, a vehicle or other personal property that require payments of greater than One Hundred Thousand Dollars ($100,000) during the remaining term or on an annual basis;

(ix) a Contract that limits the right of the Company or any of its Subsidiaries to (A) compete in any line of business with any other Person anywhere in the world and/or (B) solicit the employees, suppliers or customers of any other Person anywhere in the world, in each case, other than customary non-disclosure agreements entered into by the Company for the disclosure and receipt of confidential information in the Ordinary Course, including those entered into in connection with the potential sale of the Company or any of its Subsidiaries;

(x) a Contract that grants to any Person other than the Company or any of its Subsidiaries any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase any of the Company’s or any of its Subsidiaries’ services;

(xi) a Contract (A) creating a joint venture or partnership or (B) involving a sharing of profits, losses, costs, or Liabilities by the Company or any of its Subsidiaries with any other Person;

(xii) a Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xiii) a Contract whose primary purpose is to provide for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other liability of any Person;

(xiv) a Contract with any Governmental Entity to which the Company or any of its Subsidiaries is a party, other than clinical contracts entered into in the Ordinary Course with hospitals associated with Governmental Entities;

(xv) an agency, sales promotion, market research, marketing consulting or advertising Contract to which the Company or any of its Subsidiaries is a party involving anticipated, remaining payment obligations of the Company or such Subsidiary party thereto of greater than One Hundred Thousand Dollars ($150,000);

(xvi) a Contract with a staffing agency or professional employer organization; or

(xvii) any Contract that is otherwise material to the Company, any of its Subsidiaries or the Business and not previously disclosed pursuant to this Section 6.14(a).

(b) Each of the Contracts listed in Section 6.14(a) of the Disclosure Memorandum is in full force and effect (each a “Material Contract”) (assuming due power and authority to execute, deliver, and perform at the time of execution of, and due execution and delivery by, the other party or parties thereto) is a valid and legally binding obligation of the Company or its applicable Subsidiary party thereto and, to the Company’s Knowledge, any other party thereunder, enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party to any Material Contract, is in breach of or default under any material term of any such Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default or breach thereunder by the Company, its applicable Subsidiary party thereto, or any other party to such Material Contract. Since the Compliance Date, none of the Company, any of its Subsidiaries, or any other party to a Material Contract has provided or received any written notice of any intention to terminate any Material Contract, or provided or received any written notice of breach or default in any material respect under any Material Contract. True, correct, and current copies of the Material Contracts, as in effect on the date hereof, have been Made Available to the Purchaser.

Section 6.15 Intellectual Property.

(a) Section 6.15(a) of the Disclosure Memorandum (i) sets forth a correct, accurate and complete list of U.S. and foreign (A) Company Owned Intellectual Property that is subject to a registration with a Governmental Entity (“Registered Intellectual Property”) and (B) all other material Intellectual Property that is used in or necessary to operate the Company’s or its Subsidiaries’ businesses and (ii) identifies all Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has received or granted a license or sublicense with respect to any of the Company Intellectual Property, excluding licenses for Shrink-Wrap Technology (the “Intellectual Property Licenses”). Except as otherwise set forth on Section 6.15(a) of the Disclosure Memorandum, none of such Registered Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and all registration, renewals and maintenance fees in respect of such Registered Intellectual Property that were due prior to the date hereof have been duly paid and all necessary documents and certificates in connection with the Registered Intellectual Property that have or that must be filed within 60 days of the date of this Agreement have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be. No loss or expiration of any Registered Intellectual Property is threatened or pending or reasonably foreseeable by the Company or any of its Subsidiaries. The Company Owned Intellectual Property and the Intellectual Property licensed to the Company and its Subsidiaries under the Intellectual Property Licenses includes all Curricula used by the Company and its Subsidiaries in the operation of the Business as currently conducted and is collectively referred to as the “Company Intellectual Property”.

(b) The Company or a Subsidiary of the Company solely owns all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and has the sole right to enforce it. The Company or a Subsidiary owns and possesses all right, title and interest in and to, or has a valid and enforceable (subject to the Enforceability Exceptions) written license and right to use, all Intellectual Property used to conduct the Business as currently conducted, free and clear of all Liens (other than Permitted Liens). The Company Owned Intellectual Property is enforceable, valid and subsisting. Except as set forth in Section 6.15(b) of the Disclosure Memorandum, the Company Intellectual Property shall be available for use by the Purchaser, the Company and its Subsidiaries immediately after the Closing Date on the same terms and conditions to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing Date. With respect to each Intellectual Property License: (i) the Company and its Subsidiaries have delivered a true, complete and accurate copy of each such Intellectual Property License to the Purchaser; (ii) such Intellectual Property License is the valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by the Enforceability Exceptions; and (iii) none of the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any other party to such Intellectual Property License is in material breach of or default under such Intellectual Property License.

(c) No current or former director, officer or employee of the Company or any of its Subsidiaries has any right, title or interest in or to any Company Intellectual Property owned by the Company, any of its Subsidiaries or, to the Knowledge of the Company, used by the Company or any of its Subsidiaries. Other than tuition payments by students in connection with their enrollment in the Company and its Subsidiaries’ courses offered in the Ordinary Course, neither the Company nor any of its Subsidiaries receives any royalty from any Person with respect to any Company Intellectual Property, and neither the Company nor any of its Subsidiaries has licensed to any Person the right to use any Company Intellectual Property. Other than payment by Company or its Subsidiaries to cloud service providers and software licensors for use of their standard, commercially available, cloud-based services and software, neither the Company nor any of its Subsidiaries pays any royalty to any Person with respect to any Intellectual Property. The Company and its Subsidiaries have taken actions reasonably necessary and all actions common in the industry to protect and maintain the Company Owned Intellectual Property, including the secrecy, confidentiality and value of trade secrets, Personal Information and other confidential information of the Company and its Subsidiaries, and the Company and its Subsidiaries have not disclosed any confidential Company Owned Intellectual Property to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. Except as set forth in Section 6.15(c) of the Disclosure Memorandum, all Persons who have contributed to the creation, invention, modification or improvement of any material Company Owned Intellectual Property have signed written agreements (i) assigning to the Company and its Subsidiaries all Intellectual Property created or developed within the scope of employment or engagement, as applicable, and (ii) protecting the trade secrets and confidential information of the Company and its Subsidiaries, and (A) all such assignment agreements and confidentiality agreements are valid and enforceable in accordance with their terms, except to the extent that such enforcement may be limited by the Enforceability Exceptions, and (B) and to the Knowledge of the Company, no other Person is in breach of any such agreement.

(d) None of the Assets of the Company or any of its Subsidiaries, or the conduct of the Business, infringes, misappropriates, conflicts, or otherwise violates any Intellectual Property or privacy rights of any other Person, and since the Compliance Date, neither the Company nor any of its Subsidiaries has received any written Claim of infringement, violation, misappropriation or conflict (including any unsolicited offer to license, or claim that the Company or any of its Subsidiaries must license or refrain from using any other Person’s Intellectual Property).    There are no pending or, to the Knowledge of the Company, threatened Claims against the Company, its Subsidiaries or its employees alleging that the operation of the Business infringes, violates, misappropriates or conflicts with any Intellectual Property of any other Person. There are no Proceedings or actions pending by or before any Governmental Entity challenging the ownership, validity or enforceability of any Company Owned Intellectual Property and, to the Knowledge of the Company, no such Proceedings have been threatened against the Company or any of its Subsidiaries. No Company Owned Intellectual Property is subject to any Order, Proceeding or Contract which limits in any manner the Company’s or its Subsidiaries’ ability to use such Company Owned Intellectual Property. To the Knowledge of the Company, no Person has or is currently infringing, misappropriating, conflicting or otherwise violating any of the Company Owned Intellectual Property.

(e) The Software, computer firmware, computer hardware, electronic data processing, security measures, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Company or any of its Subsidiaries in the conduct of the Business (collectively, the “IT Systems”) are sufficient for the operation of the Business as of the date of this Agreement. The Company’s and its Subsidiaries’ service providers and vendors maintain and keep the IT Systems in sufficiently good working condition to perform the information technology operations for the Business and secure the Personal Information and confidential information that it or they maintain. Since the Compliance Date, there have been no (A) unauthorized access, intrusions, unavailability of IT Systems or Personal Information, loss, theft or breaches of security or Personal Information, or other security incidents that present a risk of unauthorized access, disclosure, use, corruption, destruction, compromise, or loss of Personal Information or that is considered a “data breach,” “personal data breach,” or “data security breach” under applicable Privacy Laws and Requirements (“Security Incident”), or (B) failures, breakdowns, continued substandard performance or other material and adverse events affecting any such IT Systems that have caused any substantial disruption of or material interruption in or to the use of such IT Systems which disrupted the Business. The Company and its Subsidiaries maintain and periodically test industry-standard security, disaster recovery and business continuity plans. The Company and its Subsidiaries use commercially reasonable efforts designed to protect the IT Systems from becoming infected by, and to the Company’s Knowledge, the IT Systems are free of, any virus, worm, Trojan horse, automatic restraint, time bomb or any other unintended, malicious feature or function designed to cause the erasing, destroying, or corrupting of Software, systems, databases, or data. The Company and its Subsidiaries have not notified, and have not been required to notify, any Person, Governmental Entity or other third party regarding any Security Incident. None of the Company Owned Intellectual Property that is software contains open source software or is subject to any license: (i) that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) requiring the Company to disclose, distribute or reverse-engineer the source code to any of the proprietary software, to license or provide the source code to any proprietary software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the proprietary software at no or minimal charge.

(f) Except as set forth in Section 6.15(f) of the Disclosure Memorandum, the Company and its Subsidiaries own outright, and have good and marketable title to, the Curricula listed or identified, free and clear of all Liens (the “Owned Curricula”). Neither the Seller nor any other Person owns or has any interest, directly or indirectly, in any part of the Owned Curricula. Neither the Company nor any of its Subsidiaries use any part of the Owned Curricula by Consent of any other Person and is not required to and does not make any payments to others with respect thereto.

(g) Section 6.15(g) of the Disclosure Memorandum contains a complete and accurate list of all social media accounts (the “Accounts”) used in the Business. All of the Company’s and its Subsidiaries’ uses of its Accounts have complied, in all material respects, with all applicable Legal Requirements as well as all terms and conditions or terms of use applicable to the Accounts.

Section 6.16 Employee Benefits.

(a) Section 6.16(a) of the Disclosure Memorandum contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), deferred compensation, excess benefit, stock bonus, stock purchase, stock ownership, pension, profit sharing, savings and thrift, cafeteria, reimbursement, health savings, flexible spending, welfare, sick leave, medical, dental, hospitalization, vision, disability, accidental death and dismemberment, life insurance, death benefits, collective bargaining or other agreement with any works council or similar association, worker’s compensation, unemployment compensation, post-retirement, transaction bonus, periodic bonus, loan, salary continuation, benefit, defined benefit, retirement, employment (excluding at-will offer letters and employment agreements that do not contain change of control, severance or prior notice provisions), independent contractor, termination, retention, noncompetition and confidentiality (excluding the Company’s or any Company Subsidiary’s form noncompetition and/or confidentiality agreement, in which case provision of a copy of the form is sufficient), retirement, employment, independent contractor, termination, retention, noncompetition, confidentiality, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe benefit, perquisite (including benefits relating to automobiles, clubs, child care, parenting leave, and sabbaticals), and other similar agreement, plan, policy, program, trust, fund, contract, agreement, retainer, consulting, understanding, commitment, policy, funding mechanism and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more employees (whether active or on leave of absence), former employees, or any consultants, officers, directors or agents of the Company or any of its Subsidiaries, and the beneficiaries and dependents of any of them, and is established, operated, funded, administered, maintained, sponsored, contributed to, or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or under which the Company or any of its Subsidiaries has or may have any liability, or with respect to which the Purchaser or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as set forth on Section 6.16(a) of the Disclosure Memorandum, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has Made Available to Purchaser true, current, and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, adoption agreements, annuity contracts, service provider contracts, insurance policies, certificates of coverage, riders, endorsements, applications, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions and each summary of material modifications thereto; (v) employee handbooks; (vi) the most recent Forms 5500 and all schedules thereto; and (vii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service.

(c) Since the Compliance Date, each Benefit Plan and any related trust agreement is and has been established, maintained, operated, funded and administered in compliance both as to form and operation with its terms and with all applicable Legal Requirements (including ERISA and the Code and the regulations promulgated thereunder) in all material respects. Each Qualified Benefit Plan is qualified and has received a favorable and current determination, opinion, or advisory letter from the Internal Revenue Service that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred whether by action or failure to act that would adversely affect the qualified or exempt status of any such Qualified Benefit Plan or trust. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company, any of its Subsidiaries or, with respect to any period on or after the Closing Date, the Purchaser, or any of its Affiliates, to a penalty under Section 502 of ERISA or to an excise or penalty tax under the Code. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid or accrued in accordance with the terms of such Benefit Plan and the terms of all applicable Legal Requirements. With respect to any Benefit Plan, no event has occurred or may occur that has resulted in or would subject the Company or any of its Subsidiaries or, with respect to any period on or after the Closing Date, the Purchaser or any of its Affiliates, to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a Lien under ERISA or the Code.

(d) None of the Company, any of its Subsidiaries nor any ERISA Affiliate has maintained, contributed to, or has been required to contribute to in the past six (6) years (i) any Benefit Plan which is or has been subject to Title IV of ERISA, Code Sections 412, 430, 431, 432, or 436, ERISA Sections 302, 303, 304, or 305, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(e) Except as set forth on Section 6.16(e) of the Disclosure Memorandum, the Company or any of its Subsidiaries has the right to terminate, suspend, or amend each Benefit Plan. None of the Company nor any of its Subsidiaries has any commitment or obligation or has made any representations to any employee, whether or not legally binding, to adopt any additional employee benefit plan, program, or arrangement, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Other than as required under Section 601 et seq. of ERISA, none of the Company, any of its Subsidiaries, nor any Benefit Plan provides, has ever provided, or has promised to provide, benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death). Each Benefit Plan subject to ERISA and each Benefit Plan established pursuant to the terms of offer letters, employment agreements, severance agreements, separation agreements, or any other similar arrangements setting forth the terms of an individual’s employment covers only and provides benefits only to current or former employees of the Company and its Subsidiaries and, if applicable, their dependents and COBRA participants.

(g) There is no pending or, to the Knowledge of the Company, threatened Proceeding or Order relating to a Benefit Plan, and no Benefit Plan has since the Compliance Date been the subject of an examination, investigation, or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) There has been no amendment to, announcement by the Company, any of its Subsidiaries, or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year with respect to any employee.

(i) Except as set forth on Section 6.16(i) of the Disclosure Memorandum, no Benefit Plan exists that could (i) result in the payment of any money or other property; (ii) accelerate, create, accrue, or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise); or (iii) limit or restrict the ability of Purchaser or its Affiliates to merge, amend, or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement.

(j) Neither the Company nor any of its Subsidiaries maintain any Benefit Plan on behalf of or for the benefit of any employees who perform services for the Company or any of its Subsidiaries outside of the United States.

(k) The Company, its Subsidiaries and each Benefit Plan has, since the Compliance Date, prior to the date hereof, complied with the Patient Protection and Affordable Care Act, COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state Legal Requirement applicable to its employees. Neither the Company nor any of its Subsidiaries has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state or local Legal Requirement governing health care coverage or extension.

Section 6.17 Employee Matters; Labor Relations.

(a) Section 6.17(a)(i) of the Disclosure Memorandum sets forth all individuals who are employees of the Company or any of its Subsidiaries, and sets forth for each such employee the following: (A) name (if permitted by applicable Legal Requirements; otherwise, employee ID will be provided until following the execution of this Agreement); (B) title or position (including whether full or part time); (C) hire date; (D) current annual base compensation rate (or for non-exempt employees, hourly compensation rate); (E) commission, bonus, or other incentive-based compensation rate; (F) exemption status under the Fair Labor Standards Act (“FLSA”); (G) employer of record; (H) accrued unused vacation or paid time off; (I) whether any such employee is on a work permit or visa; (J) leave of absence status, including the type of leave and anticipated return date; and (K) the location at which such employee provides services. Except as set forth on Section 6.17(a)(i) of the Disclosure Memorandum, all compensation, including wages, commissions, bonuses, fees, or other compensation payable to all employees of the Company or any of its Subsidiaries for services performed on or before the date of this Agreement have been paid in full (or accrued in full in the Estimated Closing Working Capital) and there are no outstanding Contracts with respect to any compensation, wages, commissions, bonuses, or fees. Section 6.17(a)(ii) of the Disclosure Memorandum sets forth all Persons who are consultants to or contractors with the Company or any of its Subsidiaries, and sets forth for each such consultant or contractor the following: (A) name; (B) name of business, if any, through which the consultant or contractor contracts; (C) rate of pay; (D) description of services; (E) location in which consultant or contractor provides services; (F) initial date of engagement; and (G) whether the consultant or contractor has entered into a written consulting agreement with the Company or such Subsidiary. Copies of all consulting agreements between consultants and contractor, on the one hand, and the Company or any of its Subsidiaries, on the other hand, have been Made Available to the Purchaser.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining or other agreement with any labor union, labor organization, or works council. In the last three (3) years, there has been no labor dispute, strike, picketing, work stoppage, lockout, or organizing activity, and, to the Knowledge of the Company, none of the foregoing has been threatened in writing, by or with respect to any employees of the Company or any of its Subsidiaries.

(c) Except as set forth on Section 6.17(c) of the Disclosure Memorandum, the Company and its Subsidiaries are and, in the last four (4) years have been, in compliance in all material respects with all applicable Legal Requirements pertaining to employment and employment practices, including, but not limited to, all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, classification as exempt and non-exempt for purposes of the FLSA and analogous Legal Requirements, child labor, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. The Company has properly characterized and paid all exempt and non-exempt employees in compliance with applicable Legal Requirements.    Except as set forth on Section 6.17(c), there are no, and in the last three (3) years there have been no, Claims or Proceedings against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened in writing to be brought or filed, by or with any current or former employee or independent contractor or any Governmental Entity in connection with the employment of any current or former employee or with the work of any consultant, or independent contractor of the Company or any of its Subsidiaries, including, without limitation, any Claims or Proceedings relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour, misclassification as exempt, misclassification as an independent contractor, or any other employment related matter arising under applicable Legal Requirements.

(d) The Company and its Subsidiaries have (i) complied in all material respects and are in material compliance with, have not materially violated, and are not in material violation of, and have not received any notices of non-compliance or violation or alleged non-compliance or violation with respect to, any applicable Legal Requirements relating or pertaining to COVID-19 or the SARS-CoV-2 virus, (ii) taken reasonable steps to minimize potential workplace exposure in light of COVID-19 or the SARS-CoV-2 virus, and (iii) Made Available to Purchaser true, accurate and complete copies of all (A) workplace communications from the Company or any Company Subsidiary to employees regarding actions or changes in workplace schedules, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19, (B) contingency plans for workplace cessation in light of COVID-19 and (C) policies implemented in relation to COVID-19.

(e) In the last three (3) years, the Company and its Subsidiaries have complied with the WARN Act and any similar state and local Legal Requirements.

(f) In the last three (3) years, (i) to the Company’s Knowledge, no allegations of sexual harassment or misconduct have been made involving any current or former director, officer, or employee of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment by any current or former director, officer, or employee of the Company or any of its Subsidiaries.

(g) Except as set forth on Section 6.17(g) of the Disclosure Memorandum, since the Compliance Date, the Company and its Subsidiaries have properly classified and paid all consultants and independent contractors in accordance with applicable Legal Requirements.

(h) The Company and its Subsidiaries are and, within the last three (3) years prior to the date of this Agreement, have been in compliance with all work authorization Legal Requirements in respect of current and former employees. The Company and the Subsidiaries have properly completed a Form I-9 for all current employees.

Section 6.18 Environmental Compliance.

(a) The Company and its Subsidiaries are currently and, since the Compliance Date have been, in compliance, in all material respects, with all Environmental Laws and have not received from any Person nor are they subject to any: (i) Environmental Notice or Claim; or (ii) request for information pursuant to any Environmental Law, in each case, that remains pending or unresolved. Neither the Company nor any of its Subsidiaries generate any Hazardous Materials in the Ordinary Course except in compliance with all Environmental Laws.

(b) The Company and its Subsidiaries have obtained and are in compliance, in all material respects, with all Environmental Permits necessary for the ownership, lease, operation, or use of the Business and the Assets (each of which are set forth on Section 6.18(b) of the Disclosure Memorandum), and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect on the Closing Date in accordance with applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has Knowledge of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or Assets as currently carried out.

(c) Except as set forth on Section 6.18(c) of the Disclosure Memorandum, there has been no Release of Hazardous Materials with respect to the Business or Assets or any real property currently or formerly owned, operated, or leased by the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has received an Environmental Notice that any real property currently or formerly owned, operated, or leased in connection with the Business (including soils, groundwater, surface water, buildings, and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of an Environmental Law or term of any Environmental Permit by, the Company or any of its Subsidiaries.

(d) Section 6.18(d) of the Disclosure Memorandum contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks now or at any time owned or operated by the Company or its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has retained or assumed, by any means, including, by Contract or operation of any Legal Requirement any liabilities or obligations of third parties under any Environmental Law. Neither the Company nor any of its Subsidiaries has arranged for the transportation, disposal, or treatment of Hazardous Materials at any location that would reasonably be expected to result in a material liability or obligation of any Group Member.

(f) No civil, criminal or administrative Proceeding is pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, directly and overtly threatened against the Company or any of its Subsidiaries with respect to Hazardous Materials or Environmental Laws in connection with the Business or Assets.

(g) The Company has Made Available to Purchaser all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents, including but not limited to Phase I and Phase II environmental site assessment reports with respect to the Business or the Assets or any currently or formerly owned, operated, or Leased Real Property which are in the possession or control of the Company or its Subsidiaries related to compliance with Environmental Laws, an Environmental Notice or the Release of Hazardous Materials.

Section 6.19 No Brokers or Finders. Except for Cherry Tree & Associates, LLC, no broker, finder, or agent will have any claim against any of the Company, any of its Subsidiaries, the Sellers, or the Purchaser for any fees or commissions in connection with the transactions contemplated by this Agreement, in each case, based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 6.20 Tax Matters.

(a) Except as set forth on Section 6.20(a) of the Disclosure Memorandum, all income and other material Tax Returns required by any applicable Legal Requirement to have been filed by or with respect to the Company or its Subsidiaries have been timely filed, and all such Tax Returns were true, correct, and complete in all material respects. Except as set forth on Section 6.20(a) of the Disclosure Memorandum, all income and other material Taxes required to have been paid or withheld and deposited by or with respect to the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or withheld and deposited. No adjustment relating to any such Tax Return has been proposed by in writing any Tax Authority insofar as relates to the activities or income of the Company or its Subsidiaries.

(b) There are no pending or threatened in writing audits or Proceedings for the assessment or collection of any Tax against the Company or its Subsidiaries. There are no Liens (other than Permitted Liens) on any of the Assets with respect to Taxes.

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not yet expired.

(d) No written Tax Claim has been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns alleging that the Company or any such Subsidiary, as applicable, is or was subject to taxation by that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States, nor has the Company or any of its Subsidiaries ever engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

(f) Neither the Company nor any of its Subsidiaries is a member of any group filing any Tax Return on an affiliated, combined, consolidated, unitary or other group basis other than the U.S. federal income tax consolidated group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person as a transferee or successor or by operation of applicable Legal Requirements or pursuant to any Contract, excluding under any arrangement entered into in the Ordinary Course and not primarily related to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, nor is it liable to another party under any such agreement, excluding under any arrangement entered into in the Ordinary Course and not primarily related to Taxes.

(g) Neither the Company nor any of its Subsidiaries has been a member of any partnership or joint venture for any period for which the statute of limitations for any Tax has not expired.

(h) Except as set forth on Section 6.20(h) of the Disclosure Memorandum, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries in any taxable period or portion thereof beginning after the Closing Date.

(i) Neither the Company nor the any of its Subsidiaries has participated in, or is currently participating in, any “listed transaction” or “reportable transaction” within the meaning of Section 1.6011-4 of the U.S. Treasury Regulations.

(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S., or other applicable Legal Requirement) executed prior to the Closing Date, (ii) any intercompany transaction entered into prior to the Closing Date, (iii) any installment sale or open transaction entered into on or prior to the Closing Date, (iv) any change in method of accounting made on or prior to the Closing Date, (v) any election under Section 965 of the Code made prior to the Closing Date, or (vi) any prepaid amount received on or prior to the Closing Date.

(k) Except as set forth on Section 6.20(k) of the Disclosure Memorandum, neither the Company nor any of its Subsidiaries has: (i) deferred payment of the employer or employee portion of any Tax pursuant to Section 2302 of the CARES Act or any other provision of the COVID-19 Tax Acts, or (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under any provision of the COVID-19 Tax Acts. Neither the Company nor any of its Subsidiaries has filed any amended Tax Return or other claim for a Tax refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act (or any corresponding or similar provision of state, local, non-U.S., or other applicable Legal Requirements).

(l) Each Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered, and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder since the Compliance Date (“Section 409A”). No Benefit Plan or Contract provides a gross-up or other indemnification by the Company or any of its Subsidiaries for any excise Taxes that may be imposed pursuant to Section 4999 of the Code or for any Tax paid for a failure to comply with the requirements of Section 409A.

(m) Except as set forth on Section 6.20(m) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will give rise to the payment of any amount that is an “excess parachute payment” within the meaning of Section 280G of the Code.

(n) No “ownership change” within the meaning of Section 382 of the Code (or any corresponding or similar provision of state or local Legal Requirements) with respect to the Company or any of its Subsidiaries occurred that would have limited the utilization of any net operating losses, tax credits, business interest carryforwards, or other tax attributes generated by the Company or any of its Subsidiaries in, or attributable to, the taxable years ending December 31, 2018 and December 31, 2019.

Section 6.21 Real Property.

(a) Except as set forth in Section 6.21(a) of the Disclosure Memorandum, neither the Company nor any of its Subsidiaries owns any real property, nor does the Company or any of its Subsidiaries have an option to purchase, or is otherwise obligated to purchase, any real property. Section 6.21(a) of the Disclosure Memorandum sets forth the address of each parcel of property that is leased or subleased by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries has agreed (or has an option) to lease or sublease or is obligated to lease or sublease, whether as lessor or lessee (“Leased Real Property” and the buildings and fixtures thereon are hereinafter referred to as the “Leased Improvements”), and a true and complete list of each lease or sublease, and all amendments thereto, pursuant to which such real property is leased (each, a “Real Property Lease” and, collectively, the “Real Property Leases”) for each such Leased Real Property, which includes (i) the landlord under each Real Property Lease, (ii) the rental amount currently being paid under each Real Property Lease, and (iii) the expiration of the term of each Real Property Lease.

(b) Except as set forth on Section 6.21(b) of the Disclosure Memorandum, neither the Company nor any of its Subsidiaries has subleased any Leased Real Property or any portion thereof or assigned or granted any interest in any Real Property Lease to any Person. Except as set forth on Section 6.21(b) of the Disclosure Memorandum, with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid and binding on the Company or the applicable Subsidiary of the Company party thereto, and to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms and in full force and effect, except as enforceability may be limited by the Enforceability Exceptions; (ii) the possession and quiet enjoyment of the rights and benefits granted to the Company or its Subsidiary under such Real Property Lease have not been disturbed in any material respect, and (iii) neither the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, is in material breach or default under such Real Property Lease.

(c) There are no Claims, Proceedings or Orders pending or, to the Knowledge of the Company, threatened in writing against or affecting the Leased Real Property or any portion thereof or interest therein in the nature of condemnation or eminent domain proceedings. To the Knowledge of the Company, no part of any Leased Real Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of such Leased Real Property, and each Leased Real Property is properly and duly zoned for its current use, and such current use is in all respects a conforming use. Since the Compliance Date, no Governmental Entity having jurisdiction over any Leased Real Property has issued to the Company, any of its Subsidiaries, the Seller or any of its Affiliates or, to the Knowledge of the Company, threatened in writing to issue any notice or Order or arbitration award that adversely affects the use or operation of any Leased Real Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property. All Leased Improvements are structurally sound, in good condition, working order and repair (ordinary wear and tear excepted), and none of the Company, any of its Subsidiaries, the Seller or its Affiliates has received any written notice from any insurance company or bonding company of any defects or inadequacies in any Leased Real Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened in writing termination of any policy of insurance or bond. All water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems serving the Leased Real Property are fully operational and in working order and are sufficient to enable the Leased Real Property to continue to be used, occupied and operated in the manner currently being used, occupied and operated.

Section 6.22 Insurance. Section 6.22 of the Disclosure Memorandum sets forth a true, correct, and current list of the Company’s and its Subsidiaries’ insurance policies (including policy number, amount and type of coverage, period of coverage, whether such policy is an occurrence policy or a claims-made policy, and the premiums of such policy allocated to the Company and such Subsidiary) and fidelity bonds maintained on its Assets, or with respect to its employees or the Business and all such complete and correct insurance policies and bonds have been Made Available to the Purchaser. All such insurance policies are valid, binding, and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by the Enforceability Exceptions and have not been subject to any lapse in coverage. All such insurance policies are in full force and effect and will remain in full force and effect following the consummation of the transactions contemplated by this Agreement, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet required to be paid) and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy. Except as set forth on Section 6.22 of the Disclosure Memorandum, there are no claims related to the Business pending under any insurance policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights or where available insurance coverage (exclusive of defense expenses) will be exceeded. The insurance policies maintained by or on behalf of the Company and its Subsidiaries are sufficient for compliance with all applicable Legal Requirements and Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of its Assets are bound. The Company and its Subsidiaries have timely provided all notices required to be given under such insurance policies to the respective insurer with respect to all claims and actions covered by insurance. Since the Compliance Date, neither the Company nor any of its Subsidiaries has (i) received any notice from any insurer canceling or materially amending any of such insurance policies, and no such cancellation or amendment is threatened orally or in writing, or (ii) failed to present any claim which is still outstanding under any of such insurance policies. Neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any insurance policies in effect. No such insurance policies are written on a retrospective, audited, or similar premium basis. The Company has not named any additional insureds under its insurance policies and is not required to do so under any Contract.

Section 6.23 Compliance with Educational Laws.

(a) Since the Compliance Date, the Company, its Subsidiaries, and each School have qualified for and maintained in all material respects compliance with all Educational Approvals from Educational Agencies necessary to operate each School in the manner it was or is operated, including Educational Approvals necessary to offer its educational programs on-ground or online. Except as set forth on Section 6.23(a)(i) of the Disclosure Memorandum, since January 1, 2020, none of the Company, the Subsidiaries, nor any School has received any written notice that a School is in violation in any material respect of any of the terms or conditions of any Educational Approval, or that alleges the failure to hold or obtain any Educational Approval required by any applicable Educational Law. Section 6.23(a)(ii) of the Disclosure Memorandum sets forth a true, correct, and complete list of all currently effective Educational Approvals issued to each School.

(b) Since January 1, 2020, each educational program offered by any School for which Title IV Program funds have been provided has been and is (i) an “eligible program” as defined by DOE and has been offered in material compliance with the requirements of 34 C.F.R. §§ 668.8, 668.9 and 668.14, including requirements regarding the length of educational programs, (ii) approved by the School’s institutional Accrediting Body or included within the scope of the School’s grant of accreditation from its institutional Accrediting Body, (iii) accredited programmatically by a programmatic Accrediting Body if such accreditation is required by an Educational Agency or Governmental Entity in the state in which the educational program is offered, and (iv) to the extent applicable, in compliance in all material respects with applicable educational prerequisites for professional licensure and certification requirements imposed by any Educational Agency or Governmental Entity in the state in which the educational program is offered in order for a graduate to be qualified to work, or find employment in, an occupation for which the School represents or has represented the educational program prepares a student to enter.

(c) Except as set forth on Section 6.23(c) of the Disclosure Memorandum, since the Compliance Date, no School has received written communication from any applicable licensing body indicating that pass rates for graduates of the School are insufficient or otherwise unacceptable to allow such graduates to sit for any licensing examination, and no applicable licensing body has issued a communication stating its intent to the School to revoke the eligibility of the School’s graduates to take any such licensing examination.

(d) Since January 1, 2020, the Company and its Subsidiaries have conducted the operations of each School in compliance, in all material respects, with all applicable Educational Laws and with the terms and conditions of all Educational Approvals issued to or held by the School, including a valid and effective PPA with the DOE.

(e) None of the Company, any of its Subsidiaries, nor any School has received written notice that any of its Educational Approvals will not be renewed. Except as set forth on Section 6.23(e)(i) of the Disclosure Memorandum, since the Compliance Date, the School has not been subject to any action by any Educational Agency to revoke, withdraw, suspend, limit, condition, restrict, place on reporting, or place on probation any Educational Approval. Except as set forth on Section 6.23(e)(ii) of the Disclosure Memorandum, to the Knowledge of the Seller, the Company and the Subsidiaries, since the Compliance Date, there have been no Proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting, or place on probation any Educational Approval or to require any School to show cause why any Educational Approval should not be revoked, and there are no material facts, circumstances, or omissions concerning the Company, any of its Subsidiaries, or the School that could lead to such an action.

(f) To the Knowledge of the Seller, the Company and the Subsidiaries, since January 1, 2020, except as set forth on Section 6.23(f) of the Disclosure Memorandum, there has been no audit, review, investigation, or proceeding initiated by or before any Educational Agency, including any entity that administers any Student Financial Assistance Program, relating to the Sellers, the Company, any of its Subsidiaries, or any School (each, an “Educational Agency Action”) that is not within the Ordinary Course. Since the Compliance Date, each School has materially complied with, and resolved all of the findings and conditions arising from, any Educational Agency Action. Since the Compliance Date, except as set forth on Section 6.23(f) of the Disclosure Memorandum, none of the Company, any of its Subsidiaries, nor the School has received written notice of any material fact, circumstance, or omission concerning the Company, any of its Subsidiaries, or any School that is reasonably likely to lead to an Educational Agency Action.

(g) In addition, and without limiting the foregoing:

(i) Since the Compliance Date, no School has received greater than ninety percent (90%) of its revenues from the Title IV Programs during any completed fiscal year, as such percentage is required to be calculated under 34 C.F.R. §§ 668.14 and 668.28. Section 6.23(g)(i) of the Disclosure Memorandum sets forth the audited percentages of revenue that the School received from Title IV Programs for the fiscal years ended December 31, 2019 and December 31, 2020, as such percentages are required to be calculated under 34 C.F.R. §§ 668.14 and 668.28.

(ii) Section 6.23(g)(ii) of the Disclosure Memorandum contains a listing of all Student Financial Assistance Programs currently administered by any School.

(iii) Since the Compliance Date, the Company, its Subsidiaries, and each School have been in compliance in all material respects with the requirements set forth in 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22) regarding the payment of commissions, bonuses, or other payments based directly or indirectly on success in securing enrollments or awarding Title IV Program funds to any Person responsible for any student recruiting or admission activities or engaged in or responsible for decisions regarding the awarding of Title IV Program funds for or on behalf of the Company, any of its Subsidiaries, or the School.

(iv) Since the Compliance Date, the School has not provided any portion of an education program by correspondence or admitted who were incarcerated or had neither a high school diploma nor the recognized equivalent of a high school diploma.

(v) For each fiscal year ended since the Compliance Date, the Company and each School has materially complied with the DOE standards of financial responsibility set forth at 34 C.F.R. §§ 668.171-175, as applicable. Since the Compliance Date, except for any surety bond required in the Ordinary Course or set forth on Section 6.23(g)(v) of the Disclosure Memorandum, no Educational Agency has required any School to post a letter of credit or bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that the School administer Title IV Program funds under the reimbursement or heightened cash monitoring-level 2 procedures set forth at 34 C.F.R. § 668.162(c) or (d)(2).

(vi) Section 6.23(g)(vi) of the Disclosure Memorandum sets forth a list of each School’s cohort default rates for loans administered under the Title IV Programs, as calculated by DOE pursuant to 34 C.F.R. Part 668 Subpart N, for the three most recently completed federal fiscal years for which such official rates have been published, and any draft rates issued by DOE to a School for which final official rates remain pending.

(vii) Except as set forth on Section 6.23(g)(vii) of the Disclosure Memorandum, since the Compliance Date, none of the Company, any of its Subsidiaries, nor any School has provided any educational instruction on behalf of any other institution or organization, and no other institution or organization has provided any educational instruction on behalf of any School.

(viii) Set forth on Section 6.23(g)(viii) of the Disclosure Memorandum is a true, correct, and complete list, including full addresses and dates of operation, of each campus, additional location, branch, satellite location, or other facility, in each case operated by or under the control of the Company or a Subsidiary, at which any School offers any portion of an educational program other than the externship or clinical component of an educational program.

(ix) Except as set forth on Section 6.23(g)(ix) of the Disclosure Memorandum, since the Compliance Date, each School has administered funds received under the HEERF Programs in compliance in all material respects with all applicable terms and conditions relating to the receipt and expenditure of such funds.

(h) None of the Company, any of its Subsidiaries, the School, nor any Person that exercises Substantial Control over the Company, any of its Subsidiaries, or the School, including any member of any such Person’s family (as the term “family” is defined in 34 C.F.R. § 600.21(f)), either alone or together: (i) exercises or exercised Substantial Control over an institution other than the School or over a third-party servicer (as that term is defined in 34 C.F.R. §668.2) that owes a liability for a violation of a Title IV Program other HEA program requirement, or (ii) owes a liability for a Title IV Program or other HEA program violation.

(i) At no time has the Company, any of its Subsidiaries, any School, or any Affiliate of any of the foregoing that has the power, by Contract or ownership interest, to direct or cause the direction of the management or policies of the School, filed for relief in bankruptcy or had entered against it an Order for relief in bankruptcy. None of the Company, any of its Subsidiaries, any School, nor any Person that exercises Substantial Control over any of the foregoing, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

(j) None of the Company, any of its Subsidiaries, nor any School currently employs, nor since the Compliance Date has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state, or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

(k) None of the Company, any of its Subsidiaries, the School, nor any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or Affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing is debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor to the Knowledge of the Seller, the Company and its Subsidiaries, and each School does cause exist for such debarment or suspension.

(l) The Company has since the Compliance Date been and is in compliance in all material respects with applicable Educational Laws regarding institutional loans and private education loans (as defined in 12 U.S.C. § 1026.46), including applicable provisions of the Higher Education Opportunity Act of 2008 (Public Law 110-315), the Truth in Lending Act (12 U.S.C. § 5301 et seq. and 12 C.F.R. Part 226) including the special dislcosure requirements of the Truth in Lending Act specific to Private Education Loans (12 U.S.C. § 1026.46—§ 1026.48), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (15 U.S.C. § 1601 et seq.). Since the Compliance Date, no Entity that has a student lending relationship with the Company and that provides or originates Private Educational Loans has provided notice to the Seller Parties of any termination, significant modification or reduction in the availability of such loans to students enrolled in the Schools. The Company and the employees, agents and officers of the Schools are and have since the Compliance Date been in compliance in all material respects with applicable Educational Laws relating to the acceptance of gifts, payments, inducements, benefits, staffing assistance, advisory board positions or other thing of value in exchange for directing Private Educational Loan applications to any lender. Neither the Seller Parties nor the University has received any written notice, or to the Knowledge of the Seller Parties oral notice, of any investigation by any Governmental Authority or Educational Agency regarding the School’s student lending practices.

(m) Since the Compliance Date, none of the Company, any Subsidiary or any School have received written notice from the DOE of borrower defense to repayment claims submitted to the DOE by any current or former student pursuant to 34 C.F.R. §§ 685.206 or 685.222.

(n) Except for the Educational Consents set forth in Section 6.23(n)(i) of the Disclosure Memorandum, which schedule identifies the Pre-Closing Educational Consents to be obtained pre-Closing, and the Educational Consents set forth in Section 6.23(n)(ii) of the Disclosure Memorandum, which schedule identifies the Post-Closing Educational Consents to be obtained post-Closing, no filings, notices, reports, consents, registrations, approvals, permits, or authorizations are required to be made with or obtained from any Educational Agency by the Company, any of its Subsidiaries, or any School in connection with the execution, delivery, and performance by the Company and its Subsidiaries of this Agreement and the consummation of the transactions contemplated hereby and thereby.

(o) The Company has Made Available to the Purchaser true and complete copies of all material correspondence received from or sent by or on behalf of the Company, its Subsidiaries, or the School to any Educational Agency since the Compliance Date relating to any Educational Agency Action, and specifically excluding general correspondence routinely sent to, or received from, any Educational Agency.

Section 6.24 Bank Accounts; Powers of Attorney. Section 6.24 of the Disclosure Memorandum sets forth (a) each of the bank accounts of the Company and its Subsidiaries and the employees that are authorized signatories with respect to such accounts, and (b) each power of attorney the Company and its Subsidiaries has granted to any Person to act or execute documents on behalf of the Company and its Subsidiaries.

Section 6.25 Transactions with Affiliates, Stockholders, Officers, Directors, and Others. Except as set forth in Section 6.25 of the Disclosure Memorandum or with respect to any amounts to be repaid or Contracts to be terminated at Closing, none of the Sellers, the Company, any of its Subsidiaries, nor any officer, employee, director, stockholder, or Affiliate of the foregoing or any entity that Controls or is Controlled by such Persons: (a) has any Contract with the Company or any of its Subsidiaries; (b) has any loans or receivables outstanding to or from the Company or its Subsidiaries; (c) is otherwise indebted to the Company or its Subsidiaries; (d) owns any property, real or personal, tangible or intangible, required for or used in the Business; (e) has owed any money or property by the Company or its Subsidiaries, other than wages or salary earned in the Ordinary Course; or (f) owns, directly or indirectly, any interest

(excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee, or manager, of, any Person which is, or is engaged in business as, a competitor, supplier, distributor, customer, or client of the Company or its Subsidiaries. All related party transactions between the Company or any of its Subsidiaries, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, have been conducted on an arm’s length basis, and the Company and its Subsidiaries have maintained documentation thereof in accordance with any applicable Legal Requirements.

Section 6.26 Privacy and Data Security.

(a) Except as set forth on Section 6.26(a) of the Disclosure Memorandum, the Company and its Subsidiaries, and to the Knowledge of the Company, its and their vendors, processors or third parties that process Personal Information, (i) are taking and have, since the Compliance Date, taken commercially reasonable measures to protect the privacy and security of the Personal Information of each student or other natural person collected by the Company and its Subsidiaries or on its or their behalf and to maintain in confidence such Personal Information, and (ii) are, and since January 1, 2016, have been, in material compliance with its or their applicable Privacy Laws and Requirements.

(b) No Claim is pending, or to the Knowledge of the Company, has, since the Compliance Date, been threatened in writing against the Company or any of its Subsidiaries by any individual, third party or any Governmental Entity with respect to Personal Information collected, used, processed or shared by the Company or any of its Subsidiaries, or held or processed by any vendor, processor, or other third party for or on behalf the Company or its Subsidiaries, alleging any violation of Privacy Laws and Requirements. Since the Compliance Date, there has been no loss or other misuse by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any vendor, processor, or third party for or on behalf of the Company or any of its Subsidiaries of such Personal Information, and, to the Knowledge of the Company, no third party has had unauthorized access to or misused the Personal Information collected by the Company or any of its Subsidiaries, or collected by any vendor, processor, or third party for or on behalf of the Company or any of its Subsidiaries.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a material violation or breach of any applicable Privacy Laws and Requirements, including applicable published privacy policies or internal privacy policies or guidelines (as currently existing or as existing at the time during which any Personal Information was collected or processed by, for, or on behalf of the Company or any of its Subsidiaries); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(d) Since the Compliance Date, to the extent required by applicable Privacy Laws and Requirements, the Company and its Subsidiaries have posted to each of their websites and mobile applications and provided or otherwise made available in connection with any Company products or services a Company privacy policy. No disclosure or representation made or contained in any Company privacy policy has been materially inaccurate, misleading, deceptive, or in material violation of any applicable Privacy Laws and Requirements.

Section 6.27 Absence of Questionable Payments. None of the Company, any of its Subsidiaries, nor any of its respective officers or directors, nor, to the Knowledge of the Company, any of their respective agents, employees, consultants, nor any other Persons acting on their behalf, have (a) used any funds of the Company or its Subsidiaries for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity, to officials of any Governmental Entity, or other Persons, or established or maintained any unlawful or unrecorded funds, in each case in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. Section 78dd-2), as amended, or any other applicable Legal Requirement; or (b) accepted or received for or on behalf of any Seller or the Company any unlawful contributions, payments, expenditures, or gifts.

Section 6.28 Solvency. Each Seller is not entering into this Agreement or any of the other agreements contemplated hereunder with the intent to hinder, delay or defraud either present or future creditors. Each of the Company and its Subsidiaries is Solvent. At the Closing and after giving effect to the transactions contemplated hereunder, the Company and its Subsidiaries will be Solvent.

Section 6.29 Disclaimer. Except as otherwise specifically provided in Article VI (as may be modified by the Disclosure Memorandum), none of the Company, the Sellers, the Sellers’ Subsidiaries, or any of their respective managers, directors, officers, employees, Affiliates, stockholders, members, agents or representatives makes or has made any representation or warranty, either express or implied, including any implied warranty of merchantability or suitability, (a) as to the accuracy or completeness of any of the information provided or made available to the Purchaser or any of its directors, officers, employees, equityholders, agents, representatives, lenders or Affiliates, or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or its Subsidiaries, in each case, heretofore or hereafter delivered to or made available to the Purchaser or any of its directors, officers, employees, equityholders, agents, representatives, lenders or Affiliates. All such other representations and warranties are expressly disclaimed.

Article VII

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the following representations and warranties as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties reference another date, in which case, as of such date), to the Sellers as follows:

Section 7.1 Due Organization, Good Standing, and Corporate Power. The Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

Section 7.2 Authority and Enforceability. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by the Purchaser of this Agreement and the other Transaction Documents, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by the governing body of the Purchaser. This Agreement and each of the Transaction Documents to which the Purchaser is a party has been, or will be when executed and delivered on the Closing Date, duly executed and delivered by the Purchaser (or by an applicable Affiliate of the Purchaser, which is party to a Transaction Document) and constitutes (or will constitute) a valid and legally binding obligation of the Purchaser (or such Affiliate, as applicable), enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by the Enforceability Exceptions.

Section 7.3 No Defaults or Conflicts. The execution, delivery, and performance by the Purchaser of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not: (i) result in or constitute a breach or an event that, with or without the giving of notice, the lapse of time or both, would constitute a default, breach, or other violation of the Organizational Documents of the Purchaser; (ii) violate (with or without the giving of notice or the lapse of time or both) or require any Consent applicable to the Purchaser; or (iii) with or without the giving of notice, the lapse of time or both, violate or conflict with, or result in the breach of, or constitute a default under, or result in the termination or other modification or cancellation or acceleration of the performance of the obligations of the Purchaser under any Contract to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, in the case of each of (i), (ii) or (iii), as would prevent or materially delay the Closing.

Section 7.4 Litigation. There are no Claims as of the date hereof pending or threatened in writing on behalf of or against the Purchaser or any of its officers or directors (in their capacity as such) that challenge (i) the validity of this Agreement or the Transaction, or (ii) any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the Transaction.

Section 7.5 Investment Representations. The Purchaser is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal, state, or foreign securities Legal Requirements. The Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. The Purchaser acknowledges and agrees that it is fully informed as to the risks of the transactions contemplated hereby and the ownership of the Shares. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares pursuant to this Agreement and protecting its own interests in connection with the transactions contemplated hereby. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws. The Purchaser confirms that the Company and the Sellers have made available to it and its representatives such opportunity to ask questions of the personnel of the Company, as well as access to the offices, Assets, and Records of the Company, as the Purchaser has requested. Notwithstanding anything contained herein to the contrary, nothing in this Section 7.5 or otherwise shall limit or impair the right of the Purchaser to bring a Claim (or rights or remedies in respect thereof) against any Person arising from Fraud. In entering into this Agreement, the Purchaser has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article VI (as may be modified by the Disclosure Memorandum), the Transaction Documents and the instruments, and certificates delivered pursuant to this Agreement, and the Purchaser acknowledges that, except for the representations and warranties set forth in Article VI (as may be modified by the Disclosure Memorandum), the Transaction Documents and the instruments, and certificates delivered pursuant to this Agreement, (i) none of the Company, the Company’s Subsidiaries, the Sellers or any of their respective managers, directors, officers, employees, Affiliates, stockholders, members, agents or representatives makes or has made any representation or warranty, either express or implied, including any implied warranty of merchantability or suitability, (a) as to the accuracy or completeness of any of the information provided or made available to the Purchaser or any of its directors, officers, employees, equityholders, agents, representatives, lenders or Affiliates, or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or its Subsidiaries, in each case, heretofore or hereafter delivered to or made available to the Purchaser or any of its directors, officers, employees, equityholders, agents, representatives, lenders or Affiliates; and (ii) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by the Company, the Company’s Subsidiaries, the Sellers, or any of their respective managers, directors, officers, employees, Affiliates, stockholders, members, agents or representatives.

Section 7.6 Financial Ability. The Purchaser: (a) has, and at the Closing will have, sufficient unrestricted internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any fees or expenses incurred by Purchaser in connection with the transactions contemplated hereby; (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (c) has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities.

Section 7.7 Educational Regulatory Matters.

(a) None of Purchaser, any subsidiary of Purchaser, any Person that exercises Substantial Control over any of the foregoing, nor any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.15(f)), either alone or together, (i) exercises or exercised Substantial Control over any postsecondary educational institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement or (ii) owes a liability for a Title IV Program or other HEA program violation.

(b) None of the Purchaser or any subsidiary thereof, nor any Affiliate of any of the foregoing that has the power, by Contract or ownership interest, to direct or cause the direction of the management or policies of the Purchaser or any subsidiary thereof, has filed for relief in bankruptcy or had entered against it an Order for relief in bankruptcy. None of the Purchaser or any subsidiary thereof, nor any Person that exercises Substantial Control over the Purchaser or any subsidiary thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

(c) None of Purchaser nor any subsidiary of Purchaser knowingly employs any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

(d) None of Purchaser, any subsidiary of Purchaser, nor any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or Affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor to the knowledge of the Purchaser or any subsidiary thereof does cause exist for such debarment or suspension.

Article VIII

PRE-CLOSING COVENANTS

Section 8.1 Operating Covenants. During the Interim Period, except with the prior written consent of the Purchaser (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by this Agreement, the Business shall be conducted only in the Ordinary Course, provided that the Company and its Subsidiaries shall be permitted during the Interim Period to take all reasonably appropriate actions to apply available Cash and Cash Equivalents to pay Indebtedness. In addition, the Company and its Subsidiaries shall:

(a) use reasonable best efforts, consistent with past practices, to (i) preserve substantially intact the Business and its operations and organization, (ii) maintain the Working Capital of the Company and its Subsidiaries in the Ordinary Course, (iii) retain the services of its current employees, and (iv) preserve the goodwill of its present relationship with Persons having material business dealings with the Company and its Subsidiaries;

(b) use reasonable best efforts, consistent with past practices, to maintain (i) all material Assets of the Company and its Subsidiaries in their current condition, ordinary wear and tear, casualty and condemnation excepted, and (ii) insurance upon all of the Assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(c) maintain the books, accounts, and Records of the Company and its Subsidiaries in the Ordinary Course;

(d) timely pay Taxes of the Company and its Subsidiaries;

(e) comply in all material respects with all Legal Requirements applicable to the Company and its Subsidiaries, and keep in force all Permits necessary to the operation of the Business;

(f) keep in force all Educational Approvals necessary to the operation of each School and its educational programs except for (i) changes to Educational Approvals made in the Ordinary Course; and (ii) changes to Educational Approvals for individual educational programs for which a failure to maintain the Educational Approvals would not reasonably be expected to cause a Material Program Event; and

(g) take such actions as are reasonably necessary to cause the smooth, efficient, and successful transition of the Business to the Purchaser as of the Closing.

Section 8.2 Restrictions on the Conduct of the Business Pending Closing. During the Interim Period, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause its Subsidiaries not to, take any action that, if taken prior to the date hereof, would be required to be listed or described in Section 6.9 of the Disclosure Memorandum.

Section 8.3 Access to Information. During the Interim Period and subject to the terms of the Confidentiality Agreement, the Company and the Sellers’ Representative will reasonably cooperate with, and provide the Purchaser and its accountants, counsel, and other representatives (including its bankers and other lending sources and auditors), partners, investors, and investment bankers (collectively, “Purchaser Representatives”), during normal business hours, with customary access to the Records, Contracts, Real Property and Assets of the Company and its Subsidiaries and with the officers, management-level employees, and independent accountants of the Company and its Subsidiaries and furnish to the Purchaser and its applicable Purchaser Representatives information with respect to the Company and its Subsidiaries as the Purchaser or any Purchaser Representative may reasonably request; provided, that such investigation or examination shall only be upon reasonable prior notice to the Company and shall be at the Purchaser’s sole cost and expense. Further, (a) any such investigation or examination by the Purchaser or the Purchaser Representatives shall not unreasonably interfere with the business operations of the Company; (b) the Company shall not be required to provide access to any information or take any other action that would constitute a waiver of the attorney-client privilege; and (c) such investigation or examination shall be subject to any precautionary or other measures implemented by the Sellers or the Company in connection with COVID-19. Notwithstanding anything herein to the contrary, without the prior written consent of the Sellers’ Representative or Jami Frazier (in her capacity as Chief Executive Officer of the Company), neither Purchaser nor any of the Purchaser Representatives shall contact, visit or meet with any employee, customer, borrower or supplier of the Company with respect to the Transactions. All information obtained by the Purchaser or any Purchaser Representative by or on behalf of the Company, its Subsidiaries, the Sellers, the Sellers’ Representative, or any of their respective Representatives shall be subject to the Confidentiality Agreement. All requests for access to the Records, Contracts, Real Property and Assets of the Company and its Subsidiaries shall be made to the Sellers’ Representative or Jami Frazier (in her capacity as Chief Executive Officer of the Company).

Section 8.4 Supplemental Financial Statements; Regulatory Filings. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 13.1, the Company shall furnish Purchaser with true, correct, and complete copies of (a) as soon as available and in any event within thirty (30) days after the end of each calendar month ending between the date of this Agreement and the Closing Date, monthly unaudited consolidated balance sheets and statements of income for the Company and its Subsidiaries and such other financial and operating data prepared with respect to the Company and its Subsidiaries as Purchaser may reasonably request, (b) as soon as available and in any event within forty-five (45) days after the end of each of the fiscal quarters ending March 31, June 30, and September 30, the unaudited consolidated balance sheet of the Company as at the end of such period and the related unaudited consolidated statements of income and cash flows of the Company for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, which financial statements will present fairly, in accordance with GAAP, the consolidated financial position of the Company as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes), (c) as soon as available and in any event within one hundred eighty (180) days after the end of the fiscal year of the Company ended December 31 (including December 31, 2021), the audited consolidated balance sheet of the Company as at the end of such fiscal year and the related audited consolidated statements of income, equity and cash flows of the Company for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall (i) present fairly, in accordance with GAAP, the financial position of the Company as at the date thereof and the result of operations for such period and (ii) be accompanied by the report thereon of a recognized independent certified public accountant whose report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (d) as soon as available and in any event within one-hundred eighty (180) days after the end of the fiscal year of the Company ending December 31 (including December 31, 2021) (or promptly following the filing thereof if earlier), the audited consolidated financial statements of the Company as prepared in accordance with the requirements of Title IV and filed with U.S. Department of Education. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 13.1, the Company shall make all filings with any Educational Agency on or prior to the date due, and with reasonable promptness, furnish the Purchaser with true, correct and complete copies of all filings of the Company with any Educational Agency or correspondence received from any Educational Agency that is either material to the School or not in the Ordinary Course.

Section 8.5 Approvals and Consents.

(a) During the Interim Period, each of the parties hereto shall, as applicable to such party, use their reasonable best efforts (but without the requirement to pay any significant amounts by any party) to obtain the Required Consents and Educational Consents. Each of the parties hereto shall use their reasonable best efforts to make or cause to be made all filings and submissions under applicable Legal Requirements or Educational Laws as may be required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The parties shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

(b) The Sellers and the Company shall use commercially reasonable efforts to cause the Company and each School to obtain the DOE Pre-Acquisition Review Notice and the Pre-Closing Educational Consents and, upon reasonable request of the Seller, the Purchaser shall use commercially reasonable efforts to assist the Sellers, the Company and the Schools in such efforts, including, without limitation, providing to the Sellers, the Company and the Schools such financial statements as may be required to be included with any notice, application or other filing to obtain the DOE Pre-Acquisition Review Notice or any Pre-Closing Educational Consents. In no event shall the Purchaser, any of Purchaser’s Affiliates or any officers or employees thereof, initiate any correspondence or contacts with any Educational Agency with respect to the Company and its Subsidiaries or any School, or with respect to any Educational Consent or the Transaction, without the advance consent of the Sellers’ Representative or Jami Frazier (in her capacity as Chief Executive Officer of the Company). The Sellers will promptly provide the Purchaser, and the Purchaser will promptly provide the Company and the Sellers, with complete copies of all letters, applications, or other documents to be submitted to or received from any Educational Agency with respect to any Educational Consent, including drafts of letters, applications and other documents to be submitted to any Educational Agency or with respect to any Educational Consent.

(c) Each party will have the right to review and approve any drafts of any such letters, applications or other documents to be submitted by the other party with respect to the Transaction in advance of their submission to any Governmental Entity or Educational Agency, which approval or comment shall not be unreasonably withheld, delayed or conditioned. Each party will promptly and regularly advise the other parties concerning the occurrence and status of any discussions or other communications, whether oral or written, with any Governmental Entity, Educational Agency, or other third party with respect to any Consent, Required Consent or Educational Consent to be obtained prior to Closing, including any difficulties or delays experienced in obtaining any Consent or Educational Consent and of any conditions proposed, considered, or requested for any such Consent or Educational Consent. Each party will ensure that its appropriate officers and employees shall be available to attend, as any Governmental Entity or Educational Agency may reasonably request, any scheduled hearings or meetings in connection with obtaining any Consent or Educational Consent.

(d) In connection with any such discussions or communications referred to in Section 8.5(c) above, each party agrees to provide notice (which notice shall be in advance if reasonably possible) to the other parties of any such discussions or communications between such first parties and any Educational Agency or Governmental Entity with respect to the Transaction and shall allow such other parties and their representatives to participate in any meetings or telephone calls with any Educational Agency or Governmental Entity regarding the status of any Consent or Educational Consent.

Section 8.6 Confidentiality. During the Interim Period or if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect; provided, however, that any information (including the Records) provided pursuant to the Confidentiality Agreement shall remain subject to the terms of the Confidentiality Agreement, and such agreement shall continue in full force and effect for a period equal to the greater of (a) two (2) years from the date hereof, or (b) the period set forth in the Confidentiality Agreement. In the event of Closing, the Confidentiality Agreement shall immediately terminate as of such Closing (without any further action required by any party thereto) and be of no further force or effect.

Section 8.7 Cooperation. The parties hereto shall reasonably cooperate with each other and use their reasonable best efforts to cause the conditions to Closing set forth in Article X to be satisfied as soon as reasonably practicable after the date hereof.

Section 8.8 Exclusivity. From the date of this Agreement until the earlier of either (a) the Closing, or (b) the termination of this Agreement in accordance with its terms, neither the Sellers nor the Company will, and the Company and Sellers will cause their respective Subsidiaries and Representatives not to, (i) solicit, initiate, facilitate, or encourage any inquiries, discussions, or proposals from, negotiate with, or in any manner encourage, discuss, accept, or consider any proposal from any Person relating to any direct or indirect sale or other disposition of the Shares, the Company, any of its Subsidiaries, the Business, the Assets, or any other transaction (including any joint venture or other contractual arrangement) that would reasonably be expected to impede, interfere with, prevent, materially delay, or limit the economic or other benefit to the Purchaser of the transactions contemplated under this Agreement (any such transaction, an “Alternative Transaction”); or (ii) furnish or provide any Confidential Information regarding, or afford any access to, the properties, books, or Records of the Company or any of its Subsidiaries to any other Person for the purpose of making or evaluating, or determining whether to make or pursue, any inquiries or proposals with respect to any Alternative Transaction. The Sellers and the Company hereby represent and warrant that each has terminated any prior inquiries, discussions, proposals, or related negotiations regarding an Alternative Transaction and the Sellers’ Representative will promptly advise the Purchaser of, and communicate to the Purchaser all material terms of, any inquiry or proposal (or any subsequent further inquiry or modified proposal) and the identity of the Person making any such inquiry or proposal (or on behalf of whom such inquiry or proposal was made) that the Sellers, the Company, or their respective Representatives may receive or of which they may become aware following the date hereof.

Section 8.9 R&W Insurance Policy. The Purchaser shall use commercially reasonable efforts to cause the R&W Insurance Policy to be in full force and effect from and after the date of this Agreement and to be maintained throughout its stated policy periods.

Section 8.10 D&O Insurance and Liability.

(a) The Company shall obtain, effective at or prior to the Closing Date, the D&O Policy with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date. The premium and other costs and expenses incurred in connection with the D&O Policy shall be borne by the Sellers as a Transaction Fee.

(b) For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other similar governing documents or in any of the indemnification agreements listed on Section 8.10(b) of the Disclosure Memorandum relating to the exculpation or indemnification rights of former officers, directors, or similar functionaries, it being the intent of the parties hereto that the officers, directors, or similar functionaries of the Company and its Subsidiaries prior to the Closing shall continue to be entitled to such exculpation and indemnification with respect to acts or omissions committed during the pre-Closing period to the fullest extent permitted under Law.

(c) This Section 8.10 shall survive the Closing, is intended to benefit the Sellers and the officers, directors, or similar functionaries of the Company and its Subsidiaries and shall be binding on all successors and assigns of the Purchaser and the Company and its Subsidiaries.

Section 8.11 Section 280G. If any individual may receive any payment or benefit that individually or in the aggregate would be a “parachute payment” under Section 280G of the Code in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event), then no later than five (5) calendar days prior to the Closing, the Company shall obtain an enforceable written waiver from each such individual, pursuant to which the individual shall have irrevocably waived his or her rights to some or all of such payments and benefits so that all remaining payments and benefits applicable to such individual shall not individually or in the aggregate constitute a “parachute payment” (such waived payments and benefits, the “Waived 280G Benefits”). Promptly following the execution of such waivers, and in all events not less than three (3) calendar days prior to the Closing, the Company shall solicit a vote of the Waived 280G Benefits from its equity holders in the manner provided under Section 280G(b)(5)(B) of the Code and its associated Treasury Regulations. Prior to soliciting such waivers and vote, the Company shall provide a draft of such waivers and such equity holder vote solicitation materials (together with all calculations and supporting documentation) to Purchaser for Purchaser’s review and approval, which shall not be unreasonably withheld. To the extent that any of the Waived 280G Benefits are not approved by the equity holders as contemplated above, prior to the Closing, such Waived 280G Benefits shall not be made or provided in any manner. Prior to the Closing, the Company shall deliver to Purchaser evidence that a vote of the equity holders was solicited in accordance with the foregoing provisions of this Section and that either (a) the requisite number of votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (b) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 8.12 Certain Actions Related to Benefit Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Code Section 401(k) arrangements (each, a “401(k) Plan”) and no further contributions shall be made to any such 401(k) Plan unless Purchaser provides written notice to the Company that any or all such 401(k) Plans shall not be terminated. Unless Purchaser provides such written notice to the Company, prior to the Closing Date, the Company shall provide Purchaser with (a) executed resolutions of the board of directors of the Company authorizing such termination, and (b) executed amendments to the 401(k) Plan which (i) in Purchaser’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination, and (ii) effective prior to termination of the 401(k) Plan provide for the automatic payment of participants’ accounts upon 401(k) Plan termination in the form of a lump-sum. The form and substance of such resolutions shall be subject to reasonable prior review and approval of Purchaser.

Section 8.13 Notice of Developments. From time to time prior to the Closing, the Sellers’ Representative shall have the right to provide the Purchaser with written updates (“Updates”) regarding the business of the Company, including matters covered by Article VI of this Agreement (provided that any such Update shall not be deemed to amend the Disclosure Memorandum). If any such Update (and underlying matter or event) would provide the Purchaser with a basis to terminate this Agreement pursuant to Section 13.1(d) of this Agreement, and the Purchaser fails to provide the written notice contemplated by Section 13.1(d) within thirty (30) days after such Update is provided to the Purchaser, then the Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement with respect to any matter or event described in such Update; provided, however, that (a) if the Purchaser fails to provide the written notice contemplated by Section 13.1(d) in accordance with the preceding sentence, or (b) if the underlying matter or event set forth in such Update delivered pursuant to this Section 8.13 would not provide the Purchaser with a basis to terminate this Agreement pursuant to Section 13.1(d), then the matter or event set forth in such Update shall be disregarded for purposes of satisfying the conditions to Closing set forth in Section 10.2(b), but the Purchaser shall retain its right to seek indemnification for any Losses attributable to the matters or events set forth in such Update after Closing, subject to and in accordance with the terms and limitations of Article XII.

Article IX

OTHER COVENANTS AND AGREEMENTS

Section 9.1 Records. After the Closing and for a period of seven (7) years thereafter, each party hereto shall preserve all Records that are pertinent to the Business and the School and, upon reasonable written notice, agree to furnish, or cause to be furnished, at the requesting party’s expense, to the requesting party and/or its Representatives, access, during normal business hours and upon reasonable advance written notice, to such Records as is reasonably necessary for financial reporting, Tax and accounting matters, compliance with Legal Requirements, audits and the prosecution or defense of Claims.

Section 9.2 Further Assurances. If, at any time after the Closing, any party hereto reasonably determines that further action is necessary to effectuate the transactions contemplated hereby in accordance with the terms and conditions of this Agreement, the other parties shall take or cause to be taken all such action as may be reasonably requested and execute, deliver and file, or cause to be executed, delivered and filed, all such documentation as may be reasonably requested; provided, however, that the party requesting such action shall pay the reasonable out-of-pocket costs incurred by the other party or parties taking such action.

Section 9.3 Confidentiality. Following the Closing Date, the Sellers will, and will cause their controlled Affiliates to, treat and hold as confidential all of the Confidential Information of the Purchaser, the Company, and its Subsidiaries by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination, or disclosure of such Confidential Information used with respect thereto prior to the execution of this Agreement and refrain from using any of the Confidential Information, except to satisfy any obligations pursuant to this Agreement or any other Transaction Document, including, the obligation to defend against Claims brought by third parties in accordance with Article XII; provided, however, that the Sellers may disclose such information under customary confidentiality obligations to its Representatives and employees who need to know such information. If requested in writing to do so, the Sellers’ Representative shall promptly deliver to the Purchaser or destroy all tangible embodiments (and all copies) of the Confidential Information which is in its possession, except to the extent the Sellers reasonably need to retain any such Confidential Information to satisfy any of their rights or obligations pursuant to this Agreement, any other Transaction Document, or any Legal Requirement. In the event that the Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, to the extent permitted to do so by Legal Requirements, the Sellers’ Representative will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 9.3. If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are, on the advice of counsel, compelled to disclose any Confidential Information, the Sellers may disclose the requested information; provided, however, that, at the request of the Purchaser, the Sellers will cooperate with the Purchaser’s attempts, if any, to limit the scope of disclosure or to obtain other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser designates; provided, further that the Purchaser shall pay all of the Sellers’ reasonable out-of-pocket costs incurred in connection with such cooperation.

Section 9.4 Restrictive Covenants.

(a) For a period of five (5) years immediately following the Closing Date, none of the Sellers nor any of their controlled Affiliates (collectively, “Restricted Parties”) shall, directly or indirectly, own, operate, manage, invest in, or otherwise finance (including the provision of a guaranty) any Person that (i) operates a post-secondary school offering vocational and technical certificates and degrees in the same or similar subject areas as the Business, or (ii) is held out to the public, marketed, advertised, or licensed as providing such services, in each case, in the United States.

(b) For a period of five (5) years commencing on the Closing Date, the Restricted Parties shall not directly or indirectly, solicit, induce, or recruit, or attempt to solicit, induce, or recruit, or cause others to solicit, induce, or recruit, any person who is then or within the preceding six (6) month period was employed or engaged by the Company or any of its Subsidiaries to terminate such employment relationship or engagement and apply for or accept employment or engagement with the Sellers or a controlled Affiliate of the Sellers; provided, however, that the placing of general advertisements in newspapers, magazines, or electronic media not specifically aimed at employees or consultants of the Company or its Subsidiaries shall not, in itself, constitute a breach of this Section 9.4(b); and provided, further, that a Seller may employ or hire any such employee of the Company or any of its Subsidiaries who terminates his or her employment or association with the Company or such Subsidiary and seeks employment or association with a Seller (including without limitation, through any controlled Affiliate of a Seller) of his or her own volition.

(c) If a Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 9.4, the Purchaser and the Company, as applicable, shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser and the Company:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of the Purchaser, the Company, and its Subsidiaries and that money damages may not provide an adequate remedy to the Purchaser, the Company, and its Subsidiaries; and

(ii) the right and remedy to recover from such Seller all monetary damages suffered by the Purchaser, the Company, or its Subsidiaries, as the case may be, as the result of any acts or omissions constituting a breach of this Section 9.4.

(d) The Restricted Parties acknowledge that the restrictions contained in Section 9.4 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 9.4 should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable Legal Requirement in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable Legal Requirement. The covenants contained in Section 9.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 9.5 R&W Insurance Policy. The R&W Policy (a) shall expressly waives the insurer’s rights thereunder to subrogate or otherwise make or bring any Claim or Proceeding against any of the Sellers or any direct or indirect equityholder of a Seller arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, other than in the event of Fraud, and (b) shall provide that the Sellers are third party beneficiaries of the provision contemplated by the preceding clause. From and after the Closing, the Purchaser shall maintain the R&W Insurance Policy in full force and effect in accordance with its terms and shall not (and shall cause its Affiliates to not) amend, modify, terminate, or waive any provision applicable to the Sellers or any of their Affiliates set forth in the R&W Insurance Policy, in each case in a manner adverse to the Sellers or any of their Affiliates, without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser shall provide Sellers’ Representative with a true, correct and complete copy of the final R&W Policy promptly following receipt thereof.

Section 9.6 Seller Release.

(a) Each Seller, on behalf of itself and its Affiliates, assigns and successors (collectively, the “Seller Releasing Parties”), and any Person claiming by, through or under any of the foregoing, releases, remises, acquits, and forever discharges the Purchaser, the Company, each of the Company’s Subsidiaries, and all of their respective past and present officers, directors, stockholders, employees, agents, predecessors, Subsidiaries, Affiliates, successors, assigns, partners, and attorneys (each, a “Purchaser Released Party” and together, the “Purchaser Released Parties”) to the maximum extent permitted by Legal Requirements, from any and all Claims, causes of actions, or other Proceedings (whether at law or in equity), obligations, rights, liabilities, or commitments of any nature whatsoever (collectively, the “Seller Released Claims”), whether known or unknown, suspected or unsuspected, that such Seller Releasing Party, individually or as a member of any class, now has, owns, or holds, or has at any time heretofore ever had, owned, or held, or may in the future have, own, or hold, against the Purchaser Released Parties, arising at or prior to the Closing, or related to any act, omission, or event occurring, or condition existing, at or prior to the Closing. Notwithstanding the foregoing, this Section 9.6(a) shall not act in any manner to waive or release any rights or claims against the Purchaser Released Parties (i) arising under this Agreement, any other Transaction Documents, or any other agreement contemplated by this Agreement; (ii) any earned but unpaid compensation and benefits, including under any health retirement or other employee benefit plan provided by the Company or any of its Subsidiaries, together with unreimbursed expenses, and, without limiting the foregoing, any other obligations under employment agreements with such Seller Releasing Parties; and (iii) the obligations of the Purchaser Released Parties to provide indemnification, advancement of expenses and exculpation now existing in favor of any of the Seller Releasing Parties pursuant to the Organizational Documents of the Company or any of its Subsidiaries, in each case as such provisions relate to actions or omissions occurring on or prior to the Closing Date.

(b) In granting the release set forth in Section 9.6(a), each Seller Releasing Party hereby acknowledges and agrees that such release includes a release of all Seller Released Claims known or unknown. Such Seller Releasing Party hereby waives and relinquishes on behalf each Seller Releasing Party any rights and benefits that such Seller Releasing Party may have under any Legal Requirement of any jurisdiction that provides, generally, that a general release does not extend to claims that a creditor does not know or suspect to exist in such creditor’s favor at the time of executing the release, which if known by such creditor must have materially affected such creditor’s settlement with the debtor. In furtherance of this intention, the release set forth in Section 9.6(a) shall be and remain in effect as full and complete general release of the Seller Released Claims notwithstanding the discovery or existence of any such additional or different facts, except as otherwise provided in the final sentence of Section 9.6(a).

(c) Each Seller hereby agrees that it shall not (and shall cause its Affiliates, assigns, and Representatives not to) make any Claim on its behalf for indemnification against the Purchaser, the Company, its Subsidiaries, or any of their respective Affiliates with respect to any Seller Released Claims. In no event shall the Company, its Subsidiaries, or any of their Affiliates have any liability whatsoever to a Seller (or any Affiliate of a Seller) for breaches of the representations, warranties, agreements, or covenants of the Company hereunder, and no Seller shall (and shall cause its Affiliates not to) in any event seek contribution from the Company, its Subsidiaries, or any of their Affiliates, including under the D&O Policy, in respect of any indemnification payments required to be made by such Seller pursuant to this Agreement.

Section 9.7 Company Release.

(a) Effective as of the Closing, the Company, on behalf of itself and its Affiliates, assigns and successors (collectively, the “Company Releasing Parties”), and any Person claiming by, through or under any of the foregoing, releases, remises, acquits, and forever discharges the Sellers and all of their respective past and present officers, directors, stockholders, employees, agents, predecessors, Subsidiaries, Affiliates, successors, assigns, partners, and attorneys, as well as any directors of the Company appointed by any of the Sellers (each, a “Seller Released Party” and together, the “Seller Released Parties”) to the maximum extent permitted by Legal Requirements, from any and all Claims, causes of actions, or other Proceedings (whether at law or in equity), obligations, rights, liabilities, or commitments of any nature whatsoever (collectively, the “Company Released Claims”), whether known or unknown, suspected or unsuspected, that such Company Releasing Party, individually or as a member of any class, now has, owns, or holds, or has at any time heretofore ever had, owned, or held, or may in the future have, own, or hold, against the Seller Released Parties, arising at or prior to the Closing, or related to any act, omission, or event occurring, or condition existing, at or prior to the Closing, including, but not limited to, such Company Released Claims relating to or in connection with (i) the business or operations of the Company, (ii) any Seller’s ownership of Equity Interests in the Company, or (iii) any Seller’s management of the Company. Notwithstanding the foregoing, this Section 9.7(a) shall not act in any manner to waive or release any rights or claims against the Seller Released Parties arising under this Agreement, any other Transaction Documents, or any other agreement contemplated by this Agreement, or otherwise limit, in any respect, the rights of the Purchaser Indemnified Parties under Article XII hereof.

(b) In granting the release set forth in Section 9.7(a) (and subject to the limitations therein), each Company Releasing Party hereby acknowledges and agrees that such release includes a release of all Company Released Claims known or unknown. Such Company Releasing Party hereby waives and relinquishes on behalf each Company Releasing Party any rights and benefits that such Company Releasing Party may have under any Legal Requirement of any jurisdiction that provides, generally, that a general release does not extend to claims that a creditor does not know or suspect to exist in such creditor’s favor at the time of executing the release, which if known by such creditor must have materially affected such creditor’s settlement with the debtor. In furtherance of this intention, the release set forth in Section 9.7(a) shall be and remain in effect as full and complete general release of the Company Released Claims notwithstanding the discovery or existence of any such additional or different facts, except as otherwise provided in the final sentence of Section 9.7(a).

(c) The Company agrees that it shall not (and shall cause its Affiliates, assigns, and Representatives not to) make any Claim for indemnification against the Sellers or any of their respective Affiliates with respect to any Company Released Claims.

Section 9.8 Employee Matters.

(a) For a period of at least one (1) year after the Closing Date, the Purchaser shall, or shall cause the Company or its Subsidiaries to, provide the Continuing Employees with base salary or wage rates (as applicable) that are reasonably comparable to those in effect for each Continuing Employee immediately prior to the Closing Date.

(b) The Purchaser shall use commercially reasonable efforts to cause any employee benefit plans sponsored by the Purchaser or its Affiliates which any Continuing Employees are entitled to participate in after the Closing to take into account, for purposes of eligibility and vesting, service with the Company and its Subsidiaries as if such service were with the Purchaser or its Affiliates (except to the extent it would result in a duplication of benefits with respect to the same period of service).

(c) The provisions of this Section 9.8(c) are solely for the benefit of the parties to this Agreement, and no Continuing Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 9.8(c). Nothing herein shall (i) require the Purchaser or the Company or their respective Affiliates to continue any Benefit Plan or prevent the amendment, modification, or termination thereof, (ii) constitute an amendment to any employee benefit plan of the Purchaser or be considered or deemed to establish any employee benefit plan or arrangement; or (iii) be construed to create any right to employment or service or continued employment or service with the Purchaser, the Company or any of its Affiliates or to limit the ability of the Purchaser, the Company or any of their Affiliates to terminate the employment or service of any service provider (including any Continuing Employee) at any time and for any or no reason.

Article X

CONDITIONS PRECEDENT TO THE CLOSING

Section 10.1 Conditions to the Obligations of the Parties to Close. The obligation of the Purchaser and the Sellers to consummate, or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction (or waiver in writing by the Purchaser and the Sellers) on or before the Closing Date of the following conditions:

(a) Legal Requirements and Orders. No Legal Requirement or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity, which would, in either case, prohibit, restrain, enjoin, restrict or make illegal this Agreement or the consummation of the transactions contemplated hereby.

(b) Other Actions Affecting Closing. No Order shall have been entered and remain in effect by any Governmental Entity or Educational Agency that enjoins or prevents, or seeks to enjoin or prevent, the consummation of the transactions contemplated by this Agreement.

Section 10.2 Conditions to the Obligation of the Purchaser to Close. The obligation of the Purchaser to consummate or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction (or waiver in writing by the Purchaser) at or before the Closing Date of the following conditions:

(a) Closing Deliveries. The Sellers and the Company shall have delivered to the Purchaser all of the items required to be delivered by the Sellers and the Company to the Purchaser pursuant to Section 5.2(a).

(b) Representations and Warranties; Compliance with Agreement. (i) The representations and warranties of the Company contained in Article VI are (A) true and correct in all respects in the case of Fundamental Representations of the Company (except to the extent of any de minimis inaccuracies), and (B) true and correct in all respects in the case of representations and warranties other than Fundamental Representations of the Company, except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect, in each case, as of the Closing Date with the same effect as though made at and as of such date (or, as of such earlier date where a particular representation or warranty speaks only as of an earlier date), in each case, taking into account any notices provided to Purchaser in accordance with Section 8.13, and (ii) the Sellers and the Company have performed in all material respects all applicable covenants and agreements contained in this Agreement that are required to be performed by each of them on or before the Closing; provided, however, that, with respect to such covenants that are qualified by “materiality”, Sellers shall have performed such covenants as so qualified, in all respects.

(c) Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) DOE Pre-Acquisition Review Notice. DOE shall have issued a DOE Pre-Acquisition Review Notice that does not (i) indicate the existence of any material impediment to the DOE’s issuance of either a TPPPA or a PPPA extending the Schools’ certification to participate in the Title IV Programs following the Closing; or (ii) as a condition of issuing either a TPPPA or PPPA to any School following the Closing, require Purchaser, the Company or any Subsidiary, or any School to post a letter of credit or letters of credit that in the aggregate would exceed twenty-five percent (25%) of the funds received by the Company under the Title IV Programs for its last completed fiscal year; provided, that Purchaser acknowledges and agrees that it will co-sign the TPPPA and PPPA if such cosigning by Purchaser shall cause the DOE to not impose a letter of credit exceeding twenty-five percent (25%) of the Title IV Program funds received by the Company for its most recently completed fiscal year.

(e) Educational Approvals in Good Standing. None of the Company, the Subsidiaries, or the School shall have received from any Educational Agency any written communication that any Educational Approval has been or will be suspended, revoked, terminated, or cancelled prior to the Closing Date; provided, that, with respect to any Educational Approval for an individual educational program, such communication, would reasonably be expected to cause a Material Program Event.

(f) Pre-Closing Educational Consents. The Pre-Closing Educational Consents set forth on Section 6.23(n)(i) of the Disclosure Memorandum shall have been made or obtained, as applicable, and shall be in a form and substance reasonably satisfactory to the Purchaser. No Pre-Closing Educational Consent shall include any condition or qualification that would result in or constitute a Company Material Adverse Effect. For the avoidance of doubt, this Section 10.2(f) does not apply to the DOE Pre-Acquisition Review Notice, the sufficiency of which for Closing is exclusively set forth by Section 10.2(d).

(g) Post-Closing Educational Consents. None of the Sellers, the Company, any of its Subsidiaries or any School shall have received from any Educational Agency any written communication that any of the Post-Closing Educational Consents will not be issued or will include any condition or qualification that would result in or constitute a Company Material Adverse Effect. For the avoidance of doubt, this Section 10.2(g) does not apply to the DOE Pre-Acquisition Review Notice, the sufficiency of which for Closing is exclusively set forth by Section 10.2(d).

(h) D&O Insurance Policies. Evidence that the D&O Policy shall be bound effective upon payment of the requisite premium payment at Closing.

(i) Retention of Employees. At least seventy-five percent (75%) of the Key Employees shall be employed by the Company immediately before the Closing Date.

Section 10.3 Conditions to the Obligation of the Sellers to Close. The obligation of the Sellers to consummate or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction (or waiver in writing by the Sellers) on or before the Closing Date of the following conditions:

(a) Closing Deliveries. The Purchaser shall have delivered to the Sellers all of the items required to be delivered by the Purchaser to the Sellers pursuant to Section 5.2(b).

(b) Representations and Warranties; Compliance with Agreement. (i) The representations and warranties of the Purchaser contained in Article VII are (A) true and correct in all respects in the case of Fundamental Representations of the Purchaser (except to the extent of any de minimis inaccuracies), (B) true and correct in all respects in the case of representations and warranties other than Fundamental Representations of the Purchaser, except where the failure of such representations and warranties to be true and correct would not have a Purchaser Material Adverse Effect, in each case, as of the Closing Date with the same effect as though made at and as of such date (or, as of such earlier date where a particular representation or warranty speaks only as of an earlier date), and (ii) the Purchaser has performed in all material respects all applicable covenants and agreements contained in this Agreement that are required to be performed by it on or before the Closing; provided, however, that, with respect to such covenants that are qualified by “materiality”, Purchaser shall have performed such covenants as so qualified, in all respects.

Article XI

TAX RELATED MATTERS

Section 11.1 Preparation and Filing of Tax Returns. The Purchaser shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Pre-Closing Date Returns required to be filed by the Company and each of its Subsidiaries, which Pre-Closing Date Returns shall be prepared and filed in a manner consistent with the past practices of the Company or the applicable Subsidiary, unless otherwise required by applicable Legal Requirements. The Purchaser shall, at least twenty (20) Business Days prior to filing, submit all such Pre-Closing Date Returns to the Sellers’ Representative for review and approval. The Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve promptly any revisions requested by the Sellers’ Representative. In the event there remains a disagreement after thirty (30) days (or such longer period as mutually agreed between the Purchaser and the Sellers’ Representative) as to whether revisions requested by the Sellers’ Representative should be included in any such Pre-Closing Date Return, the disagreement shall be submitted to the Settlement Accountant for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 4.1(c)). Upon the Sellers’ Representative’s approval of a Pre-Closing Date Return, or settlement thereof by the Settlement Accountant, the Sellers shall pay to the Purchaser all Taxes shown on any Pre-Closing Date Returns, to the extent that such Taxes are not included in Indebtedness and reflected in the calculation of the Closing Purchase Price or taken into account in the Purchase Price, as finally determined pursuant to Section 4.1, and the Purchaser shall pay or cause to be paid such Taxes with the appropriate Governmental Entity.

Section 11.2 Allocation of Taxes. For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be: (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than any conveyances pursuant to this Agreement, which shall be governed by Section 11.4, deemed equal to the amount that would be payable if the taxable year ended with the Closing Date, and (b) in the case of Taxes not described in clause (a) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 11.3 Cooperation. The Purchaser and the Sellers shall, and shall each cause their respective Affiliates to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes, or in conducting any audit, litigation, or other Proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested; provided, however, that neither the Sellers nor the Purchaser (nor any of their Affiliates) shall be required to provide any portion of any Tax Return filed on an affiliated, combined, consolidated, or unitary basis that does not relate to the Company or its Subsidiaries.

Section 11.4 Transfer Taxes. The Purchaser shall be responsible for, and shall hold the Sellers harmless from, all transfer, sales, use, real property transfer, recording, documentary, stamp, registration, unit transfer, and other similar Taxes and fees imposed in respect of the transactions contemplated herein (“Transfer Taxes”). The Purchaser shall file all Tax Returns and other documentation related thereto, and shall pay all amounts as and when due thereunder to the appropriate Tax Authority.

Section 11.5 Characterization of Indemnity Payments. To the extent permitted by applicable Legal Requirements, payments made pursuant to indemnification obligations under Article XII shall be deemed, for Tax purposes, to be an adjustment to the Closing Purchase Price.

Section 11.6 Pre-Closing Tax Refunds. The Sellers shall be entitled to the amount of any refund or credit of Taxes received by the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company or any of its Subsidiaries prior to the Closing), which refund is actually received or credit is actually recognized, by the Purchaser or its Subsidiaries or Affiliates (including the Company and its Subsidiaries) after the Closing, net of any cost to the Purchaser or its Affiliates attributable to obtaining, or the receipt of, such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Post-Closing Tax Period or such refund or credit was included as an asset in the final determination of the Closing Working Capital (“Pre-Closing Tax Refunds”). The Purchaser shall pay, or cause to be paid, to the Sellers’ Representative (for the benefit of Sellers) any Pre-Closing Tax Refunds within ten (10) days of the receipt or recognition thereof. To the extent requested by Sellers, the Purchaser will reasonably cooperate with Sellers, at the Sellers’ cost and expense, in obtaining any Pre-Closing Tax Refund, including through the filing of amended Tax Returns for Pre-Closing Tax Periods or refund claims.

Section 11.7 Amended Tax Returns. After the Closing Date, any amended Tax Return of the Company or its Subsidiaries or claim for Tax refund on behalf of the Company or its Subsidiaries shall be filed, or caused to be filed, only by the Purchaser. The Purchaser shall not, without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed), make or cause to be made, any such filing for any Pre-Closing Tax Period, to the extent such filing, if accepted, could reasonably be expected to increase the Tax liability of the Sellers for any period or portion thereof ending on or prior to the Closing Date or require the Sellers to make an indemnification payment pursuant to Article XII.

Section 11.8 Audits.

(a) The Purchaser and the Sellers’ Representative shall promptly provide each other with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority, which relate to any Pre-Closing Tax Periods or Straddle Periods. Purchaser shall have the sole right to represent the interests of the Company and its Subsidiaries in any Tax audit or other proceeding relating to any Pre-Closing Tax Periods or any Straddle Period, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided that Purchaser shall inform the Sellers’ Representative of the status of any such proceedings, shall provide the Sellers’ Representative (at the Sellers’ cost and expense) with copies of any pleadings, correspondence, and other documents as the Sellers’ Representative may reasonably request and shall consult with the Sellers’ Representative in good faith prior to the settlement of any such proceedings and shall obtain the prior written consent of the Sellers’ Representative prior to the settlement of any such proceedings that could reasonably be expected to increase the Sellers’ Tax liability for a Pre-Closing Tax Period or portion of a Straddle Period, or require Sellers to make an indemnification payment pursuant to Article XII, which consent shall not be unreasonably withheld, conditioned, or delayed; provided further that the Sellers’ Representative and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at the Sellers’ sole expense.

(b) The Purchaser shall have the right to control all other Tax audits or proceedings of the Company or its Subsidiaries. The Purchaser shall obtain the prior written consent of Sellers’ Representative prior to the settlement of any such proceedings that could reasonably be expected to increase the Sellers’ Tax liability for a Pre-Closing Tax Period or require Sellers to make an indemnification payment pursuant to Article XII, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 11.9 Additional Tax Covenants.

(a) The Purchaser covenants that without obtaining the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed, it will not, and will not cause or permit the Company, its Subsidiaries or any Affiliate thereof, to (A) take any action on or after the Closing Date other than in the Ordinary Course that could give rise to any Tax liability of the Sellers or any indemnification obligation of the Sellers under Article XII, or (B) make or change any material Tax election for any Pre-Closing Tax Period, amend any Tax Return of the Company or its Subsidiaries (other than as provided by Section 11.7 relating to amendments to Tax Returns for periods beginning on or after the Closing Date), make a voluntary disclosure to a Governmental Authority with respect to any Tax or Tax Return of the Company or its Subsidiaries for any Pre-Closing Tax Period or file a Tax Return on behalf of the Company or any of its Subsidiaries for a Pre-Closing Tax Period that was not historically filed by the Company or any of its Subsidiaries, in each case if such action could reasonably be expected to increase the Tax liability of the Sellers or require Sellers to make an indemnification payment pursuant to Article XII.

(b) After the Closing Date, the Purchaser, the Company, and its Subsidiaries will not, without obtaining the written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period.

(c) Neither Purchaser, the Company nor any of their Affiliates shall make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Article XII

INDEMNIFICATION

Section 12.1 Indemnification.

(a) From and after the Closing Date, subject to the limitations set forth in this Agreement, each Seller, on its own behalf and on behalf of its successors and assigns, agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses resulting from, arising out of or relating to:

(i) any breach of any representation or warranty made by the Company in this Agreement (disregarding, for purposes of both (A) determining whether such breach exists and (B) calculating the amount of Losses resulting therefrom, any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect,” or similar qualifiers set forth in such representation or warranty);

(ii) any breach of or failure to perform any covenant to be performed after the Closing Date by any Seller hereunder or under any other Transaction Document;

(iii) any and all Pre-Closing Taxes (or the non-payment thereof), to the extent such amounts are not reflected in the calculation of the Closing Purchase Price or taken into account in the Purchase Price, as finally determined pursuant to Section 4.1;

(iv) any Indebtedness or Transaction Fees of the Company or its Subsidiaries not paid prior to or at Closing, to the extent that such amounts are not reflected in the calculation of the Closing Purchase Price or taken into account in the Purchase Price, as finally determined pursuant to Section 4.1;

(v) (A) any “Interim Breach” as such term is defined in the R&W Insurance Policy; or (B) the matters set forth on Section 12.1(a)(v)(B) of the Disclosure Memorandum; and

(vi) the matters set forth on Section 12.1(a)(vi) of the Disclosure Memorandum.

(b) From and after the Closing Date, subject to the limitations set forth in this Agreement, the Purchaser, on its own behalf and on behalf of its successors and assigns, hereby agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses resulting from, arising out of or relating to:

(i) any breach of any representation or warranty made by the Purchaser in this Agreement; and

(ii) any breach of or failure to perform any covenant to be performed after the Closing Date by the Purchaser hereunder or under any other Transaction Document.

Section 12.2 Survival of Representations, Warranties, and Covenants.

(a) All representations and warranties of the Company and the Purchaser contained in this Agreement shall survive the consummation of the Closing as follows: (i) representations and warranties set forth in Section 6.1 (Due Organization, Good Standing, and Corporate Power); Section 6.2 (Title to Shares; Capitalization); Section 6.3 (Authority and Enforceability); Section 6.19 (No Brokers or Finders); Section 6.20 (Tax Matters); Section 7.1 (Due Organization, Good Standing, and Corporate Power); and Section 7.2 (Authority and Enforceability) (collectively, the “Fundamental Representations”) shall survive the Closing and continue until (A) in the case of Section 6.20 (Tax Matters), fifteen (15) months after the Closing Date, and (B) in the case of all other Fundamental Representations, sixty (60) days after the expiration of the applicable statute of limitations with respect to a Claim brought for a misrepresentation or breach of the Fundamental Representations; (ii) representations and warranties set forth in Section 6.23 (Compliance with Educational Laws) shall survive the Closing and continue until the date which is fifteen (15) months after the Closing Date; and (iii) all other representations and warranties shall survive the Closing and continue until the date which is twelve (12) months after the Closing Date. No Claim against the Purchaser pursuant to Section 12.1(b)(ii) with respect to a breach of or failure to perform any covenant or agreement shall be brought or asserted after the date which is fifteen (15) months after the Closing Date. No Claim against any Seller pursuant to Section 12.1(a)(iii) or Section 12.1(a)(iv) shall be brought or asserted after the date which is fifteen (15) months after the Closing Date, and no Claim against any Seller pursuant to Section 12.1(a)(ii), Section 12.1(a)(v), or Section 12.1(a)(vi) shall be brought or asserted after April 30, 2024 (each such date set forth in this Section 12.2(a), a “Survival Period”).

(b) Unless a Claim is asserted during the applicable Survival Period, no Indemnifying Party will have any indemnification obligation or other liability in respect of such Claim or in respect of any facts or circumstances underlying such Claim. If a Claim is asserted during the applicable Survival Period, such Claim will survive the expiration of the Survival Period, and the Indemnifying Party will be liable for indemnification of such Claim, until final resolution of such Claim in accordance with this Agreement.

Section 12.3 Deductible Amount; Limitations on Recovery.

(a) The Purchaser Indemnified Parties shall not be entitled to exercise any indemnification rights for any Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 12.1(a)(i) or Section 12.1(a)(v)(A), and the Seller Indemnified Parties shall not be entitled to exercise any indemnification rights for any Losses or for which the Seller Indemnified Parties are entitled to indemnification pursuant to Section 12.1(b)(i), unless and until the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, have incurred Losses for which they are entitled to indemnification hereunder in excess of $225,000 (the “Deductible Amount”), after which, subject to the terms of this Agreement, the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall be entitled to indemnification for any such Losses only in excess of the Deductible Amount; provided, that the Deductible Amount above shall not be applicable to Claims for indemnification with respect to breaches of any Fundamental Representation.

(b) Notwithstanding any other provision herein or elsewhere to the contrary:

(i) The aggregate amount of Losses recoverable hereunder by the Purchaser Indemnified Parties for indemnification pursuant to Section 12.1(a)(i) (other than Claims for indemnification with respect to breaches of any Fundamental Representation, as provided in and limited by this Article XII, and Claims based on Fraud) shall be satisfied exclusively from, and shall not exceed the amount of funds then remaining in, the Indemnification Escrow Account, and on the date that the amount of cash in the Indemnification Escrow Account is reduced to zero, the Sellers shall have no further liability with respect to the matters set forth in Section 12.1(a)(i) (other than Claims for indemnification with respect to breaches of any Fundamental Representation, as provided in and limited by this Article XII, and Claims based on Fraud), it being understood that the Purchaser Indemnified Parties’ sole recourse therefor is recovery, if any, under the R&W Insurance Policy.

(ii) Subject to the other limitations set forth in this Agreement, the aggregate amount of Losses recoverable hereunder by the Purchaser Indemnified Parties for indemnification pursuant to Section 12.1(a)(ii), Section 12.1(a)(v), and Section 12.1(a)(vi) shall be satisfied exclusively from, and shall not exceed the amount of funds then remaining in, the JN Escrow Account, and on the date that the amount of cash in the JN Escrow Account is reduced to zero, the Sellers shall have no further liability with respect to the matters set forth in Section 12.1(a)(ii), Section 12.1(a)(v), and Section 12.1(a)(vi).

(iii) The Purchaser Indemnified Parties will be entitled to payment for any indemnifiable Loss arising under (A) Section 12.1(a)(i) for breaches of Fundamental Representations and (B) Section 12.1(a)(iii), subject to all applicable limitations and terms set forth in this Agreement, only as follows: (x) first, from the Indemnification Escrow Account (to the extent available unclaimed funds remain in the Indemnification Escrow Account), (y) second, by application by the Purchaser for recovery under the R&W Insurance Policy; provided, however, if the R&W Insurance Policy pays for a Fundamental Representation claim and such payment results in Purchaser being unable to be paid for any other representation or warranty claim because the applicable insurance limit under the R&W Insurance Policy was met, then the Sellers shall pay to the Purchaser and respective Purchaser Indemnified Parties that amount of the claim paid with respect to the Fundamental Representation claim, and (z) third, directly from the Sellers, which shall be paid by the Sellers by wire transfer of immediately available funds to an account designated in writing by the applicable Purchaser Indemnified Parties; provided, however, the Purchaser Indemnified Parties may only seek payment directly from the Sellers in respect of any such breach to the extent the amount sought exceeds the amounts then available from the Indemnification Escrow Account and the R&W Insurance Policy (to the extent coverage is available under the R&W Insurance Policy), subject to all applicable limitations and terms set forth in this Agreement, and provided further that the Purchaser has used commercially reasonable efforts to seek recovery of such Losses under the R&W Insurance Policy (to the extent coverage is available under the R&W Insurance Policy) prior to any Purchased Indemnified Parties obtaining indemnification for such Losses directly from the Sellers (but for the avoidance of doubt, the Purchaser shall still be permitted to deliver a Claim Notice to the Sellers prior to the exercise of such commercially reasonable efforts, which Claim Notice will toll the survival period for such Claim).

(iv) The Purchaser Indemnified Parties will be entitled to payment for any indemnifiable Loss arising under Section 12.1(a)(iv), subject to all applicable limitations and terms set forth in this Agreement, only as follows: (A) first, from the Indemnification Escrow Account (to the extent available unclaimed funds remain in the Indemnification Escrow Account), and (B) second, directly from the Sellers, which shall be paid by the Sellers by wire transfer of immediately available funds to an account designated in writing by the applicable Purchaser Indemnified Parties.

(v) The Seller Indemnified Parties will be entitled to payment for any indemnifiable Losses arising under Section 12.1(b) directly from the Purchaser, which shall be paid by the Purchaser by wire transfer of immediately available funds to account(s) designated in writing by the Seller Indemnified Parties.

(vi) No Purchaser Indemnified Party may assert any Claim under Section 12.1(a)(ii) or Section 12.1(a)(v) against the Sellers to the extent the aggregate amount of all Losses relating to all Claims made under Section 12.1(a)(ii) and Section 12.1(a)(v) is greater than the Special Indemnity Cap (for the avoidance of doubt, in no event shall the aggregate recovery of Losses by Purchaser Indemnified Parties pursuant to Section 12.1(a)(ii) and Section 12.1(a)(v) exceed the Special Indemnity Cap).

(vii) No Purchaser Indemnified Party may assert any Claim against the Sellers to the extent the aggregate amount of all Losses relating to all Claims is greater than the Indemnity Cap (for the avoidance of doubt, in no event shall the aggregate recovery of Losses by Purchaser Indemnified Parties pursuant to Section 12.1(a) exceed the Indemnity Cap).

(viii) Each Indemnified Party shall make, and cause its Affiliates to make, commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that in no event will any Indemnified Party be required to pursue litigation in connection with mitigating Losses hereunder. The amount of Losses that any Indemnified Party may recover with respect to any Claim for indemnification pursuant to this Agreement shall be offset, on a dollar for dollar basis, against any amounts received by such Indemnified Party in respect of the Losses forming the basis of such Claim for recovery from a third party pursuant to any indemnification or other similar right or any applicable insurance policy. Each party hereby agrees, to the extent required by applicable Legal Requirements, to use commercially reasonable efforts to claim for and obtain recovery of any such available insurance, indemnification, contribution, or similar payment. If any Indemnified Party receives such amount from such third party subsequent to a recovery for indemnification under this Agreement, the applicable Indemnified Party or Indemnified Parties will promptly remit such offset amount to the indemnifying parties hereunder.

(ix) The Purchaser shall not, and shall cause the Company not to, cancel or terminate prior to the end of their then current term any insurance policies (including any directors’ and officers’ liability coverage) the premiums for which have been paid in full as of the Closing or are reserved for in the final determination of the Closing Working Capital. The applicable Indemnifying Party shall be subrogated to the Company’s rights thereunder to the extent of payments made by such Indemnifying Party.

(x) The Sellers, on the one hand, and the Purchaser, on the other hand, shall not be required to indemnify, defend, or hold harmless any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, against or reimburse any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, for any Losses to the extent any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other agreement between the Sellers, on the one hand, or Purchaser, on the other hand, in respect of the same subject matter.

(xi) In no event shall any Indemnifying Party be liable to any Indemnified Party for any Losses in a manner that would result in duplicative recovery of Losses based on the same inaccuracy or breach. Without limiting the generality of the foregoing and notwithstanding anything set forth herein to the contrary, the Purchaser Indemnified Parties shall not be entitled to indemnification under this Agreement with respect to any Loss to the extent that any such Loss was fully included in the final calculation of Working Capital as a reduction to Working Capital.

(c) None of the limitations or exceptions set forth in this Article XII, including any Survival Periods with respect to the representations, warranties, and covenants set forth herein, shall in any way limit or modify the ability of the Purchaser Indemnified Parties (i) to make claims under or recover under the R&W Insurance Policy, or (ii) to recover in the event of a Claim based on Fraud.

Section 12.4 Notice of Claims.

(a) Any Purchaser Indemnified Party or Seller Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall, within the applicable Survival Period provided for in Section 12.2, give (i) to the Purchaser, in the case of indemnification sought by any Seller Indemnified Party, or (ii) to the Sellers’ Representative, in the case of indemnification sought by any Purchaser Indemnified Party, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise, or that could reasonably be expected to give rise, to the Claim for indemnification hereunder that is the subject of the Claim Notice. The Claim Notice shall include (if and to the extent then known) the amount of such Claim and a reference to the provision or provisions of this Agreement upon which such Claim is based. A Claim Notice shall be given promptly following the Indemnified Party’s determination that facts or events are reasonably expected to give rise to a Claim for indemnification hereunder; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. Notwithstanding any other provision herein or elsewhere to the contrary, the failure to give such written notice shall not relieve any Indemnifying Party of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure; provided, that such Claim Notice has been delivered within the applicable Survival Period for such Claim, as set forth in Section 12.2.

(b) An Indemnifying Party (acting through the Purchaser, in the case of indemnification sought by any Seller Indemnified Party, and acting through the Sellers’ Representative, in the case of indemnification sought by any Purchaser Indemnified Party) shall have thirty (30) calendar days after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds, or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). For a period of thirty (30) calendar days after the giving of any Dispute Notice, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve the matter; provided, however, that if Indemnified Party is a Purchaser Indemnifying Party, and the Sellers’ Representative objects to only a portion of the amount of the Claim in the Dispute Notice, such Purchaser Indemnified Party shall be entitled to receive from the Indemnification Escrow Account or the JN Escrow Account, as applicable, the undisputed portion of the amount set forth in the Claim Notice, and the Sellers’ Representative and the Purchaser shall promptly (and in any event within five (5) Business Days) execute joint written instructions to the Escrow Agent to release such amount (up to the maximum amount contained in the Indemnification Escrow Account or the JN Escrow Account, as applicable). In the event that the controversy is not resolved within thirty (30) calendar days after the date the Dispute Notice is given, the Indemnifying Party and the Indemnified Party may, subject to the limitations set forth in this Article XII, thereupon submit such dispute to the applicable court or courts having jurisdiction pursuant to Section 14.5. If the Indemnifying Party agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then (A) if the Indemnified Party is a Purchaser Indemnified Party, subject to the limitations set forth in this Article XII, such Purchaser Indemnified Party shall be entitled to receive from the Indemnification Escrow Account or the JN Escrow Account, as applicable, the amount set forth in the Claim Notice, and the Sellers’ Representative and the Purchaser shall promptly (and in any event within five (5) Business Days) execute joint written instructions to the Escrow Agent to release such amount (up to the maximum amount contained in the Indemnification Escrow Account or the JN Escrow Account, as applicable) to such Purchaser Indemnified Party, and then, subject in all respects to the limitations set forth in this Article XII and to the extent such Claim is not otherwise covered under the R&W Insurance Policy, using its own funds, the Sellers shall promptly (and in any event within three (3) Business Days) pay the Purchaser Indemnified Party the amount set forth in the Claim Notice in excess of the Indemnification Escrow Amount by wire transfer of immediately available funds, or (B) if the Indemnified Party is a Seller Indemnified Party, subject to the limitations set forth in this Article XII, the Purchaser shall, using its own funds, promptly (and in any event within three (3) Business Days) pay the Seller Indemnified Party the amount set forth in the Claim Notice by wire transfer of immediately available funds.

(c) Notwithstanding Section 12.4(a) or Section 12.4(b), the provisions of this Section 12.4 shall not apply in the case of a Claim Notice provided in connection with a Third Party Claim, which claims shall be governed by Section 12.5.

(d) Following the delivery of a Claim Notice by a Purchaser Indemnified Party, the Purchaser shall provide the Sellers’ Representative with reasonable access to the Company’s books and Records, and reasonable access (including electronically) to such employees or personnel of the Company, its Subsidiaries, and the Purchaser during normal business hours and upon reasonable prior notice, as the Sellers’ Representative may reasonably require for the purposes of reviewing the Claim Notice and resolving any disputes or responding to any matters or inquiries raised in the Claim Notice and shall use its reasonable best efforts to respond promptly, in good faith, and as fully and accurately as reasonably possible to inquiries from the Sellers’ Representative related to the foregoing.

Section 12.5 Third Party Claims. In the event that an Indemnified Party becomes aware of a third party Claim which such Indemnified Party believes may result in a Claim for indemnification pursuant to this Agreement (a “Third Party Claim”), the following shall apply:

(a) Such Indemnified Party shall promptly notify the Sellers’ Representative (in the case of indemnification sought by a Purchaser Indemnified Party) or the Purchaser (in the case of indemnification sought by a Seller Indemnified Party), as the case may be, of such Third Party Claim (the “Third Party Claim Notice”) within the Survival Period provided for in Section 12.2. The Third Party Claim Notice shall describe in reasonable detail the facts giving rise or that could reasonably be expected to give rise to the Claim for indemnification hereunder that is the subject of the Third Party Claim Notice, the amount and the method of computation of the amount of such Claim, a reference to the provision of this Agreement upon which such Claim is based and all material documentation relevant to the Claim described in the Third Party Claim Notice (to the extent not previously provided under this Section 12.5(a)). A Third Party Claim Notice shall be given promptly following such Indemnified Party’s determination of facts or events that are reasonably expected to give rise to a Claim for indemnification hereunder; provided, that in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. No delay in notifying such Indemnifying Party of such Third Party Claim in accordance with the terms of this Agreement shall affect an Indemnified Party’s rights, unless such Indemnifying Party is materially prejudiced thereby; provided, that such Third Party Claim Notice has been delivered within the applicable Survival Period for such Claim, as set forth in Section 12.2.

(b) Subject to the provisions hereof, the Indemnifying Party on behalf of the Indemnified Party shall have the right to elect to assume and maintain control of the defense and settlement of any Third Party Claim (with counsel reasonably satisfactory to the Indemnified Party) by giving written notice of such election within forty-five (45) days after receipt of the Third Party Claim Notice; provided, further, that the Indemnifying Party shall not be entitled to assume and maintain control of the defense of the Third Party Claim if such Claim: (i) seeks an injunction or other equitable relief against the Indemnified Party or the Company; (ii) is asserted by or on behalf of a Governmental Entity or an Educational Agency; (iii) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party has failed or is failing to vigorously prosecute or defend; or (iv) results in, or could reasonably be expected to result in, under applicable standards of professional conduct, a conflict of interest between the Indemnifying Party and the Indemnified Party in respect of such Third Party Claim that in the opinion of outside legal counsel to the Indemnified Party cannot be resolved through informed consent and waiver. If the Indemnifying Party does not assume the defense of the Third Party Claim within such forty-five (45) day period or is not permitted to assume the defense of the Third Party Claim, then the Indemnified Party shall be entitled to assume and maintain control of the defense of the Third Party Claim.

(c) The Indemnifying Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed if the following are satisfied: the terms of such settlement provide for (i) no obligation of any Indemnified Party other than the payment of money, (ii) no admission of wrongdoing, and (iii) a general release without exceptions from all liability in favor of the Indemnified Party. The Indemnifying Party shall not consent to any entry of judgment without the prior written consent of the Indemnified Party.

(d) If the Indemnifying Party (i) does not so assume control of the defense of a Third Party Claim that it is permitted to assume under this Section 12.5, or (ii) is not entitled under Section 12.5(b) to assume the defense of a Third Party Claim, the Indemnified Party shall control such defense and the Indemnified Party may enter into any compromise or settlement that possesses the characteristics described in Section 12.5(c)(i), (ii), and (iii) on its behalf that is dispositive of the matter involved.

(e) The party controlling the defense of any Third Party Claim (the “Controlling Party”) shall (i) permit the other party (the “Non-Controlling Party”) to participate, at its own expense, in the defense of such Third Party Claim, (ii) conduct the defense of such Third Party Claim with reasonable diligence and keep the Non-Controlling Party reasonably informed of material developments in such Third Party Claim at all material stages thereof, (iii) promptly submit to the Non-Controlling Party copies of all material pleadings, responsive pleadings, motions, and other similar legal documents and papers received or filed in connection therewith, and (iv) permit the Non-Controlling Party and its counsel a reasonable opportunity to review all material legal papers to be submitted prior to their submission and consider in good faith any comments from the Non-Controlling Party and its counsel thereto so long as review and submission of comments does not adversely affect the Controlling Party’s ability to comply with deadlines associated with any Proceeding in which the Third Party Claim is pending.

Section 12.6 Exclusive Remedy. Except for the remedies (i) of specific performance and injunctive or other equitable relief to the extent expressly permitted in Section 14.14 or in the Confidentiality Agreement, and (ii) for Fraud, the remedies in this Article XII shall be the sole and exclusive remedies of the parties hereto with respect to this Agreement or any certificate delivered in connection herewith, in each case, that arise after the Closing for any and all Claims arising under, out of, or relating to this Agreement (or any other certificate delivered in connection herewith) or the transactions contemplated hereby, and no Person will have any other entitlement, remedy, or recourse, whether in contract, tort, or otherwise, it being agreed that all of such other remedies, entitlements, and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Legal Requirements.

Section 12.7 Disbursements from the Indemnification Escrow Account.

(a) Subject to Section 12.4, if any Purchaser Indemnified Party shall be entitled to recover any amounts from the Indemnification Escrow Account pursuant to this Agreement and available funds then remain on deposit in the Indemnification Escrow Account, the Purchaser and the Sellers’ Representative shall promptly (and in any event within three (3) Business Days) provide a joint written instruction to the Escrow Agent to deliver such amounts to such Purchaser Indemnified Party (or any Person designated by such Purchaser Indemnified Party), by wire transfer of immediately available funds to account(s) designated in writing by the Purchaser.

(b) If, on the fifteen (15) month anniversary of the Closing Date (the “Indemnification Escrow Termination Date”), there are funds remaining in the Indemnification Escrow Account, then the Sellers shall be entitled to receive the balance of the funds remaining in the Indemnification Escrow Account, and the Purchaser and the Sellers’ Representative shall promptly (and in any event within three (3) Business Days) provide a joint written instruction to the Escrow Agent to deliver such funds to Sellers, by wire transfer of immediately available funds to accounts designated in writing by the Sellers’ Representative; provided, however, that if prior to the Indemnification Escrow Termination Date, the Sellers’ Representative has received one or more notices regarding indemnification Claims properly made under this Agreement that are unresolved on the Indemnification Escrow Termination Date, then an amount equal to the lesser of (i) the amount of the aggregate Losses claimed in each such unresolved Claim, or (ii) the amount remaining in the Indemnification Escrow Account, shall continue to be held by the Escrow Agent in the Indemnification Escrow Account to satisfy such unresolved Claims and any other amounts associated therewith that are payable pursuant to this Article XII; and, provided further, from time to time promptly (and in any event within three (3) Business Days) after final resolution of each such unresolved Claim in accordance with this Agreement, the Sellers’ Representative and the Purchaser will provide a joint written instruction to the Escrow Agent to deliver the applicable amount of funds remaining in the Indemnification Escrow Account to the Purchaser Indemnified Parties or the Sellers, as applicable, by wire transfer of immediately available funds to account(s) designated in writing by the Purchaser or the Sellers’ Representative, as applicable.

Section 12.8 Disbursements from the JN Escrow Account.

(a) Subject to Section 12.4, if any Purchaser Indemnified Party shall be entitled to recover any amounts from the JN Escrow Account pursuant to this Agreement and available funds then remain on deposit in the JN Escrow Account, the Purchaser and the Sellers’ Representative shall promptly (and in any event within three (3) Business Days) provide a joint written instruction to the Escrow Agent to deliver such amounts to such Purchaser Indemnified Party (or any Person designated by such Purchaser Indemnified Party), by wire transfer of immediately available funds to account(s) designated in writing by the Purchaser.

(b) If, on April 30, 2024 (the “JN Escrow Termination Date”), there are funds remaining in the JN Escrow Account, then the Sellers shall be entitled to receive the balance of the funds remaining in the JN Escrow Account, and the Purchaser and the Sellers’ Representative shall promptly (and in any event within three (3) Business Days) provide a joint written instruction to the Escrow Agent to deliver such funds to Sellers, by wire transfer of immediately available funds to accounts designated in writing by the Sellers’ Representative; provided, however, that if prior to the JN Escrow Termination Date, the Sellers’ Representative has received one or more notices regarding indemnification Claims properly made under this Agreement that are unresolved on the JN Escrow Termination Date, then an amount equal to the lesser of (i) the amount of the aggregate Losses claimed in each such unresolved Claim, or (ii) the amount remaining in the JN Escrow Account, shall continue to be held by the Escrow Agent in the JN Escrow Account to satisfy such unresolved Claims and any other amounts associated therewith that are payable pursuant to this Article XII; and, provided further, from time to time promptly (and in any event within three (3) Business Days) after final resolution of each such unresolved Claim in accordance with this Agreement, the Sellers’ Representative and the Purchaser will provide a joint written instruction to the Escrow Agent to deliver the applicable amount of funds remaining in the JN Escrow Account to the Purchaser Indemnified Parties or the Sellers, as applicable, by wire transfer of immediately available funds to account(s) designated in writing by the Purchaser or the Sellers’ Representative, as applicable.

Section 12.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the parties as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law.

Section 12.10 Limitation on Contribution and Certain Other Rights. Each Party hereby agrees that if, following the Closing, any amount becomes due from any Seller pursuant to this Section Article XII in respect of any Losses (a “Loss Payment”), such Seller shall have no rights against Purchaser, the Company, or any other Purchaser Indemnified Party, whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against Purchaser, the Company or any such Purchaser Indemnified Party with respect thereto.

Article XIII

TERMINATION, EXPIRATION

Section 13.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Sellers’ Representative;

(b) by the Purchaser or the Sellers’ Representative on or after 5:00 p.m., Arizona time, on May 3, 2023 (“Outside Date”) if the Closing has not occurred by close of business on the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated hereby to be consummated on or before such time;

(c) by the Sellers’ Representative, if: (i) there shall have occurred a breach of any of the Purchaser’s representations or warranties contained in this Agreement, which breach would give rise to the failure of a condition to closing set forth in Section 10.3(b), and such breach, if capable of being remedied, shall have continued unremedied until 5:00 p.m., Arizona time, on the earlier of the Outside Date or the date which is thirty (30) calendar days after the Purchaser has received written notice from the Sellers’ Representative of the occurrence of such breach, or (ii) the Purchaser shall have breached any of the Purchaser’s covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing, which breach would give rise to the failure of a condition to closing set forth in Section 10.3(b), and such breach, if capable of being remedied, shall have continued unremedied until 5:00 p.m. Arizona time, on the earlier of the Outside Date or the date which is thirty (30) calendar days after the Purchaser has received written notice from the Sellers’ Representative of the occurrence of such breach;

(d) by the Purchaser, if: (i) subject to Section 8.13, there shall have occurred a breach of any of the Company’s or the Sellers’ representations or warranties contained in this Agreement, which breach would give rise to the failure to satisfy a condition to closing set forth in Section 10.2(b), and such breach, if capable of being remedied, shall have continued unremedied until 5:00 p.m., Arizona time, on the earlier of the Outside Date or the date which is thirty (30) calendar days after the Sellers’ Representative and/or the Company has received written notice from the Purchaser of the occurrence of such breach, (ii) the Sellers or the Company shall have breached any of their covenants or agreements contained in this Agreement to be complied with or performed by any of them at or prior to the Closing, which breach would give rise to the failure to satisfy a condition to closing set forth in Section 10.2(b), and such breach, if capable of being remedied, shall have continued unremedied until 5:00 p.m., Arizona time, on the earlier of the Outside Date or the date which is thirty (30) calendar days after the Sellers’ Representative and/or the Company have received written notice from the Purchaser of the occurrence at such breach, (iii) an event occurs that prevents the Company, the Subsidiaries or the School from satisfying the condition to closing set forth in Section 10.2(e), and such event, if capable of being remedied, shall have continued unremedied until 5:00 p.m., Arizona time, on the earlier of the Outside Date or the date which is thirty (30) calendar days after the Purchaser has received written notice from the Company of such event pursuant to Section 8.4. or (iv) there has occurred a Company Material Adverse Effect; or

(e) by the Sellers’ Representative or the Purchaser if there shall be in effect a final, non-appealable Order of a court of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(e) shall not be available to any party (or any Affiliate of such party) whose breach of any provision of this Agreement results in or causes such Order or such party is not in compliance with any of its covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing.

Section 13.2 Effect of Termination or Expiration of the Agreement. In the event of a termination of this Agreement pursuant to (a) Section 13.1(a), Section 13.1(b), Section 13.1(d)(iii), or Section 13.1(e), each party shall pay the costs and expenses incurred by it in connection with this Agreement, or (b) Section 13.1(c) or Sections 13.1(d)(i), (ii), or (iv), the non-terminating party shall promptly pay the costs and expenses incurred by both parties in connection with this Agreement. If this Agreement is validly terminated pursuant to Section 13.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto shall have any further rights against or obligations to any of the other parties; provided, however, that the provisions of Section 1.1 (Definitions), Section 1.2 (Interpretation), Section 8.6 (Confidentiality), this Section 13.2, and Article XIV (and any related definition provisions throughout this Agreement) shall survive any such termination; and, provided, further, that such termination shall not relieve a party from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Article XIV

GENERAL

Section 14.1 Expenses. Except as otherwise provided in this Agreement, each party will bear its own expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated; provided however, that the costs and expenses of obtaining the R&W Insurance Policy shall be borne equally by the Sellers and the Purchaser.

Section 14.2 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign any or all of its rights under this Agreement to a wholly owned direct or indirect subsidiary.

Section 14.3 Waiver. Any provision of this Agreement may be amended only in a writing signed by the Purchaser, on the one hand, and the Company and the Sellers’ Representative, on the other hand. Any term or provision of this Agreement may be waived at any time by the party hereto entitled to the benefit thereof by a written instrument duly executed by such party. The failure of a party hereto to exercise or enforce a right, declare a default or breach, or terminate this Agreement shall not affect in any manner the right of such party to take such action at any time in its sole discretion. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 14.4 Notices. All notices, requests, demands, waivers, consents, approvals, or other communications which are required or permitted hereunder shall be in writing and shall be delivered personally, sent by reputable overnight courier service (e.g., Federal Express), sent by electronic transmission (with a copy sent by overnight courier service not later than the next Business Day), or sent by United States express mail, return receipt requested, postage prepaid, to the addresses set forth below:

If to the Purchaser (at any time) or if to the Company (after the Closing), to:

Universal Technical Institute, Inc.

4225 East Windrose Drive

Suite 200

Phoenix, Arizona 85032

Attention: Chris Kevane, SVP, Chief Legal Officer

Email: ckevane@uti.edu

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

Attention: David P. Lewis

Email: david.lewis@us.dlapiper.com

If to the Sellers’ Representative (at any time) or the Company (prior to Closing), to:

Liberty Partners, L.P.

777 Westchester Avenue, Suite 101

White Plains, NY 10604

Attention: Michael S. Levine

Email: mlevine@libertypartners.com

with a copy (which copy shall not constitute notice) to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Richard McMahon;

              Joshua L. Strober

Email: Rich.McMahon@blankrome.com;

          Josh.Strober@blankrome.com

or to such other address or email address as the party hereto entitled to receive such notice may, from time to time, specify in writing to the other party. Any such notice shall be deemed given on the date sent by the Person sending such. In the event that any action or performance shall be due hereunder on a Saturday, Sunday, or any legal holiday observed in Phoenix, Arizona, the time for such action or performance shall be extended until the end of the next Business Day.

Section 14.5 Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to (a) the exclusive jurisdiction of the state courts or federal courts sitting in the State of Delaware, for purposes of any action, suit or other Proceeding arising out of this Agreement and the transactions contemplated hereby, and (b) the exclusive venue of such action, suit, or other proceeding in the State of Delaware. The parties hereto irrevocably waive, to the fullest extent permitted by applicable Legal Requirements, any objection that they may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 14.4.

Section 14.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED BY A JUDGE SITTING WITHOUT A JURY.

Section 14.7 Personal Liability. This Agreement (including the provisions of Article XII) shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder, member, or partner of the Sellers or the Purchaser or any officer, director, manager, employee, agent, representative, or investor of any party hereto.

Section 14.8 No Third-Party Beneficiaries. Except with respect to the provisions of Article XII, which shall inure to the benefit of the Indemnified Parties, no provision of this Agreement is intended to benefit, or be enforceable by, any Person other than the signatories hereto.

Section 14.9 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.10 Schedules and Exhibits. The parties hereto agree that the Schedules and Exhibits attached hereto form an integral part of this Agreement and are incorporated into this Agreement by reference.

Section 14.11 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or other electronic transmission (including via. pdf) shall be as effective as delivery of a manually executed counterpart.

Section 14.13 Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 14.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Transaction Document are not performed in accordance with their specific terms or are otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. It is accordingly agreed that, in addition to any other applicable remedies at law or in equity, the parties hereto shall be entitled to seek an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement and any Transaction Document. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the party bringing such action may unilaterally extend the Outside Date (notwithstanding the termination provisions of Section 13.1), so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. The parties hereto further agree that (a) by seeking the remedies provided for in this Section 14.14, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 14.14 are not available or otherwise are not granted, and (b) nothing set forth in this Section 14.14 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 14.14 prior to or as a condition to exercising any termination right under Article XIII.

Section 14.15 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by a party hereto without the prior consent of the Sellers’ Representative, with respect to any press release or announcement by the Purchaser or, without the prior consent of the Purchaser, with respect to any press release or announcement by any Seller (which consent, in each case, shall not be unreasonably withheld, delayed, or conditioned), except such release or announcement as may be required by any Legal Requirement in which case the party required to make the release or announcement shall, to the extent permitted by applicable Legal Requirements, allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 14.16 Sellers’ Representative.

(a) Sellers hereby irrevocably nominate, constitute, and appoint Sellers’ Representative as the agent, agent for service of process, and true and lawful attorney-in-fact of each Seller, individually, and all Sellers, collectively, with full power of substitution, to act in the name, place, and stead of any Seller with respect to any matter under this Agreement or the Escrow Agreement, including the exercise of the power to (i) execute, deliver, acknowledge, certify, and file (in the name of Sellers, any Seller, or otherwise) any documents or consents and otherwise take any actions, and make or receive any payments or disbursements, that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable, or appropriate, on behalf of Sellers, in connection with any matter as authorized in this Agreement (including negotiating, entering into compromises or settlements of, and resolving any dispute or litigation with respect to any such matters); and (ii) receive any payments or distributions due to the Sellers pursuant to this Agreement, and (iii) give and receive notices and communications under this Agreement or the Escrow Agreement. Sellers’ Representative hereby accepts its appointment as Sellers’ Representative. The power of attorney granted in this Section 14.16(a) is coupled with an interest and irrevocable, may be delegated by Sellers’ Representative, and shall survive the death, incapacity, dissolution, or liquidation of each Seller.

(b) A decision, act, consent, or instruction of Sellers’ Representative shall constitute a decision of Sellers and shall be final, binding, and conclusive upon Sellers. Purchaser, the Company, and any Subsidiary are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of Sellers’ Representative. Notwithstanding anything to the contrary contained in this Agreement, Purchaser (and, if applicable, any Purchaser Indemnified Parties) shall be entitled to (i) deal exclusively with Sellers’ Representative on all matters as authorized in this Agreement and (ii) rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative, as fully binding upon such Seller. Each Seller hereby confirms each and every action to be taken by Sellers’ Representative pursuant to this power of attorney as if it were such Seller’s own and waives any right to make any claim against Sellers’ Representative that may arise, directly or indirectly, as a result of Sellers’ Representative’s actions by virtue of this power of attorney.

(c) (i) Sellers’ Representative may be changed from time to time upon not less than five (5) Business Days’ prior written notice to Purchaser, (ii) Sellers’ Representative may at any time, upon thirty (30) days prior written notice to Purchaser and Sellers, resign and designate a replacement Sellers’ Representative, or (iii) if Sellers’ Representative shall dissolve or liquidate or otherwise become unable to fulfill its responsibilities as representative of Sellers, then Sellers holding a majority of the Shares prior to the Closing shall within thirty (30) days after such dissolution, liquidation, or other event, appoint a successor representative and, promptly thereafter, shall notify Purchaser of the identity of such successor; provided, that, with respect to the preceding clauses (i), (ii) and (iii), such changes to Sellers’ Representative shall be effective upon the later of the date indicated in such notice or the date such notice is received by Purchaser; provided, further, that until such notice is received, Purchaser shall be entitled to rely on the decisions, actions, consents, and instructions of the prior Sellers’ Representative as described in Section 14.16(b). Any such successor shall become “Sellers’ Representative” for purposes of this Agreement, and all power, authority, rights, and privileges conferred in this Agreement to Sellers’ Representative will apply to any successor Sellers’ Representative. If for any reason there is no Sellers’ Representative at any time, all references herein to Sellers’ Representative shall be deemed to refer to the number of Sellers holding a majority of the Shares prior to the Closing.

(d) No bond shall be required of Sellers’ Representative. Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative, unless such action or omission results from or arises out of fraud, willful misconduct, gross negligence, or bad faith on the part of Sellers’ Representative, with the understanding that any act done or omitted pursuant to the advice of counsel shall be considered conclusive evidence of Sellers’ Representative’s good faith. Sellers’ Representative shall be entitled to be indemnified by Sellers, on a joint and several basis, for any loss, liability, or expense incurred without gross negligence or willful misconduct on the part of Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder. Sellers’ Representative shall be entitled to recover from Sellers, on a joint and several basis, any out-of-pocket costs and expenses reasonably incurred by Sellers’ Representative in good faith and in connection with actions taken by Sellers’ Representative pursuant to this Agreement (including the hiring of accountants and legal counsel and the incurring of accounting and legal fees and costs). Sellers’ Representative shall keep reasonably detailed records of the costs and expenses for which it seeks reimbursement as herein provided. Anywhere in the Agreement where Sellers’ Representative is obligated to pay any amount to Purchaser (or any Purchaser Indemnified Parties) after the Closing Date in its capacity as Sellers’ Representative, the obligation to pay such amount is an obligation of the applicable Seller(s) and Sellers’ Representative’s obligation is to pay over such amounts on behalf of the applicable Seller(s) upon receipt thereof from such Seller(s).

Section 14.17 Waiver of Conflict; Attorney-Client Communications.

(a) Recognizing that Blank Rome LLP and Faegre Drinker Biddle & Reath LLP have acted as legal counsel to the Sellers, the Company, and their respective Affiliates prior to the Closing, and that the Sellers may continue to engage Blank Rome LLP and Faegre Drinker Biddle & Reath LLP to act as legal counsel to the Sellers and their respective Affiliates after the Closing, the Purchaser consents to, waives, and will not assert, and agrees to cause the Company to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with (i) Blank Rome LLP or Faegre Drinker Biddle & Reath LLP representing any or all of the Sellers or their respective Affiliates prior to or after the Closing, and (ii) the communication by Blank Rome LLP or Faegre Drinker Biddle & Reath LLP to such Persons, in any such representation, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other action or proceeding in any way related to a dispute with either the Purchaser or the Company following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute (but, for the avoidance of doubt, the Purchaser does not waive any of its rights under or any of the Sellers’ obligations pursuant to Section 9.3). Blank Rome LLP’s representation of the Company shall terminate automatically effective as of the Closing without any further action required by any party. Without limiting the foregoing and subject to applicable professional responsibility rules, Faegre Drinker Biddle & Reath LLP’s representation of the Company shall survive the Closing with respect to the Company’s and the Schools’ efforts to obtain the Post-Closing Educational Consents; and shall terminate automatically upon the Company’s receipt of all Post-Closing Educational Consents without any further action required by any party.

(b) The Purchaser, for itself and its Affiliates, and any other party whom the Sellers are obligated to indemnify pursuant to Article XII (collectively, the “Purchaser Group”), irrevocably acknowledges and agrees as follows: (i) all communications of any nature at any time (except with respect to the Company, for which the following shall only apply with respect to communications occurring prior to the Closing) (and all records of such communications) between any or all of Sellers, the Company, any officer, director, employee, or agent of the Company, and their respective Affiliates, any of the Company’s brokers, financial advisors, attorneys, accountants and other advisors, and Blank Rome LLP and Faegre Drinker Biddle & Reath LLP and their respective partners and employees, and all of Blank Rome LLP’s and Faegre Drinker Biddle & Reath LLP’s work product, in each case with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under or any dispute or action or proceeding arising under or in connection with, this Agreement or any Transaction Document, and the transactions contemplated herein or therein (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable (to the extent such communications or work product constitute such under applicable Legal Requirements), solely in favor of and held by the Sellers, and shall be deemed to be confidential and proprietary information solely of the Sellers; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Sellers and their representatives, successors and assigns, and not by the Company or any other member of the Purchaser Group, or their Affiliates, successor or assigns; and (iii) Blank Rome LLP and Faegre Drinker Biddle & Reath LLP shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Company or any other member of the Purchaser Group by reason of any attorney-client relationship between Blank Rome LLP or Faegre Drinker Biddle & Reath LLP and the Company, the Purchaser or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between any member of the Purchaser Group or the Company, on the one hand, and a third party other than any of the Sellers (or any of their respective Affiliates), on the other hand, the Purchaser Group or Company, as applicable, may assert the attorney-client privilege to prevent disclosure of the Attorney-Client Communications or other confidential communications to such third party or, in the absence of such assertion, may notify the Sellers of any discovery request or subpoena that calls for the production of Attorney-Client Communications so that the Sellers may intervene.

(c) The Purchaser acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 14.17. This Section 14.17 is for the benefit of the Sellers.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have duly caused this Stock Purchase Agreement to be executed on the date first written above.

PURCHASER:

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:	/s/ Jerome A. Grant

Name:	Jerome A. Grant

Title:	Chief Executive Officer

[Signature page to stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly caused this Stock Purchase Agreement to be executed on the date first written above.

COMPANY: CONCORDE CAREER COLLEGES, INC.

By:	/s/ Jami Frazier
Name:	Jami Frazier
Title:	Chief Executive Officer

SELLERS: LIBERTY PARTNERS HOLDINGS 28, L.L.C.

By:	Liberty Partners L.P., its sole manager

By:	PEB Associates, Inc., its general partner

By:	/s/ G. Michael Stakias
Name:	G. Michael Stakias
Title:	President

LIBERTY INVESTMENT IIC, LLC

By:	Liberty Partners II, L.P., its sole member

By:	Liberty Partners GP, LLC, its general partner

By:	Liberty Partners L.P., its sole manager

By:	PEB Associates, Inc., its general partner

By:	/s/ G. Michael Stakias
Name:	G. Michael Stakias
Title:	President

SELLERS’ REPRESENTATIVE: LIBERTY PARTNERS L.P.

By:	PEB Associates, Inc., its general partner

By:	/s/ G. Michael Stakias
Name:	G. Michael Stakias
Title:	President

[Signature page to stock Purchase Agreement]

EXHIBIT A

DISCLOSURE MEMORANDUM

A-1

EXHIBIT B

ESCROW AGREEMENT

B-1

EXHIBIT C

R&W INSURANCE POLICY BINDER

C-1